                                                                 EXHIBIT 10-C

================================================================================

                                 LOAN AGREEMENT


                                     AMONG


                             FOXMEYER CORPORATION,
                                  AS BORROWER


                             FOXMEYER DRUG COMPANY,
                  MERCHANDISE COORDINATOR SERVICES CORPORATION
                                      AND
                           HARRIS WHOLESALE COMPANY,
                                 AS GUARANTORS

                        THE LENDERS REFERRED TO THEREIN,


                              CITICORP USA, INC.,
                            AS ADMINISTRATIVE AGENT

                                      AND

                          NATIONSBANK OF TEXAS, N.A.,
                             AS DOCUMENTATION AGENT


                          Dated as of October 24, 1995


                         $60,000,000 Overline Facility



================================================================================

                               TABLE OF CONTENTS


ARTICLE I        DEFINITION OF TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
     1.1         Accounting Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
     1.2         Terms Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1

ARTICLE II       THE LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29
     2.1         Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29
     2.2         Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         30
     2.3         Borrowing and Related Procedures   . . . . . . . . . . . . . . . . . . . . . .         30
     2.4         Principal Payment of Advances  . . . . . . . . . . . . . . . . . . . . . . . .         32
     2.5         Prepayments of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . .         32
     2.6         Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         32
     2.7         Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33
     2.8         Protection of Yield  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         34
     2.9         Manner and Application of Payment  . . . . . . . . . . . . . . . . . . . . . .         35
     2.10        Termination and Reduction  . . . . . . . . . . . . . . . . . . . . . . . . . .         36
     2.11        Taxes; Exemption from U.S. Withholding, Etc  . . . . . . . . . . . . . . . . .         37

ARTICLE III      GUARANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39
     3.1         Guaranty Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39
     3.2         New Consolidated Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .         39
     3.3         Requested Consent and Release  . . . . . . . . . . . . . . . . . . . . . . . .         39

ARTICLE IV       CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         43
     4.1         Initial Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         43
     4.2         All Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         46
     4.3         Representation and Warranty  . . . . . . . . . . . . . . . . . . . . . . . . .         47


     4.4         Determinations Regarding Conditions Precedent  . . . . . . . . . . . . . . . .         47

ARTICLE V        REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . .         48
     5.1         Organization, Standing, Qualification  . . . . . . . . . . . . . . . . . . . .         48
     5.2         Authorization, Enforceability, etc   . . . . . . . . . . . . . . . . . . . . .         48
     5.3         Financial Statements and Business Condition  . . . . . . . . . . . . . . . . .         49
     5.4         Filing of Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         49
     5.5         Title to Parties; Prior Liens  . . . . . . . . . . . . . . . . . . . . . . . .         50
     5.6         Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50
     5.7         Ownership of Borrower and Subsidiaries   . . . . . . . . . . . . . . . . . . .         50
     5.8         Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51
     5.9         Business; Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51
     5.10        Licenses, Permits, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . .         51
     5.11        Litigation, Proceedings, etc   . . . . . . . . . . . . . . . . . . . . . . . .         51
     5.12        Plans and Fox Health Plans   . . . . . . . . . . . . . . . . . . . . . . . . .         51
     5.13        Separate Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         53
     5.14        Federal Reserve Regulations  . . . . . . . . . . . . . . . . . . . . . . . . .         54
     5.15        Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         54
     5.16        Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         54
     5.17        Labor Disputes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55
     5.18        Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55
     5.19        Investment Company Act; Public Utility Holding Company Act   . . . . . . . . .         56
     5.20        Common Enterprise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         56
     5.21        Burdensome Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         56
     5.22        Intercompany Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         56
     5.23        Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         56
     5.24        Amount of Phar-Mor Receivables   . . . . . . . . . . . . . . . . . . . . . . .         57


     5.25        Fox Health Loan and Tender Offer   . . . . . . . . . . . . . . . . . . . . . .         57

ARTICLE VI       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57
     6.1         Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57
     6.2         Negative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         62
     6.3         Reporting Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . .         74

ARTICLE VII      EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         77
     7.1         Nature Of Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         77
     7.2         Concurrent Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . .         80
     7.3         Certain Rights of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . .         80

ARTICLE VIII     THE ADMINISTRATIVE AGENT   . . . . . . . . . . . . . . . . . . . . . . . . . .         83
     8.1         Appointment and Authorization; Administration; Duties  . . . . . . . . . . . .         83
     8.2         Advances and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         84
     8.3         Sharing of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         85
     8.4         Distribution of Information  . . . . . . . . . . . . . . . . . . . . . . . . .         85
     8.5         Notice to Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         86
     8.6         Liability of Administrative Agent  . . . . . . . . . . . . . . . . . . . . . .         86
     8.7         Reimbursement and Indemnification  . . . . . . . . . . . . . . . . . . . . . .         87
     8.8         Rights of Administrative Agent and Documentation Agent   . . . . . . . . . . .         88
     8.9         Independent Investigation and Credit Decision by Lenders   . . . . . . . . . .         88
     8.10        Successor Administrative Agent   . . . . . . . . . . . . . . . . . . . . . . .         88

ARTICLE IX       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
     9.1         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
     9.2         Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
     9.3         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         90

     9.4         Limitation on Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . .         90
     9.5         Invalid Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91
     9.6         Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . .         91
     9.7         Entirety and Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . .         96
     9.8         Counterparts; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . .         97
     9.9         No Duty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         97
     9.10        Lenders Not Fiduciaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .         97
     9.11        No Oral Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         97
     9.12        Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         97
     9.13        Construction of Indemnity and Reimbursement Obligations  . . . . . . . . . . .         98
     9.14        Jurisdiction, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         99
     9.15        Changes in Accounting Principles   . . . . . . . . . . . . . . . . . . . . . .        100
     9.16        References to Schedule 2   . . . . . . . . . . . . . . . . . . . . . . . . . .        100
     9.17        Article 15.10(b)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        100

EXHIBITS

        Exhibit A        - Assignment and Acceptance
        Exhibit B        - Guaranty Agreement
        Exhibit C        - Loan Request Certificate
        Exhibit D        - Borrowing Base Certificate
        Exhibit E        - Note
        Exhibit F        - Corporate Certificate
        Exhibit G        - Legal Opinions of Counsel to Borrower and
                           Consolidated Subsidiaries
        Exhibit H        - Solvency Certificate
        Exhibit I        - Closing Certificate
        Exhibit J        - Compliance Certificate

SCHEDULES

        Schedule 1       - Identities of Lenders; Pro Rata Shares of Lenders
        Schedule 2       - Disclosure Schedule
        Schedule 3       - Fox Health Plans

                                 LOAN AGREEMENT


        THIS LOAN AGREEMENT is made and entered into as of October 24, 1995, by and among: FOXMEYER CORPORATION, a Delaware corporation; FOXMEYER DRUG COMPANY, a Kansas corporation, MERCHANDISE COORDINATOR SERVICES CORPORATION, a Delaware corporation, and HARRIS WHOLESALE COMPANY, a Delaware corporation; the LENDERS LISTED ON THE SIGNATURE PAGES HEREOF; CITICORP USA, INC., a Delaware corporation, as Administrative Agent for Lenders; and NATIONSBANK OF TEXAS, N.A., a bank organized under the laws of the U.S., as Documentation Agent for Lenders.

        PRELIMINARY STATEMENT. FoxMeyer Corporation and certain of its subsidiaries, FoxMeyer Drug Company, Merchandise Coordinator Services Corporation and Harris Wholesale Company, have requested that Lenders make short-term advances to Borrower for working capital purposes in an aggregate principal amount of up to $60,000,000. Lenders are willing to make such advances available, on a short-term basis, on the terms and conditions hereinafter set forth.

        In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              DEFINITION OF TERMS

1.1     ACCOUNTING TERMS.

        All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to the Loan Papers shall be prepared in accordance with GAAP unless otherwise specifically provided herein, and the characterization of all expenditures as current or capital shall be determined in accordance with GAAP.

1.2     TERMS DEFINED.

        Certain terms used in the Loan Papers shall have the definitions assigned to them in this Section 1.2 or in the contexts in which they appear. Such definitions shall be equally applicable to both the singular and plural forms of the terms defined, and words of any gender shall include each other gender where appropriate.

        Adjusted Net Income. Means, with respect to any period, net income (after income taxes) of Borrower and the Consolidated Subsidiaries for such period, but excluding (a) any gain or loss

(net of income tax effect) arising from the sale of capital assets, (b) any gain (net of income tax effect) arising from any write-up of assets, (c) earnings or losses of any other Person, substantially all of the assets of which have been acquired by Borrower or a Consolidated Subsidiary in any manner, to the extent that such earnings or losses were realized by such other Person prior to the date of such acquisition, (d) earnings of any Person (other than a Consolidated Subsidiary) in which Borrower or a Consolidated Subsidiary has an ownership interest, unless such earnings have actually been received by Borrower or such Consolidated Subsidiary in the form of cash distributions, and
(e) any gain or loss (net of income tax effect) arising from the acquisition of any Securities of Borrower or a Consolidated Subsidiary.

        Administrative Agent. Means Citicorp, as agent for Lenders pursuant to this Agreement, and its successors and assigns in such capacity.

        Advance.  Means an advance by a Lender to Borrower pursuant to Section
2.1.

        Affiliate. Means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used herein with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Securities or otherwise.

        Aggregate Commitment. Means $60,000,000, subject to reduction as provided in Section 2.10 (which amount is the aggregate of the maximum Commitments of all Lenders).

        Agreement. Means this Loan Agreement, as it may be amended, renewed, extended, restated or supplemented from time to time.

        Asset. Means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible or contingent or certain, and includes, without limitation, Securities.

        Assignment and Acceptance. Means an Assignment and Acceptance entered (or to be entered) into by a Lender and an Eligible Assignee, and accepted (or to be accepted) by the Administrative Agent, substantially in the form of Exhibit A hereto.

        Bankruptcy Code. Means Title 11 of the United States Code, as amended, and all rules issued pursuant thereto.

        Base Financial Statements. Means the Financial Statements of Borrower and its Consolidated Subsidiaries as of and for the fiscal year ended March 31, 1995 and the fiscal three months and six months ended June 30, 1995 and September 30, 1995, respectively.

        Base Rate. Means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

                 (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; or

                 (b) one-half of one percent (.50%) per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest one-quarter of one percent (.25%) or, if there is no nearest one-quarter of one percent (.25%), to the next higher one-quarter of one percent (.25%).

Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Base Rate.

        Board of Governors. Means the Board of Governors of the Federal Reserve System.

        Borrower.  Means FoxMeyer Corporation, a Delaware corporation.

        Business Day. Means a day (other than Saturday or Sunday) on which commercial banks are open for business in Dallas, Texas, and in New York, New York.

        Capital Expenditures. Means any expenditure by a Person for an Asset which will be used in a year or years subsequent to the year in which such expenditure is made and which Asset is properly classified, in relevant financial statements of such Person and in accordance with GAAP, as equipment, real property or improvements, fixed assets or a similar type of capitalized asset.

        Capital Lease. Means, as of the date of any determination, any lease of an Asset which is (or should be) capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP.

        CareStream D&A Adjustment Amount. Means, for each date of determination after the CareStream Operations shall have been first accounted for as a discontinued operation of Borrower and the Consolidated Subsidiaries in accordance with GAAP, the amounts in respect of depreciation and amortization allocated to the CareStream Operations in accordance with GAAP for the 12 month period ending on such date of determination.

        CareStream Debt Service Adjustment Amount. Means, for each date of determination after the CareStream Operations shall first have been accounted for as a discontinued operation of Borrower and the Consolidated Subsidiaries in accordance with GAAP, the principal and interest payments allocated to or paid directly by the CareStream Operations in accordance with GAAP for the 12 month period ending on such date of determination.

        CareStream EBT Adjustment Amount. Means, for each date of determination after the CareStream Operations shall have been first accounted for as a discontinued operation of Borrower and the Consolidated Subsidiaries in accordance with GAAP, an amount equal to the loss of Borrower and the Consolidated Subsidiaries before provision for income taxes allocated to the CareStream Operations in accordance with GAAP for the 12 month period ending on such date of determination.

        CareStream Holdings. Means the wholly owned Consolidated Subsidiary to be formed for the purpose of acquiring all of the capital stock of the Subsidiaries of Borrower (and related Assets) engaged in the CareStream Operations, which Subsidiary shall execute a Guaranty Agreement pursuant to
Section 3.2 not later than the date it acquires such capital stock (and related Assets).

        CareStream Indemnity. Means the assumption and indemnity agreement from Fox Health to CareStream Holdings and Borrower, (a) assuming and providing CareStream Holdings, and Borrower and its other Subsidiaries, indemnification against all obligations and liabilities, and related expenses, in respect of the CareStream Transactions and the CareStream Operations, including without limitation (i) all taxes payable on account of the dividend and sale of appreciated Assets included in the CareStream Transactions, and any future deconsolidation of the CareStream Operations from the affiliated group (as defined in Section 1504 of the Code) that includes Fox Health, (ii) all deferred purchase price, earnout and other obligations under the agreements under which the CareStream Operations were acquired and (iii) all contingent obligations for financing provided for the CareStream Operations, and (b) providing Borrower and its Subsidiaries with a right of setoff in respect of such indemnification for amounts payable under the Tax Sharing Agreement, all on terms contemplated by Section 3.3 and satisfactory to Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with Section 6.2(w)).

        CareStream Interest Expense Adjustment Amount. Means, for each date of determination after the CareStream Operations shall have been first accounted for as a discontinued operation of Borrower and the Consolidated Subsidiaries in accordance with GAAP, the Interest Expense allocated to or paid directly by the CareStream Operations in accordance with GAAP for the 12 month period ending on such date of determination.

        CareStream Net Income Adjustment Amount. Means, for each date of determination after the CareStream Operations shall have been first accounted for as a discontinued operation of Borrower and the Consolidated Subsidiaries in accordance with GAAP, the loss (after income taxes) of Borrower and the Consolidated Subsidiaries allocated to the CareStream Operations in accordance with GAAP for the 12 month period ending on such date of determination.

        CareStream Note. Means the secured promissory note, in the principal amount contemplated by Section 3.3, made by Fox Health payable to the order of CareStream Holdings evidencing the purchase price for the CareStream Operations, on terms contemplated by Section 3.3 and satisfactory to Administrative Agent (as amended, restated, replaced, substituted, supplemented or otherwise modified from time to time in accordance with Section 6.2(w)).

        CareStream Operations. Means the operations conducted by Healthcare Connect, Inc. and its Subsidiaries, principally providing healthcare administration and management services, together with (a) the assets of Healthcare Connect, Inc. and its Subsidiaries, (b) the assets purchased by Borrower and/or FoxMeyer Drug Company from the Chapter 11 estate of Synercom Healthcare Systems, Inc. on or about February 8, 1995, and (c) the assets (consisting principally of hardware and software) used as of the Release Effective Date in the operation of the DataNet division of Borrower and/or FoxMeyer Drug Company, but excluding all shares of capital stock of FoxMeyer Canada owned by Health Care Pharmacy Providers, Inc.

        CareStream Pledge Agreement. Means the pledge agreement from Fox Health to CareStream Holdings, pledging all of the capital stock and assets included in the CareStream Operations distributed or sold to Fox Health as contemplated by Section 3.3, as security for the CareStream Note and the CareStream Indemnity (which collateral shall be released upon the payment in full of the CareStream Note), on the terms contemplated by Section 3.3 and satisfactory to Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with Section 6.2(w)).

        CareStream Transactions.  Has the meaning set forth in Section 3.3(a).

        CERCLA. Means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, and all regulations issued pursuant thereto.

        Change of Control. Means an event or series of events by which (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Fox Health is or becomes the "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of Securities representing more than 40% of the combined voting power of the then outstanding voting Securities of Borrower and
(b) at any time during the term of this Agreement, a majority of the Board of Directors of Borrower shall consist of Persons other than Continuing Directors of Borrower. For purposes of this definition, "Continuing Director" means any member of the Board of Directors on the date hereof and any other member of the Board of Directors who shall be nominated or elected to succeed a Continuing Director by at least two-thirds (2/3) of the Continuing Directors who are then members of the Board of Directors.

        Citibank.  Means Citibank, N.A., New York.

        Citicorp. Means Citicorp USA, Inc., a Delaware corporation and subsidiary and Affiliate of Citibank.

        Clean Air Act. Means the Clean Air Act (42 U.S.C. Section 7401 et seq.) as amended, and all regulations issued pursuant thereto.

        Clean Water Act. Means the Clean Water Act (33 U.S.C. Section 1251 et seq.), as amended, and all regulations issued pursuant thereto.

        Code. Means the Internal Revenue Code of 1986, as amended and in effect from time to time, and all regulations issued pursuant thereto.

        Commitment. Means, with respect to each Lender, such Lender's commitment to make Advances under the Facility in the maximum amount of its Pro Rata Share of the Aggregate Commitment.

        Consolidated Subsidiary. Means, as of any date, any Subsidiary of Borrower included as of such date in the consolidated financial statements of Borrower prepared in accordance with GAAP, and "Consolidated Subsidiaries" means all of such Subsidiaries; provided that if FoxMeyer Canada shall at any time be a Subsidiary of Borrower, FoxMeyer Canada shall be deemed not to be a Consolidated Subsidiary so long as the following conditions are satisfied: (a) neither Borrower nor any of its Consolidated Subsidiaries shall have any obligation or liability, contingent or otherwise, for the Indebtedness or other obligations of FoxMeyer Canada other than Borrower's obligations as co-lessee under the FMC Operating Leases; (b) the aggregate amount of all expenditures for equity investments in, and all loans or advances to, FoxMeyer Canada ("FMC Investments"), in addition to the $5,181,102 expended as of March 31, 1995, shall not exceed $4,600,000; and (c) no FMC Investment shall be made if a Potential Default or Event of Default then exists or would exist. For the purposes of Sections 1.2, 6.2, and 6.3, the assets, liabilities and results of operations of, and any equity in, FoxMeyer Canada shall, to the extent not already excluded by the terms of such Sections, be excluded from all financial definitions, calculations, determinations and presentations, except as provided in the definition of "Net Worth" and except as required by Exhibit J hereto.

        Current Liabilities. Means, as of the date of any determination, the sum of (a) the current liabilities which would be reflected on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP plus (b) mandatory repurchase or redemption payments scheduled in respect of Preferred Stock and Preferred Dividends within the 12 month period immediately following such date.

        Debtor Relief Laws. Means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law for the relief of debtors from time to time in effect and generally affecting the rights of creditors.

        Default Rate. Means a rate per annum equal to the lesser of (a) the Maximum Lawful Rate or (b) three percent (3%) plus the Base Rate.

        Development Cost Debt Service Coverage Ratio Adjustment Amount. Means, as of any date of determination, the aggregate amount of any reduction of Operating Cash Flow attributable to any write-off of previously capitalized computer software development costs or any write-off of the costs of, or loss on the disposition of, replaced computer software and related hardware, but excluding any such reduction in respect of the CareStream Operations; provided that the aggregate amount of the Development Cost Debt Service Coverage Ratio Adjustment Amount utilized during any period of 12 months shall not exceed $5,000,000 (prior to any adjustment for income taxes).

        Development Cost Interest Coverage Ratio Adjustment Amount. Means, as of any date of determination, the aggregate amount of any reduction of EBIT attributable to any write-off of previously capitalized computer software development costs or any write-off of the costs of, or loss on the disposition of, replaced computer software and related hardware, but excluding any such reduction in respect of the CareStream Operations; provided that the aggregate amount of the Development Cost Interest Coverage Ratio Adjustment Amount utilized during any period of 12 months shall not exceed $5,000,000 (prior to any adjustment for income taxes).

        EBIT. Means, for any period, the sum of (a) the income (or deficit) of Borrower and the Consolidated Subsidiaries before provision for income taxes for such period (excluding, to the extent not already deducted, income attributable to minority interests in Subsidiaries of Borrower for such period) plus (b) Interest Expense for such period.

        Eligible Assignee. Means (a) any Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) an insurance company or a financial institution having total assets in excess of $1,000,000,000, or (d) a bank loan fund having total assets in excess of $250,000,000; provided, that, unless Majority Lenders shall otherwise agree in writing, (i) any holder of any capital stock of Borrower shall not be an Eligible Assignee and (ii) any commercial bank referred to in clause (b) preceding that is organized under the laws of a country other than the U.S. must, to be an Eligible Assignee, be acting, for purposes of this Agreement, through a branch or agency of such bank located in the U.S. For the purposes of the foregoing, the holdings of capital stock by a trust department of any bank or other financial institution in the ordinary course of its trust business shall not be ascribed to such bank or other financial institution.

        Environmental Laws. Means all applicable Federal, State and local laws, rules, regulations, ordinances, orders and decrees relating to the environment, the release of any materials into the environment, pollution control, environmental contamination or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, re-cycling, removal, discharge or disposal of Hazardous Materials (including, without limitation, CERCLA, RCRA, the Clean Water Act, the Clean Air Act and the Hazardous Materials Transportation Act).

        ERISA. Means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations issued pursuant thereto.

        ERISA Affiliate. Means, with respect to any Person, any trade or business (whether or not incorporated) that is a member of a controlled group of which such Person is a member or that is under common control with such Person within the meaning of Section 414(b) and (c) of the Code.

        Event of Default. Has the meaning set forth in Section 7.1 of this Agreement.

        Exhibit. Means, unless specifically indicated otherwise, exhibits attached to this Agreement.

        Existing Credit Facility. Means the Amended and Restated Loan Agreement, dated as of April 29, 1993, as amended, among Borrower, the Operating Subsidiaries, the lenders and issuer named therein and Citicorp USA, Inc., as Administrative Agent, providing a credit facility in the aggregate principal amount of up to $295,000,000, and all Guaranties and other documents related thereto, as such agreement, Guaranties and other documents may be amended, replaced, supplemented or otherwise modified from time to time.

        FAS 109 Net Worth Adjustment Amount. Means the amount of the reduction to equity resulting from the adoption by Borrower and the Consolidated Subsidiaries of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," calculated in accordance with GAAP.

        Facility. Means the credit facility in the maximum amount of the Aggregate Commitment made available pursuant to Section 2.1.

        Federal Funds Rate. Means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published or quoted on the next succeeding Business Day by the Federal Reserve Bank of New York.

        Fee Letter. Means the letter dated October __, 1995, from Citicorp to Borrower, as agreed to and accepted by Borrower on October __, 1995, relating to certain fees payable by Borrower.

        Financial Officer. Means, with respect to any corporation, the chief financial officer, treasurer, assistant treasurer/director of finance or controller of such corporation.

        Financial Statements. Includes, without limitation, balance sheets, statements of operations, statements of stockholder's equity and statements of cash flows prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with GAAP and including any notes comprising a part thereof.

        FMC Operating Leases. Means the operating or capital leases between HP Finance and Central Capital Corp., as lessors, and FoxMeyer Canada and Borrower, as co-lessees, covering certain computer equipment, as in effect on March 31, 1995.

        Fox Health. Means FoxMeyer Health Corporation, a Delaware corporation, formerly called National Intergroup, Inc.

        Fox Health Loan. Means one or more loans in the maximum aggregate principal amount of $30,000,000 at any time outstanding under the Fox Health Loan Agreement.

        Fox Health Loan Agreement. Means the Amended and Restated Revolving Loan Agreement, dated as of January 1, 1995, between Borrower and Fox Health, as in effect on the date hereof, a copy of which has been delivered to Administrative Agent prior to the date hereof, as amended as contemplated by
Section 4.1(p) hereof (as amended, supplemented or otherwise modified from time to time in accordance with Section 6.2(w)).

        Fox Health Loan Documents. Means the Fox Health Loan Agreement, the Fox Health Note, all security agreements evidencing security interests securing the Fox Health Note, and any and all other agreements, documents, instruments and certificates governing the Fox Health Loan or any collateral or security therefor.

        Fox Health Management Agreement. Means the Amended and Restated Management Agreement, dated as of January 1, 1992, between Borrower and Fox Health, a copy of which has been delivered to Administrative Agent prior to the date hereof, as the same may be amended after the date hereof; provided that no such amendment increases any amount required to be paid thereunder by Borrower to Fox Health.

        Fox Health Member. Means any Person, other than a Group Member, which is a member of a "controlled group" including, or under common control with, Fox Health within the meaning of Section 414(b) and (c) of the Code.

        Fox Health Note. Means the promissory note, dated January 1, 1995, in the principal amount of $30,000,000 made by Fox Health payable to the order of Borrower evidencing the Fox Health Loan (as amended, renewed, extended, restated, replaced, substituted, supplemented or otherwise modified from time to time in accordance with Section 6.2(w)).

        Fox Health Plan.  Means all "employee benefit plans" as defined in
Section 3(3) of ERISA with respect to which any Group Member has any direct, indirect or contingent liability arising as a result of Borrower being a member of a "controlled group" including, or under common control with, Fox Health within the meaning of Sections 414(b) and (c) of the Code.

        FoxMeyer Canada. Means FoxMeyer Canada, Inc., an Ontario corporation (formerly called Evans Health Group Limited).

        FoxMeyer Drug Company. Means FoxMeyer Drug Company, a Kansas corporation.

        FoxMeyer Trading Company. Means Merchandise Coordinator Services Corporation, a Delaware corporation (which generally is doing business as FoxMeyer Trading Company).

        Funded Debt. Means, as of the date of any determination, the sum of the following (without duplication): (a) all Indebtedness evidenced by the Notes as of such date, (b) all Indebtedness evidenced by the 7.09% Notes as of such date, (c) all Indebtedness consisting of Subordinated Debt as of such date, (d) all Indebtedness which would be classified as "funded debt" or "long-term debt", including the current portions thereof, on a consolidated balance sheet of Borrower and the Consolidated Subsidiaries prepared as of such date in accordance with GAAP, (e) all Indebtedness of Borrower or any Consolidated Subsidiary having a final maturity (or which is renewable or extendible at the option of the obligor for a period ending) more than one year after the date of creation thereof, notwithstanding that payments in respect thereof are required to be made by the obligor less than one year after the date of the creation thereof or that any amount thereof is at the time included also in Current Liabilities of such obligor, (f) all Indebtedness of Borrower or any Consolidated Subsidiary outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year, notwithstanding that any such Indebtedness is created within one year of the expiration of such agreement, including without limitation the Indebtedness outstanding under the Existing Credit Facility,
(g) the present value (discounted at the implicit rate, if known, or ten percent (10%) per annum otherwise) of all obligations in respect of Capital Leases of Borrower or any Consolidated Subsidiary and (h) Redeemable Capital Stock of Borrower valued at the greater of its voluntary or involuntary maximum fixed repurchase or redemption price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase or redemption price" of any Redeemable Capital Stock which does not have a fixed repurchase or redemption price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased or redeemed on any date on which Funded Debt shall be required to be determined, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock. Notwithstanding the foregoing, Funded Debt shall be deemed not to include Indebtedness under this Agreement.

        Funded Debt Service. Means, with respect to Borrower and the Consolidated Subsidiaries, for any period, the sum of (a) the aggregate of all principal and interest payments and repurchase or redemption payments required or scheduled to be made during such period with respect to Funded Debt, (b) interest payments required to be made during such period with respect to Indebtedness under this Agreement and (c) Preferred Dividends accruing or payable during such period.

        GAAP. Means generally accepted accounting principles, applied on a consistent basis with Borrower's most recent audited Financial Statements existing as of the date hereof; and the requirement that such principles be applied on a consistent basis means that the accounting principles in a current period are comparable in all material respects to those applied in a preceding period, with any exceptions thereto noted; provided that for the purpose of the Push Down Accounting Adjustment, GAAP shall include the applicable requirements of Regulation S-X of the Securities and Exchange Commission.

        Governmental Requirements. Means any and all laws, ordinances, rules and regulations of any Tribunal applicable to Borrower, any Consolidated Subsidiary or any of their Assets.

        Group Member. Means Borrower and each other Person which is a member of a "controlled group" including, or under common control with, Borrower within the meaning of Sections 414(b) and (c) of the Code, but excluding Persons which would not be members of such "controlled group" if Fox Health did not own at least eighty percent (80%) of the issued and outstanding shares of common stock of Borrower.

        Guarantor. Means FoxMeyer Drug Company (a Kansas corporation), DRxCare, Inc., Health Care Pharmacy Providers, Inc., Health Mart, Inc., FoxMeyer Drug Company (a Delaware corporation), IV Partners, Inc., FoxMeyer Realty Company, FoxMeyer Software, Inc., Healthcare Transportation System, Inc., FoxMeyer Trading Company, Carol Stream Holdings, Inc., Harris Wholesale, the Healthcare Connect Subsidiaries or any other Consolidated Subsidiary of Borrower, and "Guarantors" means all of such entities.

        Guaranty. Means, with respect to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, agreements (a) to purchase such Indebtedness or any Asset constituting security therefor, (b) to advance or supply funds for the purchase or payment of such Indebtedness or to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, (c) to purchase an Asset or service primarily for the purpose of assuring the holder of such Indebtedness of the ability of the primary obligor to make payment of the Indebtedness, or (d) otherwise to assure the holder of the Indebtedness of the primary obligor against loss with respect thereto; provided, however, that such term shall not include the endorsement by Borrower or a Consolidated Subsidiary of negotiable instruments or documents for deposit or collection in the ordinary course of business or the obligations of Borrower or any Operating Subsidiary in respect of Receivables sold under the Revolving Receivables Purchase Program.

        Guaranty Agreement. Means a guaranty agreement, substantially in the form of Exhibit B hereto, as amended, supplemented or otherwise modified from time to time.

        Harris Wholesale. Means Harris Wholesale Company, a Delaware corporation.

        Hazardous Materials. Means (a) any "hazardous waste" as defined in RCRA, (b) any "hazardous substance" as defined in CERCLA, (c) any "toxic pollutants" as defined in the Clean Water Act, (d) any "hazardous air pollutants" as defined in the Clean Air Act, (e) asbestos, (f) polychlorinated biphenyls, (g) underground storage tanks, whether empty, filled or partially filled with any substance, (h) any substance the presence of which on the property in question is prohibited by the Environmental Laws, and (i) any other substance which under the Environmental Laws requires special handling or notification of or reporting to any Federal, State or local governmental entity in its generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal.

        Healthcare Connect Subsidiaries. Means Healthcare Connect, Inc., a Delaware corporation, and its wholly owned Subsidiaries, OmNex Health, Inc. (formerly HCPP Holdings, Inc.), Health Care Pharmacy Providers, Inc., NexCare, Inc., US HealthData Interchange, Inc. and Scrip Card Enterprises, Inc., and any future wholly owned Subsidiaries of Healthcare Connect, Inc., for such periods as such Persons are wholly owned Subsidiaries of Borrower.

        Indebtedness. Means, with respect to any Person, (without duplication) any and all (a) indebtedness of such Person for borrowed money; (b) obligations of such Person for the deferred purchase price of property or services, which purchase price (i) is due three months or more from the date of incurrence of the obligation in respect thereof or (ii) customarily or actually is evidenced by a note or similar instrument (including, without limitation, any such indebtedness which is non-recourse to such Person personally but is secured by Assets of such Person, the amount of such indebtedness being deemed the lesser of the fair market value of such Assets or the indebtedness so secured); (c) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) obligations of such Person under any Capital Lease (obligations of such Person under any operating lease being deemed not to be Indebtedness); (f) obligations, contingent or otherwise, of such Person under any acceptance, letter of credit or similar facility issued or accepted by banks and other financial institutions; (g) obligations under any Interest Rate Protection Agreement;

(h) without duplication, Guaranties by such Person of Indebtedness of any other Person of the type referred to in clauses (a) through (g) above; (i) without duplication, all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Assets (including, without limitation, Receivables) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such Indebtedness being deemed the lesser of the fair market value of such property or the Indebtedness so secured; and (j) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase or redemption price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase or redemption price" of any Redeemable Capital Stock which does not have a fixed repurchase or redemption price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased or redeemed on any date on which Indebtedness shall be required to be determined, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock. In furtherance of the foregoing, but not in limitation thereof, the obligations of Borrower or any Operating Subsidiary in respect of Receivables sold under the Revolving Receivables Purchase Program shall be deemed not to constitute "Indebtedness."

        Intercompany Note. Means (a) that certain Amended and Restated Subordinated Promissory Note dated March 31, 1993, made by FoxMeyer Drug Company payable to the order of Borrower, (b) that certain Amended and Restated Subordinated Promissory Note dated April 15, 1993, made by FoxMeyer Drug Company payable to the order of Borrower, (c) that certain Amended and Restated Subordinated Promissory Note dated March 31, 1993, made by FoxMeyer Trading Company payable to the order of Borrower, (d) that certain Amended and Restated Subordinated Promissory Note dated March 31, 1993, made by Harris Wholesale payable to the order of FoxMeyer Drug Company, (e) that certain Amended and Restated Subordinated Promissory Note dated April 15, 1993, made by FoxMeyer Drug Company payable to, copies of which have been delivered to the Administrative Agent on or before the date hereof, as the same may be amended after the date hereof in accordance with Section 6.2(r), and (f) such other subordinated promissory notes, having substantially similar terms as the foregoing notes, as may hereafter be executed by Operating Subsidiaries to evidence their Indebtedness to Borrower in accordance with Section 6.2(r), and "Intercompany Notes" means all of such promissory notes.

        Interest Expense. Means, for any period, the interest charges paid or accrued (without duplication) during such period (including imputed interest on Capital Lease obligations and amortization of debt discount, but excluding amortization of other debt expense, and net of interest income being currently received in cash during such period) on the Indebtedness of Borrower and the Consolidated Subsidiaries.

        Interest Payment Date.  Means December 31, 1995 and March 31, 1996.

        Interest Rate Protection Agreement. Means any agreement evidencing an arrangement designed to protect Borrower against fluctuations in interest rates.

        Inventory. Means all inventory, and includes all goods (wherever located, whether in the possession of the owner of such inventory or a bailee or other Person for sale, storage, transit, processing, use or otherwise, and including finished goods and packing, packaging and shipping materials, components, supplies, materials or consigned, returned or repossessed goods) which are held for sale or lease or which are to be or have been furnished under any contract of service or which are raw materials, work in process or materials used or consumed in a business or are processed by or on behalf of the owner of such inventory.

        Inventory Amount. Means, as of the date of any determination, the amount of the Inventory of Borrower or any Consolidated Subsidiary, net of all related allowances and reserves, as determined in accordance with GAAP, but shall exclude (to the extent otherwise included therein): (a) all raw materials, (b) all work in process, (c) all Inventory as to which Borrower or such Consolidated Subsidiary (as applicable) does not have the full and unqualified right (except for the limitations on such right permitted by Section 6.2(n)) to assign and grant a security interest therein as security for the Obligations, and (d) all Inventory as to which Borrower or such Consolidated Subsidiary does not have lawful and absolute title, subject only to Permitted Liens.

        IRS.  Means the United States Internal Revenue Service.

        Lender. Means any bank or other financial institution identified on the signature pages of this Agreement and on Schedule 1 hereto or any Eligible Assignee or Affiliate of a Lender which becomes a Lender in accordance with
Section 9.6, and "Lenders" means all of such banks, financial institutions, Eligible Assignees and Affiliates which become Lenders in accordance with
Section 9.6.

        Lien. Means any interest in any Asset securing any indebtedness, obligation or liability owed to, or a claim by, a Person other than the owner of such Asset, whether such interest is based on the common law or any statute or contract, and includes, without limitation, any lien, mortgage, deed of trust, collateral assignment, chattel mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement or a lease, consignment or bailment for security purposes.

        Loan.  Means any Advance.  "Loans" means all of such Advances.

        Loan Papers. Means, collectively, this Agreement, the Notes, the Guaranty Agreements and any and all other agreements, documents, instruments and certificates now or hereafter executed or delivered to Administrative Agent or Lenders in connection with any of the foregoing (including, without limitation, those agreements, documents, instruments and certificates, the forms of which appear as Exhibits hereto), as such agreements, documents, instruments and certificates may be amended, renewed, extended, restated, replaced, substituted, supplemented or otherwise modified from time to time.

        Loan Request Certificate. Means a Loan Request Certificate in the form of Exhibit C hereto, appropriately completed, executed by Borrower and delivered to Administrative Agent pursuant to Section 2.3(a) in connection with Borrower's request for a Loan.

        Majority Lenders. Means, as of the date of any determination, Lenders that hold, in the aggregate, 51% or more of the sum of the aggregate principal amount of the Advances then outstanding, or, if no Advances are then outstanding, Lenders that hold, in the aggregate, 51% or more of the Aggregate Commitment.

        Margin Stock. Means margin stock, as such term is defined in Regulation U.

        Material Adverse Effect. Means any (a) material adverse effect whatsoever upon the validity, performance or enforceability of any Loan Paper,
(b) material adverse effect upon the financial condition, business, Assets, operations or prospects of Borrower and the Consolidated Subsidiaries taken as a whole, or (c) material adverse effect upon the ability of Borrower or any Operating Subsidiary to fulfill its payment obligations under the Loan Papers.

        Maximum Lawful Rate. Means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest from time to time permitted under Federal or State laws now or hereafter applicable to the Obligations in question, after taking into account, to the extent required by applicable law, any and all relevant payments and charges deemed to be interest (whether or not so characterized by the parties) and calculations. Lenders hereby notify and disclose to Borrower that, for purposes of Tex. Rev. Civ. Stat. Ann. art. 5069-1.04, as it may be amended from time to time, the applicable rate ceiling shall be the "indicated rate" ceiling from time-to-time in effect as limited by Art. 5069-1.04(b); provided, however, that, to the extent permitted by applicable law, Lenders shall have the right to change the applicable rate ceiling from time to time in accordance with applicable law.

        Minority Equity Investment. Means any equity investment in any entity that is engaged principally in a business related to that of Borrower and the Consolidated Subsidiaries, provided that such investment, together with all prior investments in such entity, does not constitute more than fifty percent (50%) of the equity Securities of such entity.

        Multiemployer Plan. Means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

        Multiple Employer Plan. Means a Plan or Fox Health Plan to which the Borrower or any ERISA Affiliate of the Borrower and one or more employer or employers other than the Borrower or an ERISA Affiliate of the Borrower are making or accruing an obligation to make contributions or, in the event that any such plan has been terminated or the Borrower or an ERISA Affiliate has withdrawn therefrom, to which the Borrower or any ERISA Affiliate of the Borrower made or accrued an obligation to make contributions during any of the preceding five years.

        NationsBank. Means NationsBank of Texas, N.A., a national banking association.

        New CareStream. Means the wholly-owned Subsidiary of Fox Health formed for the purpose of holding the CareStream Operations acquired from Borrower and CareStream Holdings.

        Net Worth. Means, as of the date of any determination, the remainder of (a) the total stockholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of Borrower and the Consolidated Subsidiaries prepared as of such date in accordance with GAAP, minus (b) to the extent not deducted therefrom, the aggregate amount of all Redeemable Capital Stock, minus (c) the aggregate amount of gain from the sale of capital assets, gain from any write-up of assets and any other non-operating or extraordinary gain reflected in total stockholder's equity shown on such balance sheet; provided, however, that:

                 (i) for purposes of the references to Net Worth in the Solvency Certificate referred to in Section 4.1(h) and the minimum Net Worth requirement of each Operating Subsidiary set forth in the second sentence of Section 6.2(e), Net Worth shall be determined without subtraction of the items described in clause (c) above and based upon the financial condition of such Operating Subsidiary only; and

                 (ii)    for purposes of the ratio calculated pursuant to
        Section 6.2(i), Net Worth shall be determined without subtraction of the items described in clause (c) above.

        Notwithstanding the foregoing, in determining Net Worth, the aggregate amount of the equity investment in, and the principal amount of loans or advances to, FoxMeyer Canada by Borrower and the Consolidated Subsidiaries shall be accounted for in accordance with the equity method of accounting (whether or not FoxMeyer Canada would, in accordance with GAAP, be required to be accounted for on a consolidated basis), except that the amount so accounted for shall not be increased (or decreased) by the amount of any income (or loss) of FoxMeyer Canada after March 31, 1995. It is acknowledged that as of March 31, 1995, the amount so accounted for is $4,912,128, representing the remaining portion of the equity investment in FoxMeyer Canada as of such date. In no event shall the amount so accounted for in respect of FoxMeyer Canada exceed $9,512,128.

        Note.  Has the meaning set forth in Section 2.1(b).

        Obligations. Means (a) any and all present and future indebtedness, obligations or liabilities, and any and all amendments, renewals, extensions, restatements, supplements or changes in form thereof, or any part thereof, of Borrower, any Operating Subsidiary or any other Consolidated Subsidiary now or hereafter owing to any one or more of Administrative Agent and Lenders under or in connection with this Agreement and the other Loan Papers, including, without limitation, all Loans, costs, fees, expenses and obligations of indemnity under the Loan Papers, and (b) all interest accruing thereon and attorneys' fees incurred in the enforcement or collection thereof in accordance with the Loan Papers, regardless of whether any such indebtedness, obligations and liabilities described in (a) and (b) above are direct, indirect, fixed, contingent, joint, several or joint and several.

        Operating Cash Flow. Means, with respect to Borrower and the Consolidated Subsidiaries, for any period, the sum of (a) Adjusted Net Income for such period, plus (b) all amounts in respect of depreciation and amortization for such period, plus (c) Interest Expense for such period.

        Operating Subsidiary. Means FoxMeyer Drug Company, FoxMeyer Trading Company or Harris Wholesale, and "Operating Subsidiaries" means all of such corporations.

        PBGC.  Means the Pension Benefit Guaranty Corporation.

        Permitted Customer Advances. Means loans (exclusive of sales of Inventory on credit which are not originally evidenced by a promissory note), Guaranties of loans by financial institutions and pre-paid customer rebates made by Borrower or any Operating Subsidiary in the ordinary course of its business to or for the account of its customers who purchase or who are expected to purchase substantial amounts of its Inventory with the proceeds thereof; provided, however, that such loans, Guaranties and pre-paid rebates (a) may not at any time exceed $50,000,000 in aggregate principal amount outstanding or guaranteed (as to Borrower and Operating Subsidiaries collectively), (b) may not be inconsistent with the current business practices of Borrower or the Operating Subsidiaries, and (c) shall be subject to the following additional limitations within the $50,000,000 aggregate limitation provided in clause (a) above: (i) the aggregate amount of such loans and Guaranties outstanding (as to Borrower and the Operating Subsidiaries collectively) to any one customer and all Affiliates of such customer, other than Snyder's Drug Stores, Inc. ("Snyder Drug") and its Affiliates, may not exceed $5,000,000; (ii) the aggregate amount of such pre-paid rebates outstanding (as to Borrower and the Operating Subsidiaries collectively) to any one customer and all Affiliates of such customer, other than Snyder Drug and its Affiliates, may not exceed $10,000,000; and (iii) the aggregate amounts of such loans, Guaranties and pre-paid rebates outstanding (as to Borrower and the Operating Subsidiaries collectively) to Snyder Drug and all of its Affiliates may not exceed $5,000,000, $15,000,000 and $15,000,000, respectively; but (iv) in no event may the Guaranties permitted hereby at any time exceed $15,000,000 in aggregate principal amount guaranteed by Borrower and the Operating Subsidiaries collectively to all their customers and their Affiliates. For the purposes of the foregoing, the Phar-Mor Receivables shall be deemed not to constitute pre-paid customer rebates.

        Permitted Indebtedness. Means (a) the Obligations, (b) Indebtedness outstanding from time to time under the Existing Credit Facility (including renewals, extensions and increases thereof), (c) the existing Indebtedness, other than the Indebtedness under the Existing Credit Facility, the 7.09% Notes and the 7.09% Note Guaranties, expressly identified on Schedule 2 hereto (including renewals or extensions thereof, but excluding increases thereof except as may otherwise be permitted), (d) Guaranties of Indebtedness of customers of Borrower or an Operating Subsidiary by Borrower or such Operating Subsidiary, provided such Guaranties constitute Permitted Customer Advances,
(e) agreements entered into in the ordinary course of business by Borrower or an Operating Subsidiary to repurchase at a discounted price Inventory sold to customers of Borrower or such Operating Subsidiary, (f) obligations evidenced by the Intercompany Notes, (g) accounts payable and other accruals incurred by Borrower or any Consolidated Subsidiary and payable or owing to another Person who is Borrower or any Consolidated Subsidiary as a result of the cash management system of Borrower and its Consolidated Subsidiaries, (h) obligations evidenced by any Interest Rate Protection Agreement in respect of the Obligations or the 7.09% Notes, (i) any Indebtedness which is expressly permitted pursuant to clause (iv) of Section 6.2(l), (j) Indebtedness consisting of the 7.09% Notes and the 7.09% Note Guaranties, (k) Indebtedness consisting of Redeemable Capital Stock, provided such stock is Preferred Stock which does not provide for mandatory repurchase or redemption prior to the fifth (5th) anniversary of the date of issuance thereof, (l) Subordinated Debt incurred in the aggregate principal amount not to exceed $200,000,000, provided that at the time of any incurrence of such Indebtedness and after giving effect thereto and considering facts and circumstances then existing, no Potential Default or Event of Default exists or will occur or may reasonably be expected to occur, and (m) up to $10,000,000 of Indebtedness consisting of (i) Capital Leases or (ii) purchase money Indebtedness secured by Liens permitted by clause (h) of the definition of "Permitted Liens."

        Permitted Investments. Means investments in (a) indebtedness, evidenced by notes maturing not more than 180 days after the date of issue, issued or guaranteed by the U.S. or any agency thereof, (b) time deposits and certificates of deposit, maturing not more than 180 days after the date of issue, issued by any financial institution (including, without limitation, a Lender) which maintains a long-term debt rating of at least "BBB" (or its then equivalent) according to Standards & Poor's Corporation or a Thompson Bankwatch rating of at least "C" and which has combined capital and surplus and undivided profits of not less than $l,000,000,000, or any other financial institution if the amount on deposit is fully insured by The Federal Deposit Insurance Corporation, (c) commercial paper, maturing not more than 180 days after the date of issue, issued by a corporation (other than an Affiliate of Borrower) with a rating of "P-1" (or its then equivalent) according to Moody's Investors Service, Inc., "A-1" (or its then equivalent) according to Standard & Poor's Corporation, "F-1" (or its then equivalent) according to Fitch's Investors Service, Inc. or "D-1" (or its then equivalent) according to Duff & Phelps, or a better rating, (d) master note arrangements or deposit arrangements with entities which have ratings meeting the standard of (b) or (c) above, (e) money market funds that invest only in debt securities (including, without limitation, bankers' acceptances, bearer deposit notes, loan participations, promissory notes and medium-term notes) which mature within 400 days after the date of purchase and which have ratings meeting the standard of (b) or (c) above or which, if unrated, are determined by the fund to be of comparable quality to debt securities which have such ratings, and (f) repurchase agreements in connection with obligations which are permitted for investment under the categories set forth above.

        Permitted Liens. Means, with respect to any Asset, (a) any Lien created pursuant to Section 3.2 of the Existing Credit Facility; (b) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance or social security programs; (c) Liens imposed by mandatory provisions of law and arising in the ordinary course of business (such as materialmen's, mechanics', landlord's and warehousemen's Liens and other like Liens) securing indebtedness whose payment is not yet due; (d) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or upon such Person's income or profits or property if the same are not yet due and payable; (e) the Liens referred to in clauses (A), (B) and (C) immediately below if and only if (i) the amount, applicability or validity thereof is currently (at the time in question) being contested in good faith by appropriate action promptly and diligently conducted and adequate cash reserves (to the extent required by GAAP) have been set aside therefor, (ii) levy and execution thereon have been stayed and continue to be stayed and (iii) they do not in the aggregate materially detract from the value of the property of, or materially impair the use of such property in the business of, Borrower, any Operating Subsidiary or Borrower and the Consolidated Subsidiaries taken as a whole: (A) claims and Liens for taxes due and payable, (B) claims and Liens upon, and defects of title to, personal property or other legal process prior to adjudication of a dispute on the merits and (C) adverse judgments on appeal; (f) Liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges; (g) encumbrances consisting of zoning restrictions, restrictive covenants, encroachments, protrusions, easements or other restrictions on or affecting the use of real property or which would appear on a survey or title report covering such property, provided that such items do not in the aggregate materially detract from the value of any material property of the Person in question or materially impair the use of such material property in such Person's business; (h) Liens consisting of Capital Leases or solely securing purchase money Indebtedness, in each case incurred in the ordinary course of business for the purchase of computers, trucks and other equipment used in the ordinary course of business, provided that each such Lien is limited to the equipment so financed; and (i) Liens, if any, described on Schedule 2 hereto; provided, however, that none of the aforesaid Permitted Liens (1) may attach or relate to any Intercompany Note or any capital stock of any Consolidated Subsidiary or (2) arise under or be required by ERISA.

        Person. Means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

        Phar-Mor Bankruptcy. Means that certain proceeding filed under Chapter 11 of the Bankruptcy Code made by Phar-Mor, Inc. on August 17, 1992.

        Phar-Mor Debt Service Coverage Ratio Adjustment Amount. Means, with respect to the Phar-Mor Receivables and as of the date of any determination, the aggregate amount of any reduction of Operating Cash Flow attributable to any reserve or write-off, net of recoveries, for doubtful accounts and related collection expenses directly resulting from the Phar-Mor Bankruptcy; provided, however, that the aggregate amount of the Phar-Mor Debt Service Coverage Ratio Adjustment Amount utilized during the term of this Agreement and the Existing Credit Facility shall not exceed $70,000,000 (prior to any adjustment for income taxes).

        Phar-Mor Interest Coverage Ratio Adjustment Amount. Means, with respect to the Phar-Mor Receivables and as of the date of any determination, the aggregate amount of any reduction of EBIT attributable to any reserve or write-off, net of recoveries, for doubtful accounts and related collection expenses directly resulting from the Phar-Mor Bankruptcy; provided, however, that the aggregate amount of the Phar-Mor Interest Coverage Ratio Adjustment Amount utilized during the term of this Agreement and the Existing Credit Facility shall not exceed $70,000,000 (prior to any adjustment for income taxes).

        Phar-Mor Net Worth Adjustment Amount. Means, with respect to the Phar-Mor Receivables and as of the date of any determination, the aggregate amount of any reduction in Net Worth directly resulting from the Phar-Mor Bankruptcy; provided, however, that the amount of the pre-tax income write-off for purposes of calculating the Phar-Mor Net Worth Adjustment Amount shall not exceed $70,000,000.

        Phar-Mor Receivables. Means the remainder of (a) the aggregate amount of Receivables owed to FoxMeyer Drug Company by Phar-Mor, Inc. as of the end of business on August 16, 1992, minus (b) as of the date of any determination, the amounts of such Receivables attributable to any goods returned to FoxMeyer Drug Company through reclamation; provided, however, that the amount referred to in clause (a) immediately preceding shall not exceed $75,000,000 in aggregate net amount (prior to any adjustment for income taxes).

        Plan. Means all "employee benefit plans" as defined in Section 3(3) of ERISA with respect to which Borrower or any Consolidated Subsidiary is a party or bound or with respect to which it has any direct, indirect or contingent liability, exclusive of any Fox Health Plan.

        Potential Default. Means the occurrence of any event which, with notice or lapse of time or both, would become an Event of Default (and, unless otherwise expressly stated or the context in which such term is used otherwise indicates, includes an Event of Default), and "potential default" means the occurrence of any event which, with notice or lapse of time or both, would become an event of default under the agreement, document or instrument in question (and, unless otherwise expressly stated or the context in which such term is used otherwise indicates, includes such an event of default).

        Preferred Dividends. Means, for any period, dividends accrued, accruing or payable during such period on Preferred Stock of Borrower other than dividends payable solely in the same capital stock on which such dividends are payable.

        Preferred Stock. As applied to any Person, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

        Prescribed Forms. Means such duly executed form(s), statement(s) or document(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the U.S. and the country of residence of the Lender providing the form(s), statement(s) or document(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit Borrower to make payments hereunder for the account of such Lender free of, or at a reduced rate of, deduction or withholding of income or similar taxes.

        Proposed Tax Adjustment. Means a written determination provided to Fox Health, Borrower, or any member of an affiliated group (as defined in Section 1504 of the Code) or other comparable group for state, local or foreign income or franchise tax purposes of which Borrower is or has been a member, by the IRS or any other taxing authority in a notice referred to in Section 6212(a) of the Code or any other notice of similar effect of an adjustment to the taxable income or tax liability of any such entity or group, which adjustment, if sustained, could result in a liability of Borrower or any Consolidated Subsidiary.

        Proposed Tax Liability. Means an amount of taxes, interest, additions to tax and penalties for which Fox Health, Borrower or any Consolidated Subsidiary could be held liable if one or more determinations set forth in a Proposed Tax Adjustment is ultimately sustained, regardless of whether such amount has been paid; provided, however, that a Proposed Tax Liability shall not include any such liability if and to the extent that (i) it is paid in full (determined with reference to the underlying Proposed Tax Adjustment) within thirty (30) days after the date of the underlying Proposed Tax Adjustment, and
(ii) such payment is made neither directly nor indirectly from or out of the assets or income of Borrower or any Consolidated Subsidiary (other than assets or income of Borrower or any Consolidated Subsidiary paid to Fox Health as permitted by this Agreement prior to or in anticipation of receipt by Fox Health of the Proposed Tax Adjustment). Notwithstanding anything herein to the contrary, the term "Proposed Tax Liability" shall not include any liability pertaining to any taxable period for which the return with respect to Borrower did not also include the income, assets or other taxable items of Fox Health or any Subsidiary of Fox Health (other than Borrower and any Consolidated Subsidiary).

        Proprietary Rights. Means all patents, copyrights, trademarks, servicemarks, trade names, trade styles and applications and licenses relating thereto and rights thereunder.

        Pro Rata Share. Means, with respect to each Lender, as of the date of any determination, such Lender's proportionate share of the Aggregate Commitment. As of the date hereof, the Pro Rata Share of each Lender as to the Aggregate Commitment is set forth on Schedule l hereto.

        Push Down Accounting Adjustment. Means the decrease in stockholders equity of Borrower and the Consolidated Subsidiaries resulting from the application under GAAP of purchase accounting to the extent required as a result of Borrower's becoming a wholly owned Subsidiary of Fox Health in connection with Fox Health's repurchase of the common stock of Borrower, which decrease shall not exceed $22,000,000.

        RCRA. Means the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.) as amended, and all regulations issued pursuant thereto.

        Receivables. Means all present and future accounts, accounts receivable and other rights to payment for goods sold or leased or for services rendered, whether now existing or hereafter arising, and whether or not such accounts, accounts receivable or other rights have been earned by performance.

        Receivables Amount. Means, as of the date of any determination, the amount of the Receivables of Borrower or any Consolidated Subsidiary arising in the ordinary course of Borrower's or such Consolidated Subsidiary's (as applicable) business, net of all related allowances and reserves, as determined in accordance with GAAP, but shall exclude (to the extent otherwise included therein):

                 (a) all Receivables that are not valid and enforceable obligations of the account debtor payable in U.S. dollars;

                 (b) all Receivables unpaid for more than 150 days after the invoiced due date for such Receivables (other than Receivables as to which a good faith dispute exists with the account debtors beyond such 150 day period);

                 (c) all Receivables as to which Borrower or such Consolidated Subsidiary (as applicable) does not have lawful and absolute title, subject only to the Revolving Receivables Purchase Program or Permitted Liens;

                 (d) all Receivables as to which Borrower or such Consolidated Subsidiary (as applicable) does not have the full and unqualified right (except for the limitations on such right permitted by Section 6.2(n)) to assign and grant a security interest therein as security for the Obligations;

                 (e) the Phar-Mor Receivables; and all other Receivables owed by account debtors which are not Solvent or which are seeking relief, or are the subject of a case or proceeding, under any Debtor Relief Laws, except for Receivables owed by Phar-Mor, Inc. (other than the Phar-Mor Receivables) arising prior to the effectiveness of the plan of reorganization in the Phar-Mor Bankruptcy so long as such Receivables satisfy the requirements of Section 6.2(t); and

                 (f) all Receivables owing by officers or employees of Borrower or any Consolidated Subsidiary, or owing by any other Person in which any such entity has an equity interest if the amount owed by such other Person are not incurred in the ordinary course of business and all Receivables owing by an Affiliate of Borrower or any Consolidated Subsidiary, to the extent such Receivables exceed $1,000,000 in amount at any time outstanding;

provided that, as long as the time of termination of reinvestment by purchasers under the Revolving Receivables Purchase Program shall not have occurred, the amount of Receivables outstanding and purchased under the Revolving Receivables Purchase Program shall be deemed to be included in the Receivables Amount.

        Redeemable Capital Stock. Means any capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or is redeemable at the option of the holder thereof at any time, or is convertible into or exchangeable for debt Securities at any time at the option of the holder thereof.

        Register.  Has the meaning set forth in Section 9.6(e).

        Regulation D. Means Regulation D of the Board of Governors from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System (or its successor).

        Regulation U. Means Regulation U of the Board of Governors from time to time in effect and shall include any successor or other regulation hereafter promulgated by the Board of Governors to replace Regulation U and having substantially the same function.

        Release Effective Date.  Has the meaning set forth in Section 3.3(d).

        Reportable Event. Means any reportable event as defined in Section 4043 of Title IV of ERISA, and as modified by applicable regulations.

        Required Lenders. Means, as of the date of any determination, Lenders that hold, in the aggregate, 66-2/3% or more of the sum of the aggregate principal amount of the Advances then outstanding, or, if no Advances are then outstanding, Lenders that hold, in the aggregate, 66-2/3% or more of the Aggregate Commitment.

        Restricted Payments. Means, with respect to any entity (a) cash dividends or distributions or any other dividends or distributions on, or in respect of, any class of capital stock or equity interests of such entity, except for dividends or distributions made solely in shares of stock or equity interests of the same class, (b) any and all funds, cash or other payments made in respect of the retirement, redemption, repurchase or other acquisition of such stock or equity interests, unless such stock or equity interests shall be redeemed or acquired through the exchange of such stock or equity interests with stock or equity interests of the same class, (c) any loan or advance by such entity to, or other investment by such entity in, the holder of any such stock or equity interests, and (d) with respect to Borrower or any Operating Subsidiary, any payment made by Borrower or such Operating Subsidiary to Fox Health or any Affiliate of Fox Health pursuant to the Tax Sharing Agreement or any other tax sharing agreement or other similar agreement relating to the payment of any tax.

        Revolving Receivables Purchase Program. Means a revolving trade receivables purchase facility involving assignments of or security interests in Receivables (and property of account debtors securing such Receivables) under one or more agreements for limited recourse sales by Borrower and any and all of the Operating Subsidiaries for cash of such Receivables (and property) or interests therein, provided that (i) such agreements do not create any interest in any Asset other than Receivables (and such property), (ii) the aggregate principal amount paid by the purchasers of Receivables (and property of account debtors securing such Receivables) or interests therein to be recovered from Receivables (and such property) shall not exceed at any time outstanding $200,000,000 and (iii) from and after the time of termination of reinvestment by purchasers of Receivables or interests therein under such facility (whether because of an event of termination, Borrower's election or otherwise), there shall be no Lien on, or other restrictions on payment to Borrower or any of the Operating Subsidiaries of the collections or other proceeds of, the interest of Borrower or any of the Operating Subsidiaries in Receivables to the extent Receivables or an interest therein has not been sold under such facility.

        Schedule. Means, unless specifically indicated otherwise, schedules attached to this Agreement.

        Section. Means, unless specifically indicated otherwise, sections and subsections of this Agreement.

        Securities. Means any and all securities of any type or character, including, without limitation, (a) capital stock or other equity rights, bonds, notes or other instruments convertible into capital stock or other equity interests, and (b) options, warrants or other rights to acquire capital stock or other equity interests.

        Service Fee Adjustment Amount. Means, for any period, the service fee income currently received in cash from customers of Borrower and the Consolidated Subsidiaries (but only to the extent that such income can, in accordance with GAAP, be included in interest income but has been included as an offset to operating expense in the Financial Statements of Borrower and the Consolidated Subsidiaries) during such period.

        7.09% Note Guaranties. Means the guaranties, dated as of April 15, 1993, from certain Subsidiaries of Borrower to the purchasers of the 7.09% Notes pursuant to the 7.09% Note Purchase Agreements.

        7.09% Note Purchase Agreements. Means the note purchase agreements, dated as of April 15, 1993, between Borrower and certain financial institutions, relating to the 7.09% Notes.

        7.09% Notes. Means Borrower's 7.09% Senior Notes due April 15, 2005, having an aggregate principal amount of $198,000,000.

        Share Repurchase Net Worth Adjustment. Means the sum of (a) the aggregate purchase price paid by Borrower to repurchase its shares of common stock pursuant to the Tender Offer plus (b) the expenses incurred by Borrower directly in connection with the Tender Offer, which sum shall not exceed $25,000,000.

        Solvent. Means, with respect to any Person as of the date of any determination, that on such date (a) the assets of such Person at a fair valuation is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person has not incurred, does not intend to incur, and does not believe that it will incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities as they become due or mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        Stated Rate. Has the meaning set forth in Section 2.6(d) of this Agreement.

        Subordinated Debt. Means unsecured Indebtedness of Borrower (a) in respect of which Borrower is directly obligated and none of the Operating Subsidiaries or other Consolidated Subsidiaries is directly, contingently or otherwise obligated (including by way of a Guaranty), (b) which has a final maturity and no scheduled redemptions or other payments prior to the expiration of one year after the Termination Date and (c) which is subordinated in right of payment to the prior payment of the Obligations of Borrower on terms, and pursuant to documentation containing other terms (including interest, covenants and events of default), in form and substance satisfactory to Administrative Agent in its discretion.

        Subsidiary. Means, with respect to any Person as of the date of any determination, any corporation or other entity 50% or more of the voting shares or other voting equity interests of which is owned, directly or indirectly, by such Person, and "Subsidiaries" means all of such corporations or other entities.

        Tax Sharing Agreement. Means that certain Tax Sharing Agreement, dated as of November 25, 1992, between Borrower and Fox Health, as in effect on the date hereof, a copy of which has been delivered to the Administrative Agent prior to the date hereof, as amended as contemplated by Section 4.1(p) hereof.

        Tender Offer. Means the tender offer to purchase up to 3,300,000 shares of common stock of Borrower pursuant to which 1,650,000 of such shares were purchased by each of Borrower and Fox Health on November 25, 1992.

        Termination Date.  Means March 31, 1996.

        Termination Event. Means (i) with respect to any Plan or Fox Health Plan, a Reportable Event; (ii) the withdrawal of the Borrower, or any ERISA Affiliate of the Borrower, from a Multiple Employer Plan which is subject to Title IV of ERISA during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA, or the incurrence of liability by the Borrower, or any ERISA Affiliate of the Borrower, under Section

4064 of ERISA upon the termination of a Multiple Employer Plan; (iii) providing notice of intent to terminate a Plan or Fox Health Plan in a "distress termination" pursuant to Section 4041 of ERISA or the treatment of a plan amendment as a distress termination under Section 4041 of ERISA; (iv) the institution of proceedings to terminate a Plan or Fox Health Plan by the PBGC under Section 4042 of ERISA; (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Fox Health Plan; (vi) the occurrence of an event described in Sections 4069, 4070, or 4212(c) of ERISA, with respect to a Plan or Fox Health Plan; (vii) the failure by the Borrower or any ERISA Affiliate of Borrower to make a payment to a Plan or Fox Health Plan required under Section 302(f) of ERISA, or the adoption of an amendment to a Plan or Fox Health Plan requiring the provision of security to such Plan or Fox Health Plan pursuant to Section 307 of ERISA; or (viii) with respect to Borrower or any ERISA Affiliate of Borrower, the incurrence of any Withdrawal Liability, or with respect to any Plan or Fox Health Plan which is a Multiemployer Plan, any termination of such Multiemployer Plan, or any such Multiemployer Plan being insolvent or in reorganization status.

        Tribunal. Means any Federal, State, municipal or other governmental department, judicial body, commission, board, bureau, agency or instrumentality of the U.S. or of any State, commonwealth, country, nation, territory, possession, county, parish or municipality, whether now or hereafter constituted or existing, and also means and includes any arbiter or mediator.

        U.S.  Means the United States of America.

        Weirton Liabilities Agreement. Means the Amended and Restated Weirton Liabilities Agreement, dated as of June 26, 1990, between Fox Health, NII Capital Corporation, and National Steel Corporation, as amended by an Amendment, dated as of July 31, 1991, by and among Fox Health, NII Capital Corporation, and National Steel Corporation, a copy of which has been delivered to the Administrative Agent prior to the date hereof.

        Withdrawal Liability. Means "withdrawal liability" within the meaning of Part I of Subtitle E of Title IV of ERISA.

        Withholding Taxes.  Has the meaning set forth in Section 2.11(a).

                                   ARTICLE II

                                   THE LOANS

2.1     ADVANCES.

        (a) Commitments. Upon the terms and subject to the conditions set forth in this Agreement, and upon request of

Borrower as provided herein, each Lender agrees, severally and not jointly, to make Advances to or for the account of Borrower from the date hereof to the Termination Date; provided, however, that (i) the aggregate principal amount of the Advances made by such Lender under this Section 2.1(a) and outstanding may not at any time exceed such Lender's Commitment and (ii) the aggregate principal amount of all the Advances made by all Lenders under this Section 2.1(a) and outstanding may not at any time exceed the Aggregate Commitment. Each Advance shall be made as a part of a borrowing consisting of Advances made by Lenders in accordance with their respective Pro Rata Shares; provided, however, that the failure of any Lender to advance its Pro Rata Share of any such Advance to the extent of its Pro Rata Share shall not in itself relieve any other Lender of its obligation under this Section 2.1(a) (it being agreed, however, that no Lender shall be responsible for the failure of any other Lender to do so). Prior to the Termination Date, Borrower may borrow, repay and reborrow under the Facility up to the full amount of the Aggregate Commitment in accordance with the terms of this Agreement. Lenders shall not be required to make any Advances under the Facility after the Termination Date.

        (b) Notes. Each Lender's Advances outstanding under its Commitment shall be evidenced by a promissory note, dated of even date herewith, executed by Borrower and payable to the order of such Lender, in the maximum original principal amount of such Lender's Commitment, substantially in the form of Exhibit E hereto (as amended, renewed, extended, restated, replaced, substituted, supplemented or otherwise modified from time to time, individually, a "Note" and, collectively, the "Notes").

2.2     USE OF PROCEEDS.

        All proceeds of the Loans shall be used solely for working capital purposes of Borrower and its Consolidated Subsidiaries, provided that a substantial majority of such proceeds shall be used for working capital purposes of FoxMeyer Drug Company and Harris Wholesale. None of the proceeds of the Loans may be used by Borrower or any Consolidated Subsidiary (i) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or of refinancing Indebtedness originally incurred for such purpose, or (ii) for any purpose which constitutes a violation of, or is inconsistent with, the regulations of the Board of Governors, including, without limitation, Regulation G, U or X of the Board of Governors.

2.3     BORROWING AND RELATED PROCEDURES.

        (a) Loan Request Certificate. Lenders shall make Advances to Borrower in accordance with the terms hereof upon receipt by Administrative Agent of a Loan Request Certificate appropriately completed (which may be by telecopier or telefax confirmed immediately in writing) and specifying all information called for in the Loan Request Certificate, including, without limitation, the following information:

                 (i) the requested amount of such Advance, which amount must be equal to $1,000,000, or an integral of $100,000 in excess thereof; and

                 (ii) the requested date of such Advance, which date shall be a Business Day.

Such Loan Request Certificate shall be delivered by Borrower to Administrative Agent not later than 12:30 P.M., New York, New York time, on the requested date of the Advance, and the Loan Request Certificate shall be effective and irrevocable upon receipt thereof by Administrative Agent.

        (b) Notice to Lenders. Upon receipt of a Loan Request Certificate, Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's Pro Rata Share with respect to the requested Advance.

        (c) Funding of Advances. Not later than 3:00 P.M., New York, New York time, on the funding date set forth in the Loan Request Certificate with respect to any Advance, each Lender shall, subject to the satisfaction (or effective waiver) of all applicable conditions precedent, make available its Pro Rata Share of the requested Advance, in immediately available funds, to Administrative Agent and, unless Administrative Agent determines that any applicable condition precedent has not been satisfied, Administrative Agent shall, not later than 4:00 P.M., New York, New York time on the same date, make the funds so received from Lenders available to Borrower at such address or at such other place in New York, New York, as Administrative Agent and such recipient may mutually agree from time to time. Unless Administrative Agent shall have received written notice from a Lender prior to the date of any requested Advance that such Lender will not make available to Administrative Agent such Lender's Pro Rata Share of such Advance, Administrative Agent may assume that such Lender has timely made such share available to Administrative Agent on the date of such requested Advance and Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made its Pro Rata Share thereof available to Administrative Agent, such Lender and Borrower severally agree to pay to Administrative Agent, forthwith upon demand, and without premium or penalty, such corresponding amount, together with interest thereon, for each day from the date such amount is made available by Administrative Agent to Borrower until the date such amount is repaid to Administrative Agent at (i) with respect to Borrower, the interest rate applicable to the subject Loan and (ii) with respect to such Lender, the Federal Funds Rate. If (and only if) such Lender shall repay to Administrative Agent such corresponding amount, such amount shall constitute such Lender's share of the Loan for purposes of this Agreement.

2.4     PRINCIPAL PAYMENT OF ADVANCES.

        Subject to the terms of this Agreement, the unpaid principal amount of the Advances shall be due and payable in full on the Termination Date.

2.5     PREPAYMENTS OF ADVANCES.

        (a) Voluntary Prepayments. Subject to the terms of this Agreement, Borrower may prepay the Advances in whole or in part at any time and from time to time by notifying Administrative Agent of the particular Advances to be prepaid, the amount of such prepayment and the prepayment date; provided, however, that with respect to partial prepayments of the Advances, the prepayment of principal must be in an amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof. Unless Borrower expressly informs Administrative Agent to the contrary prior to or concurrently with any voluntary prepayment, such prepayment shall be applied first to accrued interest and then to principal.

        (b) Existing Credit Facility. Borrower shall prepay in full the principal amount of the Loans on each date that Borrower pays or prepays any principal of Indebtedness under the Existing Credit Facility other than the payment of reimbursement obligations in respect of letters of credit issued thereunder from the proceeds of Indebtedness thereunder.

        (c) Notice. Administrative Agent shall, promptly after receiving any prepayment pursuant to this Section 2.5, notify each Lender of the principal amount of the Advances held by such Lender which is prepaid, the prepayment date and, if applicable, the manner of application of the prepayment.

2.6     INTEREST.

        (a) Interest Payment Dates. Interest accrued on the unpaid principal amount of the Loans outstanding from time to time shall be due and payable on each Interest Payment Date and on the Termination Date.

        (b) Interest Rate Prior to Default. The unpaid principal amounts of all Loans shall bear interest at the lesser of (A) the Maximum Lawful Rate or (B) an annual rate equal to the Base Rate.

        (c) Default Rate. Notwithstanding any provision to the contrary contained in this Section 2.6, upon the occurrence and thereafter during the continuance of an Event of Default, the unpaid principal balance or amount of, and, to the extent permitted by applicable law, accrued interest on, the Obligations

(including, without limitation, the Advances, costs, fees, expenses and obligations of indemnity) shall bear interest, payable on demand, from the date of the occurrence and during the continuation of such Event of Default until the Obligations have been paid, at the Default Rate applicable thereto; provided, however, that the Obligations other than Loans shall not (unless otherwise expressly stated herein to the contrary) begin to bear interest until the amounts thereof are past due and payable.

        (d) Computation of Interest. Subject to Section 9.4, interest on the Obligations shall be calculated on the basis of the actual number of days elapsed and computed as if each year consisted of 365 or 366 days, as the case may be. Such computations shall be made by including the first day but excluding the last day of the period for which such interest is payable. Notwithstanding any provision to the contrary contained herein, if at any time or from time to time the rate of interest determined under Section 2.6(b) or
Section 2.6(c), as applicable, exclusive of limitations with reference to the Maximum Lawful Rate (the "Stated Rate") would (but for limitations with reference to the Maximum Lawful Rate) exceed the Maximum Lawful Rate, then any subsequent reduction in the Stated Rate shall not reduce the rate of interest payable below the Maximum Lawful Rate until the total amount of interest accrued on the applicable Loan equals the amount of interest that would have accrued thereon if the Stated Rate had at all times been in effect. Each determination by Administrative Agent with respect to interest on the Obligations shall be presumed correct.

2.7     FEES.

        Borrower shall pay the following fees in connection with this Agreement:

        (a) Structuring Fee. Borrower shall pay to Administrative Agent for its own account a structuring fee in the amount and on the date set forth in the Fee Letter.

        (b) Upfront Fees. Borrower shall pay to Administration Agent, for distribution to all Lenders (including Citicorp) in accordance with their respective Pro Rata Shares of the Aggregate Commitment, on the date of execution hereof, an upfront fee equal to fifteen hundredths of one percent (0.15%) of the Aggregate Commitment.

        (c) Commitment Fee. Borrower shall pay to Administrative Agent, for distribution to all Lenders (including Citicorp) in accordance with their respective Pro Rata Shares of the Aggregate Commitment, on (i) the last day of each calendar quarter during the term of this Agreement (commencing with the first of such dates to occur after the date hereof) and (ii) if such date falls on other than the last day of a calendar quarter, the Termination Date, a commitment fee on the average daily unused portion of the Aggregate Commitments at the rate of one-quarter of one percent (0.25%) per annum.

        (d) Computation of Fees. Subject to Section 9.4, the commitment fee referred to in Section 2.7(c) shall be calculated on the basis of the actual number of days elapsed and computed as if each year consisted of 360 days, except when the Maximum Lawful Rate is being charged on all or any portion of the Obligations, at which time such fee shall be computed as if each year consisted of 365 or 366 days, as the case may be. Each determination by Administrative Agent with respect to fees shall be presumed correct in the absence of manifest error.

        (e) Charging Borrower's Account. In the event Borrower fails to pay any fee to be paid pursuant to this Section 2.7 on the date the same is due and payable, Lenders are hereby authorized (but shall not be required) to advance or to cause to be advanced the amount of such fee upon any one or more of the Advances to Borrower.

2.8     PROTECTION OF YIELD.

        (a) Increased Costs. etc. Subject to Section 9.4, if at any time, and from time to time, any Lender determines that the adoption, modification or implementation (after the date hereof) of, or compliance (first required or requested after the date hereof) with, any applicable law, rule or regulation regarding taxation (exclusive of any law, rule or regulation imposing taxes on the overall income or overall gross receipts of such Lender or its Affiliates or imposing franchise taxes on such Lender or its Affiliates), required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements applicable to such Lender or any of its Affiliates, or any interpretation or administration thereof (after the date hereof) by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of or with any of such requirements, has or would have the effect of (i) increasing such Lender's (or its Affiliate's) costs of making, funding or maintaining the Loans, the Commitment, the Facility or any part thereof or (ii) reducing the yield or rate of return of such Lender or its Affiliates on the Loans, its Commitment, the Facility or any part thereof, to a level below that which such Lender (or Affiliate) would have achieved but for the adoption, modification or implementation of, or compliance with, any such requirements, Borrower shall, within 15 days after request therefor by such Lender, pay to such Lender such additional amounts as will compensate such Lender for such increase in costs or reduction in yield or rate of return of such Lender (or Affiliate). No failure by any Lender to immediately request payment of any additional amounts payable under this Section 2.8(a) shall constitute a waiver of such Lender's right to request payment of such amounts at any subsequent time. Each Lender requesting that Borrower pay additional amounts pursuant to this Section 2.8(a) shall submit to Borrower and Administrative Agent a certificate, executed by such Lender, as to such additional amounts, which certificate shall be presumed correct. Such certificate shall set forth in reasonable detail the nature of the occurrence giving rise to such claim for additional amounts, the additional amounts to be paid to it hereunder, and the method by which such amounts were determined. In determining such amounts, such Lender may use any reasonable averaging and attribution methods. Any portion of the additional amounts required to be paid under this Section 2.8(a) remaining unpaid 15 days after the due date thereof shall bear interest at the Default Rate. Notwithstanding the foregoing, Borrower shall be obligated to pay such amounts only if and to the extent that the general circumstances which have caused such additional amounts to be owing are applicable to Majority Lenders (or their respective Affiliates).

        (b) Reasonable Efforts. Borrower and Lenders shall use reasonable efforts to avoid or to minimize amounts payable by Borrower pursuant to this
Section 2.8, and Borrower shall, as promptly as practical, notify Administrative Agent, and each Lender shall, as promptly as practicable, notify Borrower and Administrative Agent, of the existence of any event or circumstance of which it is aware which will require the payment by Borrower of any such amounts; provided, however, that the failure to give any such prompt notification shall not result in any liability to such Lender and shall not affect the rights of Lenders or the obligations of Borrower hereunder; provided, further, however, that Borrower shall not be obligated to pay any additional amount to any Lender pursuant to this Section 2.8 unless request is made for payment of such additional amount within one year after such Lender became aware that such additional amount was owing by Borrower. Such reasonable efforts shall include, without limitation, the designation of a different lending office if such designation would not, in the reasonable judgment of the affected Lender, be disadvantageous to such Lender.

        2.9      MANNER AND APPLICATION OF PAYMENT.

        (a) Manner of Payment. All payments by Borrower shall be made, without setoff, counterclaim or deduction of any kind except as may be permitted by Section 2.11(a), to Administrative Agent (for the account of Administrative Agent or Lenders, as appropriate) at Citibank, 399 Park Avenue, New York, New York 10043, not later than 11:00 A.M., New York, New York time, on the date due, and shall be payable in lawful currency of the U.S. in immediately available funds. Administrative Agent will promptly (and if such payment is received by Administrative Agent by 11:00 A.M., and otherwise if feasible, on the same Business Day) distribute to each Lender its Pro Rata Share (based upon the Loans to which such payment relates) of each such payment received by Administrative Agent for the account of Lenders. Upon Administrative Agent's acceptance of an Assignment and

Acceptance and recording of the information contained therein in the Register pursuant to Section 9.6, from and after the effective date of such Assignment and Acceptance Administrative Agent shall make all payments under this Agreement with respect to the interest assigned thereby to Lender assignee thereunder, and the parties to such Assignment and Acceptance shall, directly between themselves, make all appropriate adjustments in such payments for periods prior to such effective date. Whenever any payment with respect to Loans or of any fees or expenses shall be due on a date which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended, interest shall accrue and be payable by Borrower with respect to such extension.

        (b)      Application of Payments.   Except as provided in Section 2.5,
all payments on the Loans and other Obligations shall be applied to payment of the Loans and Obligations being paid in the following manner: (i) first, against the interest accrued and unpaid on the Loans or Obligations as of the date of such payments; (ii) second, against the principal of the Loans; and
(iii) third, against the remaining Obligations in any manner Administrative Agent shall, in its discretion, determine.

        2.10     TERMINATION AND REDUCTION.

        (a) Automatic Termination and Reduction. The Aggregate Commitment shall automatically terminate on the Termination Date.

        (b) Voluntary Termination or Reduction. Upon at least three Business Days' prior notice to Administrative Agent, Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Aggregate Commitment; provided, however, that (i) each partial reduction of the Aggregate Commitment shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the Aggregate Commitment may not be reduced (or terminated) pursuant to this Section 2.10(b) to an amount that is less than the aggregate principal amount of the Loans then outstanding. Once so terminated or reduced, the Aggregate Commitment may not thereafter be increased by Borrower.

        (c) Allocation of Reduction of Commitments. Each reduction in the Aggregate Commitment shall be made ratably among Lenders in accordance with their respective Pro Rata Shares of the Commitments.

2.11    TAXES; EXMPTION FROM U.S. WITHHOLDING, ETC.

        (a) Withholding Taxes. With respect to payments to be made under this Agreement and the Notes to any Lender organized under the laws of a jurisdiction outside of the U.S., Borrower or Administrative Agent may withhold from such payments which are subject to withholding taxes under Sections 1441(a) or 1442(a) of the Code (or any successor provision) at the applicable statutory rate ("Withholding Taxes"); provided, however, that Borrower and Administrative Agent shall not withhold or shall withhold at a rate reduced by an applicable tax treaty if such Lender timely provides Administrative Agent and Borrower with properly executed Prescribed Forms indicating that such payments either are not subject to Withholding Taxes or are subject to such taxes at a rate reduced by an applicable tax treaty; provided, further, that any amounts required to be withheld pursuant to Sections 1441(a) or 1442(a) of the Code or any successor provision (as modified by any applicable tax treaty) shall not be treated as Withholding Taxes (and shall be treated as Other Taxes) (i) to the extent such amount exceeds the tax that would have been required to have been withheld using the withholding rate applicable to the Lender at the later of the date hereof or the time such person became a Lender (giving effect to any reduced rate of withholding in effect at the later of the Reinstatement Date or the time such Person became a Lender, if such Person supplies the Prescribed Forms indicating entitlement to such rate) and (ii) if the Lender so notifies Borrower within one year after such Lender became aware thereof.

        (b) Other Taxes. Borrower agrees to and shall pay any and all present or future stamp, documentary, excise, property and other taxes, charges or similar levies now or hereafter imposed (excluding only taxes imposed on the overall net income or overall gross receipts of Administrative Agent or a Lender, franchise taxes imposed on Administrative Agent or a Lender, or any Affiliate thereof, and Withholding Taxes), which arise from any payment made under this Agreement or the other Loan Papers or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the other Loan Papers (hereinafter referred to as "Other Taxes"). Borrower shall indemnify Administrative Agent and each Lender for the full amount of Other Taxes (plus any taxes including, without limitation, any income or franchise taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.11(b)) paid by Administrative Agent or such Lender (as the case may
be) and all liabilities (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted. Such indemnification shall be made by Borrower within 15 days from the date Administrative Agent or such Lender (as the case may be) makes request therefor and provides Borrower with a receipt evidencing payment thereof.

        (c) Additional Amounts Payable by Borrower. If Borrower shall be required by law to deduct any amount in respect of Other Taxes from or in respect of any sum payable under this Agreement or under any Note to Administrative Agent or any Lender, (i) the sum payable by Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) Administrative Agent or such Lender (as the case may be) receives an amount equal to the amount it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (d) Tax Receipts; Refunds. Within 30 days after the date of any payment of Other Taxes by or at the direction of Borrower, Borrower will furnish to Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. In the event that (i) Administrative Agent or any Lender ever receives any refund, credit or deduction from any taxing authority to which Administrative Agent or such Lender would not be entitled but for the payment by Borrower of Other Taxes as required by this Section 2.11 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by Administrative Agent or such Lender in its sole discretion) and (ii) Administrative Agent or such Lender (as the case may be) determines that such refund, credit or deduction relates to such payment by Borrower of Other Taxes, then Administrative Agent or such Lender (as the case may be) thereupon shall repay to Borrower an amount with respect to such refund, credit or deduction equal to (A) any net reduction in taxes actually obtained by Administrative Agent or such Lender and determined by Administrative Agent or such Lender to be attributable to such refund, credit or deduction less (B) all reasonable expenses of Administrative Agent or such Lender attributable to such refund, credit or deduction. Administrative Agent and Lenders shall not be obligated, in connection with any term or provision of this Section 2.11, to allow Borrower to obtain copies of or to review any tax returns or books or records of Administrative Agent or any Lender.

        (e) Change of Lending Office. Any Lender claiming any additional amounts payable pursuant to this Section 2.11 for Other Taxes shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

        (f) Other Reasonable Efforts. In addition to any actions contemplated by Sections 2.11(d) and 2.11(e), Administrative Agent and each Lender agrees that (i) it will take all other reasonable actions by all usual means to avoid or to minimize amounts payable by Borrower under this Section 2.11; provided, however, that Administrative Agent and Lenders shall not be obligated by reason of this Section 2.11 to contest the payment of any Withholding Taxes or Other Taxes or to disclose any information regarding its tax affairs or tax computations or reorder its tax or other affairs or tax or other planning. Notwithstanding anything to the contrary in this Section 2.11, in no event shall Borrower ever be obligated to pay penalties assessed or interest on such penalties applicable to past due Other Taxes if and to the extent that such penalties or interest on such penalties are due to Administrative Agent's or such Lender's (as the case may be) failure to comply with applicable laws.

                                  ARTICLE III

                                   GUARANTIES

3.1     GUARANTY AGREEMENTS.

        To guaranty and otherwise ensure full and complete payment and performance of the Obligations, each Operating Subsidiary shall, and Borrower shall cause each Consolidated Subsidiary to, execute and deliver to Administrative Agent, on behalf of Lenders, concurrently with the execution and delivery of this Agreement, a Guaranty Agreement, guaranteeing full and complete payment and performance of the Obligations.

3.2     NEW CONSOLIDATED SUBSIDIARIES.

        Borrower shall, promptly after the occurrence of such creation or acquisition, notify Administrative Agent of the creation or acquisition of any Consolidated Subsidiary that is not identified as such on Schedule 2 hereto and also shall, promptly thereafter, cause each such Consolidated Subsidiary to execute and deliver to Administrative Agent, on behalf of Lenders to guaranty and otherwise ensure payment and performance of the Obligations, a Guaranty Agreement and such other related agreements, documents, instruments and certificates as Administrative Agent may from time to time reasonably request, all in form and substance satisfactory to Administrative Agent.

3.3     REQUESTED CONSENT AND RELEASE.

        (a) Borrower hereby requests that Lenders waive the provisions of Sections 6.1(i), 6.1(l), 6.2(b), 6.2(j), 6.2(k), 6.2(l), 6.2(n) and 6.2(q) to
permit the following transactions (the "CareStream Transactions"):

                 (i) a dividend to Fox Health of $5,000,000 in book value of the capital stock of Health Care Pharmacy Providers, Inc. and the contribution by Fox Health of such capital stock to New CareStream;

                 (ii) the creation of a wholly owned Subsidiary of Borrower ("CareStream Holdings") to hold all of the capital stock of HealthCare Connect, Inc. and its Subsidiaries, OmNex Health, Inc., NexCare, Inc., Scrip Card Enterprises, Inc. and US HealthData Interchange,

        Inc., including the balance of the capital stock of Health Care Pharmacy Providers, Inc. but excluding all shares of capital stock of FoxMeyer Canada owned by Health Care Pharmacy Providers, Inc., the assets purchased by Borrower and/or FoxMeyer Drug Company from the Chapter 11 estate of Synercom Healthcare Systems, Inc. on or about February 8, 1995, and the assets used as of the Release Effective Date in the operation of the DataNet division of Borrower and/or FoxMeyer Drug Company, and the contribution of such capital stock and assets to CareStream Holdings; and

                 (iii) the sale by CareStream Holdings of the CareStream Operations to Fox Health for a consideration equal to (A) the amount of Borrower's consolidated investment in the CareStream Operations from March 31, 1993 to the date of such sale (which investment aggregated $19,983,000 from March 31, 1993 through March 31, 1995) less $5,000,000
        (representing the amount of the dividend described in paragraph (i) above), which amount shall be evidenced by the CareStream Note, which shall be payable on the earlier of (1) the date of consummation of any public or private offering of shares of capital stock of New CareStream or any other transaction (whether sale of stock or assets, merger or other business combination) in which funds are received by Fox Health or any of its Subsidiaries (including without limitation New CareStream) in respect of the sale or other disposition of the CareStream Operations (or any interest therein) or (2) one year from the date of the CareStream Note, which note shall be secured by a first priority pledge and security interest in the capital stock and assets distributed or sold to Fox Health as part of the CareStream Transactions and (B) the CareStream Indemnity.

        (b) In order to induce Lenders to provide such waiver, Borrower hereby represents, warrants and covenants as follows:

                 (i) The CareStream Transactions are correctly described in clause (a) above and the memoranda dated October 3, 1995 and October 13, 1995 (collectively, the "Transaction Description"), from Borrower. The Transaction Description does not omit any statement of a material fact necessary to make the statements contained therein or herein not misleading.

                 (ii) The principal amount of the CareStream Note will be not less than the actual amount of all loans, advances, capital contributions and other investments made by Borrower and its Consolidated Subsidiaries in the CareStream Operations after March 31, 1993, less $5,000,000. After giving effect to the CareStream Transactions, (A) the maximum aggregate amount of

        (1) obligations of Borrower and the Consolidated Subsidiaries to pay the deferred or contingent purchase prices for the CareStream Operations and (2) all Guaranties and other contingent obligations of Borrower and the Consolidated Subsidiaries for financing of the CareStream Operations shall not exceed $5,000,000, and shall be fully assumed and indemnified against by Fox Health pursuant to the CareStream Indemnity, and (B) neither Borrower or any Consolidated Subsidiary will have any other liabilities or obligations to, or any agreement to provide financial support for, the CareStream Operations.

                 (iii) The consummation of the CareStream Transactions will not, and Borrower hereby agrees that the consummation of the CareStream Transactions shall not, violate the terms of, or give rise to a default under, the 7.09% Notes, the 7.09% Note Guaranties or the 7.09% Note Purchase Agreements, the agreements and instruments evidencing the Revolving Receivables Purchase Program, the Existing Credit Facility or any other material agreement, any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award, to which Borrower or any Consolidated Subsidiary is a party or by which it or any of its material Assets are bound or affected. None of the CareStream Transactions will have a Material Adverse Effect.

                 (iv) After giving effect to the CareStream Transactions, Borrower and each of the Operating Subsidiaries will be Solvent, both as a separate corporate entity and on a consolidated basis with its Subsidiaries.

        (c)      On the basis of the representations and warranties in this
Section 3.3 and subject to clause (d) below, Lenders agree (i) to waive the provisions of this Agreement set forth in clause (a) above insofar as may be required to effect the CareStream Transactions and (ii) to release and terminate the Guaranty Agreements of the following Guarantors: Healthcare Connect, Inc., OmNex Health, Inc., Health Care Pharmacy Providers, Inc., NexCare, Inc., Scrip Card Enterprises, Inc. and US HealthData Interchange, Inc.; provided that the release contemplated by this clause (c) shall not become effective if a Potential Default or an Event of Default shall have occurred and be continuing.

        (d) The waiver provided in clause (c) above shall be effective, and Administrative Agent shall be authorized to release and terminate the Guaranty Agreements of the Consolidated Subsidiaries named in clause (c) above, upon satisfaction of the following, in a manner acceptable to Administrative Agent, on or before May 31, 1996 (the date of effectiveness herein called the "Release Effective Date"):

                 (i) Borrower shall provide Administrative Agent with at least five Business Days' notice of the proposed consummation of the CareStream Transactions, which notice shall include copies of the proposed CareStream Note, CareStream Pledge Agreement and CareStream Indemnity (collectively, the "CareStream Transaction Documents"), and the CareStream Transaction Documents shall be in form and substance satisfactory to Administrative Agent. The CareStream Transactions shall be consummated as contemplated by this Section 3.3, and all proceedings taken in connection with the CareStream Transactions shall be satisfactory to Administrative Agent and its counsel.

                 (ii) Borrower and CareStream Holdings shall have received the CareStream Note, the CareStream Pledge Agreement and the CareStream Indemnity, duly executed by Fox Health, together with certificates representing all of the capital stock required to be pledged pursuant thereto and related stock powers duly endorsed in blank.

                 (iii) Administrative Agent shall have received evidence that all Intercompany Notes of Health Care Pharmacy Providers, Inc. and the other Subsidiaries of CareStream Holdings shall be repaid in full or contributed to capital and included in the principal amount of the CareStream Note.

                 (iv) Administrative Agent shall have received an opinion of Weil, Gotshal & Manges, counsel to Borrower and the Operating Subsidiaries, in form and substance satisfactory to Administrative Agent, (A) that the CareStream Transaction Documents have been duly authorized, executed and delivered by Fox Health and New CareStream and constitute the legal, valid and binding obligations of Fox Health and New CareStream, enforceable in accordance with their respective terms (subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium, or similar laws or principles of equity affecting enforcement of creditors' rights generally), (B) that the execution, delivery and performance of the CareStream Transaction Documents do not violate the terms of, or give rise to a default under, the 7.09% Notes, the 7.09% Note Guaranties or the 7.09% Note Purchase Agreements, the agreements and instruments evidencing the Revolving Receivables Purchase Program or the Existing Credit Facility, any law, rule or regulation, or any order, writ, judgment, injunction, decree or determination or award, to which Borrower or any Consolidated Subsidiary is a party or by which it or any of its material Assets are bound or affected,

        (C) that the CareStream Pledge Agreement creates a valid and enforceable pledge of and security interest in the capital stock and assets intended to be subject thereto, and (D) as to such other matters as Administrative Agent deems appropriate.

                 (v) Before and after giving effect to the CareStream Transactions, the representations and warranties provided in Article V shall be true and correct on the Release Effective Date as if made on such date (except to the extent that such representations and warranties are expressly by their terms made only as of a date other than the date hereof), and no Potential Default or Event of Default shall have occurred or be continuing on the Release Effective Date.

                 (vi) Borrower shall have paid all fees and expenses payable by Borrower under the Loan Papers on or before the Release Effective Date.

                 (vii) Administrative Agent shall have received such other documents, instruments, certificates and opinions as it shall deem necessary or appropriate in connection with the waiver contemplated by this clause (d) and the transactions contemplated thereby.

                 (viii) Administrative Agent shall have received a certificate from a Financial Officer of Borrower certifying the satisfaction of the conditions precedent set forth in this clause (d).

        (e) Borrower acknowledges and agrees that the foregoing waiver shall extend only to the requirements of this Agreement to the limited extent expressly provided herein and shall not extend to any other or additional state of facts or circumstances or any other covenant, obligation, representation or warranty of any party to this Agreement or the other Loan Papers.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

4.1     INITIAL LOANS.

        The obligations of Lenders to make the initial Loan shall be subject to the prior satisfaction of each of the following conditions precedent:

        (a) Notes. The Notes shall have been duly executed by Borrower and delivered to Administrative Agent.

        (b) Guaranty Agreements. The Guaranty Agreements shall have been duly executed by each of the Operating

Subsidiaries and the other Consolidated Subsidiaries and delivered to Administrative Agent.

        (c) Corporate Certificate. A Corporate Certificate in the form of Exhibit F hereto, appropriately completed, shall have been duly executed by each of Borrower, the Operating Subsidiaries and the other Consolidated Subsidiaries and certain of its officers, as indicated therein, and delivered to Administrative Agent, and the resolutions of the Board of Directors of such corporation, the Certificate or Articles of Incorporation of such corporation and the Bylaws of such corporation attached thereto shall be in form and substance reasonably satisfactory to Administrative Agent.

        (d) Good Standing and Authority. Certificates of the appropriate governmental offices of each jurisdiction in which Borrower or any Operating Subsidiary is incorporated and of each other jurisdiction in which Borrower or any Operating Subsidiary transacts business and is required to qualify as a foreign corporation and where the failure to so qualify could reasonably be expected to cause a Material Adverse Effect, each dated no later than August 1, 1995, to the effect that Borrower or such Operating Subsidiary is in existence, in good standing with respect to the payment of franchise and similar taxes and duly qualified to transact business in such jurisdictions, shall have been delivered to Administrative Agent.

        (e) Opinions of Counsel. (i) A legal opinion of Weil, Gotshal & Manges, and other counsel reasonably acceptable to Administrative Agent as to matters relating to Kansas law, as counsel for Borrower and Consolidated Subsidiaries, substantially in the forms of Exhibit G attached hereto shall have been duly executed by such counsel and delivered to Administrative Agent, and (ii) a favorable legal opinion of Gibson, Dunn & Crutcher, counsel to Administrative Agent, in form and substance satisfactory to Administrative Agent, shall have been duly executed by such counsel and delivered to Administrative Agent.

        (f) UCC and Lien Searches. Searches of Borrower's and each Operating Subsidiary's State of incorporation, the States where Borrower's and each Operating Subsidiary's chief executive office is located and all other States that the Administrative Agent may request, setting forth all UCC filings, financing statements and other Lien filings against Borrower or any Operating Subsidiary, shall have been delivered to Administrative Agent, which searches shall confirm that the Assets of Borrower and Operating Subsidiaries are free and clear of all Liens other than Permitted Liens, if any.

        (g) Cash Flow Projections and Financial Statements. Consolidated cash flow projections of Borrower and its Consolidated Subsidiaries and projected balance sheets and statements of operations of Borrower and its Consolidated Subsidiaries for the two year period commencing with fiscal year

1996, together with unaudited consolidating balance sheets and statements of operations for FoxMeyer Drug Company, Harris Wholesale, and the other Consolidated Subsidiaries as of September 30, 1995 and for the six months then ended, shall have been delivered to the Administrative Agent, which projections, balance sheets and statements shall be certified by a Financial Officer of Borrower and, with respect to the balance sheets and statements of each Operating Subsidiary, such Operating Subsidiary and shall reflect, to the satisfaction of Administrative Agent, that, both before and after giving effect to the transactions contemplated by this Agreement (and assuming funding of the Loans in an amount equal to the maximum Aggregate Commitment), each of Borrower and each Operating Subsidiary is, both as a separate corporate entity and on a consolidated basis with its Subsidiaries, Solvent.

        (h) Solvency Certificate. A Solvency Certificate in the form of Exhibit H hereto, appropriately completed, shall have been delivered to Administrative Agent, which Solvency Certificate shall have been executed by a Financial Officer of Borrower and each Operating Subsidiary and shall reflect, to the satisfaction of Administrative Agent, that (A) both before and after giving effect to the transactions contemplated by this Agreement (and assuming funding of the Loans in an amount equal to the maximum Aggregate Commitment), each of Borrower and each Operating Subsidiary is, both as a separate corporate entity and on a consolidated basis with its Subsidiaries, Solvent and (B) there has not occurred any material adverse change in the Net Worth of Borrower or any Operating Subsidiary since the date of the balance sheets of such corporations as of March 31, 1995.

        (i) Field Examination; Borrowing Base. Administrative Agent shall have completed and be satisfied with the results of a review and examination of the Inventory and Receivables, and related systems, of Borrower and the Consolidated Subsidiaries, including without limitation a verification of the amounts of Inventory and Receivables in the financial statements of Borrower and the Consolidated Subsidiaries, and Administrative Agent shall have received a certificate setting forth the calculation of the ratio set forth in
Section 6.2(d) as of September 30, 1995.

        (j) Fees. All fees required to have been paid by Borrower pursuant to Section 2.7 shall have been paid (to the extent then due).

        (k) Insurance, etc. Borrower and each Consolidated Subsidiary shall have obtained and shall maintain insurance and indemnification rights as required pursuant to Section 6.1(c).

        (l) No Material Adverse Effect. There shall not have occurred any event or events and there shall not exist any circumstance or circumstances which, individually or collectively, could reasonably be expected to cause a Material Adverse Effect.

        (m) No Litigation, etc. There are no investigations, actions, suits or proceedings pending or threatened in or before any Tribunal that could reasonably be expected to cause a Material Adverse Effect.

        (n) Intercompany Notes. Administrative Agent shall have received a certified copy of each of the Intercompany Notes, which promissory notes shall be in form and substance reasonably satisfactory to Administrative Agent.

        (o) No Default. As of the date of the initial Loan, no Potential Default or Event of Default shall exist.

        (p) Amendments to Prior Agreements. Borrower shall cause the amendment of the Fox Health Loan Agreement and each of the Intercompany Notes to reflect the execution of this Agreement, including such references in Sections 5.4(c), 6.2 and 8.5 of the Fox Health Loan Agreement.

        (q) Proceedings Satisfactory. All proceedings taken in connection with the transactions contemplated by the Loan Papers shall be reasonably satisfactory to Administrative Agent, all Loan Papers shall be in form and substance reasonably satisfactory to Administrative Agent and all legal matters incident to this Agreement and the other Loan Papers and the transactions contemplated by the Loan Papers shall be reasonably satisfactory to counsel to Administrative Agent.

        (r)      Closing Certificate.  A Closing Certificate in the form of
Exhibit I hereto, appropriately completed, shall have been executed by Borrower and Operating Subsidiaries and certain of their officers, as indicated therein, and delivered to Administrative Agent, which certificate shall certify to the satisfaction of the conditions precedent set forth in this Section 4.1.

4.2     ALL LOANS.

        The obligations of Lenders to make any Loans (including the initial
Loan) shall be subject to the prior satisfaction of each of the additional following conditions precedent:

        (a) No Default. As of the date of the making of such Loan and after giving effect thereto, no Potential Default or Event of Default then exists or would exist.

        (b) Representations and Warranties. The representations and warranties contained in the Loan Papers (including, without limitation, those contained in Article V hereof and those relating to the information disclosed on Schedule 2 hereto) shall be true and correct in all material respects on the date of the making of such Loan with the same force and effect as though made on and as of such date, except to the extent that such representations or warranties are expressly by their terms made only as of another specific date.

        (c) Covenants and Agreements. All covenants and agreements to have been complied with and performed by Borrower or any Consolidated Subsidiary on or prior to the making of such Loan shall have been fully complied with and performed.

        (d) Loan Request Certificate. With respect to any Advance, the Loan Request Certificate relating thereto, appropriately completed and executed by Borrower and in form and substance satisfactory to Administrative Agent, shall have been delivered to Administrative Agent.

        (e) Existing Credit Facility. As of the date of the making of such Loan and after giving effect thereto, the aggregate amount of the Loans (as defined in the Existing Credit Facility) then outstanding and the Letter of Credit Outstandings (as defined in the Existing Credit Agreement) shall equal $295,000,000 (or such lesser portion of the $295,000,000 aggregate commitment under the Existing Credit Agreement as may be outstanding consistent with the requirements thereof for borrowings in minimum determinations).

        (f) Additional Items. Such additional agreements, documents, instruments and certificates as Administrative Agent, Lenders or counsel to Administrative Agent may reasonably request to ensure or evidence compliance with this Agreement shall have been delivered to Administrative Agent.

4.3     REPRESENTATION AND WARRANTY.

        Each request for an Advance shall constitute a representation and warranty by Borrower and Operating Subsidiaries to Administrative Agent and Lenders that all conditions precedent in this Article IV applicable thereto have been satisfied in full.

4.4     DETERMINATIONS REGARDING CONDITIONS PRECEDENT.

        Except as may be expressly stated in this Article IV to the contrary, all determinations of compliance with applicable conditions precedent shall be made by Administrative Agent in good faith. If and to the extent that any Lender shall, in accordance with this Article IV, have the right to make or be involved in any such determination, such Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each agreement, document, instrument or certificate or other matter to be consented to, approved or accepted or satisfactory to such Lender unless (a) an officer of Administrative Agent responsible for the administration of this Agreement and holding the position of Vice President or higher shall have received notice from such Lender, prior to the relevant time and date,specifying its objection thereto and (b) such objection shall not have been withdrawn by verbal or written notice to Administrative Agent. To the extent that any condition precedent contained in Sections 4.1 or 4.2 involves a matter that is to be determined expressly based upon the satisfaction of or acceptability to Administrative Agent, Majority Lenders, Required Lenders or Lenders, such condition precedent shall, to such extent (and only to such extent), be deemed satisfied if Administrative Agent and Lenders make the requested Advance to which such condition precedent relates.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

        Borrower hereby represents and warrants to Administrative Agent and Lenders, and each Operating Subsidiary, as to matters relating to such Operating Subsidiary, hereby represents and warrants to Administrative Agent and Lenders, as follows:

5.1     ORGANIZATION, STANDING, QUALIFICATION.

        Each of Borrower and its Consolidated Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation, (b) has all requisite power, corporate or otherwise, to conduct its business and to execute and deliver, and perform its obligations under, the Loan Papers, and (c) is duly qualified to transact business as a foreign corporation in each jurisdiction when the nature of its Assets or the conduct of its business requires such qualification and where the failure to so qualify could reasonably be expected to cause a Material Adverse Effect.

5.2     AUTHORIZATION, ENFORCEABILITY, ETC.

        (a) The execution, delivery and performance by Borrower and Consolidated Subsidiaries of the Loan Papers have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any material agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect to which Borrower or any Consolidated Subsidiary is a party or by which it or any of its material Assets are bound or affected, (ii) result in, or require the creation or imposition of, any Lien (other than a Permitted Lien) upon or with respect to any Asset owned by Borrower or any Consolidated Subsidiary, or (iii) except as may be disclosed on Schedule 2, result in a breach of, or constitute a default by Borrower or any Consolidated Subsidiary under, any indenture, loan or credit agreement or any other material contract, agreement, document or instrument to which it is a party or by which it or any of its Assets are bound or affected.

        (b) No approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing, and no lapse of a waiting period or lack of objection, with or from any Tribunal or other Person is required in connection with the execution, delivery and performance by Borrower or any Consolidated Subsidiary of any Loan Papers to which it is a party or by which it or any of its Assets are bound or affected, except for approvals, authorizations, orders, licenses, permits, franchises, consents, representations, declarations, qualifications and filings which have been duly obtained, taken, given or made and are in full force and effect.

        (c) This Agreement has been duly executed and delivered by Borrower and Operating Subsidiaries, and constitutes legal, valid and binding obligations of Borrower and Operating Subsidiaries, enforceable against Borrower and Operating Subsidiaries in accordance with its terms, subject to applicable Debtor Relief Laws. The other Loan Papers to which Borrower or any Consolidated Subsidiary is a party, when duly executed and delivered by Borrower or such Consolidated Subsidiary, will constitute legal, valid and binding obligations of Borrower or such Consolidated Subsidiary, as the case may be, enforceable against Borrower or such Consolidated Subsidiary in accordance with their respective terms, subject to applicable Debtor Relief Laws.

5.3     FINANCIAL STATEMENTS AND BUSINESS CONDITION.

        Borrower's Financial Statements (including the Base Financial Statements) were and, when delivered pursuant to Section 6.3, will be prepared in accordance with GAAP and fairly present the consolidated and consolidating financial conditions and results of operations of Borrower and its Consolidated Subsidiaries as of, and for the fiscal year (or portion thereof, as the case may be) ended or ending on, the date(s) thereof, subject to Year-End adjustments (if applicable). There were and will be no material liabilities, direct or indirect, fixed or contingent, of Borrower or any Consolidated Subsidiary as of the dates of Borrower's Financial Statements (including the Base Financial Statements) which are not or will not be reflected therein or in the notes thereto or which otherwise have not been disclosed to Administrative Agent and Lenders in Schedule 2. There has not occurred any material adverse change in the financial condition of Borrower or any Consolidated Subsidiary from the financial condition shown in the Base Financial Statements, and neither Borrower nor any Consolidated Subsidiary has incurred any material liability, direct or indirect, fixed or contingent except in the ordinary course of its business as currently conducted. No event or events have occurred, and no circumstance or circumstances exist, which, individually or collectively, has or have a Material Adverse Effect.

5.4     FILING OF TAX RETURNS.

        Each of Fox Health, Borrower and the Consolidated Subsidiaries has properly and timely filed all material tax returns required to have been filed in accordance with applicable law. All such returns are correct and complete in all material respects. All taxes shown to be due and payable on such returns, including interest, penalties and additions to tax, and all other taxes which are payable by any thereof, to the extent the same have become due and payable, have been paid. Borrower and Operating Subsidiaries are not aware of any Proposed Tax Liability of $20,000,000 or more in the aggregate. All tax liabilities of each of Fox Health, Borrower and the Consolidated Subsidiaries are adequately provided for in accordance with GAAP. No income tax liability of Fox Health, Borrower or any Consolidated Subsidiary has been asserted by the Internal Revenue Service for taxes in excess of those already paid, except as is being contested by such taxpayer in good faith consistent with the requirements therefor set forth in
Section 6.l(d). The Tax Sharing Agreement is a legal, valid and binding obligation of Fox Health and Borrower, enforceable against Fox Health and Borrower in accordance with its terms, subject to applicable Debtor Relief Laws. Neither Fox Health nor Borrower is in breach or default of its obligations under the Tax Sharing Agreement. The foregoing representations do not apply to tax returns and taxes of Fox Health attributable to any period commencing after the date hereof, if during such period neither Borrower nor any Consolidated Subsidiary is a member of an affiliated group (as defined in Section 1504 of the Code), or any similar group for state, local or other tax purposes, in which Fox Health is a member. As of the date hereof, to the best of Borrower's knowledge, there are no taxes to which Fox Health is subject and for which Borrower or any Consolidated Subsidiary could be held liable under applicable law other than by reason of Borrower's status as a member of such an affiliated group or similar group.

5.5     TITLE TO PARTIES; PRIOR LIENS.

        Each of Borrower and the Consolidated Subsidiaries has good and indefeasible title to all material Assets purported to be owned by it (except for minor defects in title and minor encumbrances not in any case materially detracting from the value of the Assets affected thereby) and to all Inventory and Receivables purported to be owned by it, except for Receivables sold pursuant to the Revolving Receivables Purchase Program.

5.6     LEASES.

        All material real property leases, if any, under which Borrower or Consolidated Subsidiary is lessee or tenant are in full force and effect, and there does not exist any default or potential default thereunder by which any such lease could be terminated.

5.7     OWNERSHIP OF BORROWER AND SUBSIDIARIES.

        As of the date hereof, the ownership (record and beneficial) of Borrower (exclusive of the identities of

Borrower's public stockholders) and the Consolidated Subsidiaries is accurately set forth on Schedule 2 hereto.

5.8     SOLVENCY.

        Each of Borrower and each Operating Subsidiary is, both as a separate corporate entity and on a consolidated basis with its subsidiaries, and both before and after giving effect to the transactions contemplated by this Agreement, Solvent.

5.9     BUSINESS; COMPLIANCE.

        Each of Borrower and the Consolidated Subsidiaries has performed and complied with all material obligations required to be performed or complied with by it, and is not in default (to the extent it could reasonably be expected to be materially and adversely affected) under any license, permit, order, authorization, grant, contract, agreement or regulation material to its business to which it is a party or by which it or any of its Assets are bound or affected. The businesses and operations of each of Borrower and the Consolidated Subsidiaries have been and are being conducted in accordance with all applicable laws, rules and regulations of all Tribunals except such laws, rules and regulations where the failure to perform or comply could not reasonably be expected to have a Material Adverse Effect.

5.10    LICENSES, PERMITS, ETC.

        Borrower and each Consolidated Subsidiary possesses such valid Proprietary Rights and consents, authorizations, exemptions and orders of Tribunals or otherwise as are necessary or appropriate to carry on its business as now being or currently proposed to be conducted.

5.11    LITIGATION, PROCEEDINGS, ETC.

        Except as otherwise provided in Schedule 2, to Borrower's and each Operating Subsidiary's knowledge, there are (a) no investigations, actions, suits, proceedings, orders or injunctions pending or threatened against or affecting Borrower or any Consolidated Subsidiary or its Assets, at law or in equity, or before or by any Tribunal which (i) either has had or could reasonably be expected to have a Material Adverse Effect or (ii) either has related or could reasonably be expected to relate to the Loans, the Commitments, the Facility or the other transactions contemplated by the Loan Papers, and (b) no accidents, acts or actions have occurred which involve any claim not fully covered by insurance which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Consolidated Subsidiary is in default with respect to any order, writ, injunction or decree of any Tribunal, which default could reasonably be expected to cause a Material Adverse Effect.

5.12    PLANS AND FOX HEALTH PLANS.

        (a)      As of the date hereof, Schedule 2 identifies all Plans and
Schedule 3 identifies all Fox Health Plans (collectively in such regard, the "ERISA Plan Schedules"). No act, omission, or other event occurring before October 20, 1992 with respect to any Fox Health Plan, either alone or in combination with other acts, omissions, or events occurring at any time, creates or results in any liability to Borrower or any Consolidated Subsidiary existing on or after the date hereof except as otherwise disclosed herein. Except as provided in the immediately preceding sentence, no representation or warranty in this Section 5.12 relating to an Fox Health Plan shall apply with respect to any period of time prior to October 20, 1992.

        (b) Each Plan and Fox Health Plan has been maintained at all times in compliance, in all material respects, with its provisions and applicable law, including, without limitation, compliance with the applicable provisions of ERISA and the Code. All Plans and Fox Health Plans intended to be qualified under Sections 401(a) and 501(a) of the Code are and always have been so qualified (or can be corrected to be treated as so qualified by the IRS under its Closing Agreement Program, Voluntary Compliance Resolution Program, or any other similar program without any material liability to Borrower or any Consolidated Subsidiary) and have either received IRS determination letters to this effect or applications for such letters are currently pending or will be filed within the time limits under Section 401(b) of the Code. Nothing has occurred prior to or since the issuance of such letters (or filings of such applications) to cause the loss of qualification or tax exemption under the Code of any of such Plans or Fox Health Plans (except as may qualify for correction and retroactive restoration or deemed restoration under the IRS Closing Agreement Program, Voluntary Compliance Resolution Program, or any other similar program without any material liability to Borrower or any Consolidated Subsidiary).

        (c) There has been no material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or other breach of fiduciary duty with respect to any Plan or Fox Health Plan. Without limiting the generality of any other provision hereof, except with respect to the Fox Health Plans listed on Schedule 3, neither Borrower nor any Consolidated Subsidiary is directly, indirectly or contingently liable with respect to any "employee benefit plans" as defined in Section 3(3) of ERISA with respect to which Fox Health or any Fox Health Member is a party or bound or with respect to which Fox Health or any Fox Health Member shall have any direct or indirect or contingent liability. Neither Borrower nor any Consolidated Subsidiary is directly, indirectly, or contingently liable with respect to the Weirton Liabilities Agreement. With respect to any Plan or Fox Health Plan, the Borrower and its ERISA Affiliates (i) have not incurred and do not expect to incur any material accumulated funding deficiency under Section 302 of

ERISA (whether or not waived or the time periods extended), (ii) have not incurred and do not expect to incur any material liability to the PBGC, and
(iii) have not yet had asserted and do not expect to have asserted against them any material penalty, interest or excise tax under the Code or ERISA.

        (d) With respect to each Plan and Fox Health Plan, in all material respects, (i) all required contributions and payments have been made, (ii) all benefits due thereunder have been paid, and (iii) each such plan is able to fully pay benefits thereunder when due. No Termination Event has occurred or is expected to occur with respect to any Plan or Fox Health Plan which, either alone or in the aggregate, could result in any material liability to the Borrower and all of its Consolidated Subsidiaries, taken as a whole.

        (e) With respect to all Plans and Fox Health Plans in the aggregate, the sum of the following does not exceed $5,000,000: (i) the amount of any unfunded facility or plant shut down benefit or other "unpredictable contingent event benefit," within the meaning of Section 412(l)(7)(B) of the Code, and (ii) with respect to only those Plans and Fox Health Plans which have benefit liabilities (as defined in Section 4001(a)(16) of ERISA, and as determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044) which exceed the fair market value of their assets, the aggregate amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) for all such Plans and Fox Health Plans. As of March 31, 1992, with respect to all Plans, if any, providing health benefits to any former employee or dependent of such employee for periods subsequent to the severance of such employee's employment (other than pursuant to Section 4980B of the Code), the excess of the accumulated postretirement benefit obligation (as determined under Financial Accounting Standard ("FAS") No. 106) over the fair market value of any plan assets dedicated to such obligations (within the
meaning of FAS 106) does not exceed $3,500,000.   Except as may be required
under the terms of any existing or future collective bargaining agreement, with respect to any Plan providing health benefits to any former employee or dependent of such employee for periods subsequent to the severance of such employee's employment (other than pursuant to Section 4980B of the Code), no benefit improvement or increase (including, without limitation, availability of additional benefits, increased employer copayments or other subsidies, increased maximums or annual or lifetime limits, coverage of additional disabilities or other illnesses or injuries, decreased employee deductibles, copayments, or out-of-pocket limits, or less restrictive eligibility participation requirements) has occurred or been promised since March 31, 1992.

5.13    SEPARATE EXISTENCE.

        Borrower, the Operating Subsidiaries and the other Consolidated Subsidiaries have at all times (i) maintained their respective corporate existences separate and apart from Fox Health or any other Affiliates of Fox Health; (ii) maintained or controlled physical possession of all of their books and records (except, in the case of a Consolidated Subsidiary, where its Assets and operations are immaterial); (iii) maintained capitalization adequate for the conduct of their business (except, in the case of a Consolidated Subsidiary, where its Assets and operations are immaterial);
(iv) accounted for, managed and identified separately all of their liabilities and Assets apart from those of Fox Health and any other Affiliates of Fox Health; (v) allocated overhead costs accordingly wherever offices are not separate from those of Fox Health and any other Affiliate of Fox Health, and Fox Health or such Affiliate bore its fair share of such expenses; and (vi) kept their funds separate, and not commingled, with those of Fox Health or any other Affiliate of Fox Health and used their funds only for their own purposes, except for payments made under the Tax Sharing Agreement. The officers and directors of Borrower, the Operating Subsidiaries and the other Consolidated Subsidiaries have at all times conducted their business and affairs in accordance with their independent judgment and have been responsible for all matters (other than matters customarily delegated to others under powers of attorney) for which a corporation's own officers and directors would customarily be responsible. Neither Borrower, any Operating Subsidiaries nor any other Consolidated Subsidiaries have held themselves out to the public or to any of their creditors as being a unified entity with assets and liabilities in common with any other Person. Neither Borrower, any Operating Subsidiary nor any other Consolidated Subsidiary has exercised any control over, or had the capacity to control the environmental activities of, Fox Health or any current or former Affiliates of Fox Health (other than the Subsidiaries of the Borrower) or occupied, leased or operated any real property of Fox Health or any such current or former Affiliate of Fox Health.

5.14    FEDERAL RESERVE REGULATIONS.

        Neither Borrower nor any of its Consolidated Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. (Lenders acknowledge, however, that Borrower has made the Fox Health Loan.) Not more than 25 percent (25%) of the value of the Assets of Borrower and its Consolidated Subsidiaries is represented by Margin Stock.

5.15    FISCAL YEAR.

        The fiscal year of Borrower ends on March 31st.

5.16    ENVIRONMENTAL MATTERS.

        (a) Each of Borrower and the Subsidiaries of the Borrower is in compliance, in all material respects, with all

Environmental Laws, including, but not limited to, all such laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials.

        (b) To Borrower's and each Operating Subsidiary's knowledge, there are no presently outstanding complaints that Borrower or any Subsidiary is now or at any time prior hereto was in violation of the Environmental Laws that could reasonably be expected to have a Material Adverse Effect; there are no administrative or judicial proceedings presently pending or any administrative or judicial proceedings threatened by a Tribunal against Borrower or any Subsidiary pursuant to the Environmental Laws that could reasonably be expected to have a Material Adverse Effect; and there is no claim presently outstanding against Borrower or any Subsidiary which was asserted pursuant to the Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

        (c) Except as may be disclosed on Schedule 2, there are no facts or circumstances known to Borrower or any Consolidated Subsidiary that could reasonably be expected to form the basis of any claim against Borrower or any Subsidiary under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect, including, but not limited to, any claim arising from past or present environmental practices asserted thereunder.

5.17    LABOR DISPUTES.

         Except as may be set forth on Schedule 2, as of the date hereof (a) there is no collective bargaining agreement or other labor contract covering employees of Borrower or any Consolidated Subsidiary, (b) no such collective bargaining agreement or other labor contract is scheduled to expire prior to the Termination Date, and (c) to Borrower's and each Operating Subsidiary's knowledge, no union or other labor organization is seeking to be organized, or to be recognized as, a collective bargaining unit of employees of Borrower or
any Consolidated Subsidiary.   Except as set forth on Schedule 2, there is no
pending or, to Borrower's and each Operating Subsidiary's knowledge, threatened strike, work stoppage, unfair labor practice claim or other labor dispute against or affecting Borrower or any Consolidated Subsidiary or their respective employees which would be likely to have a Material Adverse Effect.

5.18    SUBSIDIARIES.

         Except as identified on Schedule 2, as of the date hereof Borrower has no Subsidiaries. As of the date hereof, all Operating Subsidiaries and all Guarantors are wholly-owned Consolidated Subsidiaries other than FoxMeyer
Software, Inc.   Except as may be expressly stated to the contrary on Schedule
2,
as of the date hereof all Subsidiaries of Borrower are Consolidated
Subsidiaries.

5.19    INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

        Neither Borrower nor any Consolidated Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

5.20    COMMON ENTERPRISE.

        Borrower and each Consolidated Subsidiary are members of an affiliated corporate group and are engaged in a common enterprise, and the expertise and efforts of Borrower and each Consolidated Subsidiary support and benefit the other members of such affiliated group. Borrower and each Consolidated Subsidiary expect to derive substantial benefit (and Borrower and each Consolidated Subsidiary may reasonably be expected to derive substantial benefit), directly and indirectly, from the Loans and the other transactions contemplated by this Agreement, both in their separate capacities and as a member of an affiliated and integrated corporate group. Each Operating Subsidiary will receive reasonably equivalent value in exchange for the guaranty being provided by it pursuant to Section 3.1 as security for the payment and performance of the Obligations. Borrower provides cash management and related services to its Consolidated Subsidiaries.

5.21    BURDENSOME CONTRACTS.

        Neither Borrower nor any Consolidated Subsidiary is a party to, or bound by, any agreement, contract or Plan which is materially burdensome (taking into consideration any benefits provided thereby) and which has, or is expected to have, a Material Adverse Effect.

5.22    INTERCOMPANY NOTES.

        The Intercompany Notes evidence Indebtedness advanced by the payees thereof to the makers thereof (a) to finance or refinance acquisitions previously made by such makers, (b) to capitalize such makers or (c) resulting, in part, from the cash management system maintained by Borrower and Consolidated Subsidiaries.

5.23    FULL DISCLOSURE.

        No information, exhibit or written report furnished by or on behalf of Borrower or any Consolidated Subsidiary to Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby contains any material misstatement of fact or omits the statement of a material fact necessary to make the statements contained herein or therein not misleading.

5.24    AMOUNT OF PHAR-MOR RECEIVABLES.

        As of the end of business on August 16, 1992, the net amount of Phar-Mor Receivables did not exceed $75,000,000 (prior to any adjustment for income taxes).

5.25    FOX HEALTH LOAN AND TENDER OFFER.

        All proceeds of the Fox Health Loan have been used by Fox Health solely
(a) for the purchase by Fox Health of up to 1,650,000 shares of the common stock of Borrower pursuant to the Tender Offer, (b) for a portion of the fees and expenses incurred by Fox Health in connection with the Tender Offer, and
(c) for working capital or general corporate purposes of Fox Health in an aggregate amount not in excess of $7,675,000. None of the proceeds of the Fox Health Loan have been or will be used by Fox Health to purchase any shares of capital stock of Fox Health. Borrower has complied, in all respects, with all laws, rules and regulations relating to the Tender Offer and with all applicable requirements (if any) of Regulation G of the Board of Governors in connection with the Fox Health Loan.

                                   ARTICLE VI

                                   COVENANTS

6.1     AFFIRMATIVE COVENANTS.

        So long as any portion of the Obligations remains unpaid or any Lender is committed to make any Advance hereunder:

        (a) Payment and Performance of Obligations. Borrower shall pay all principal, interest, fees and other charges with respect to the Obligations when and as the same become due and payable in accordance with the Loan Papers; and Borrower and each Operating Subsidiary shall strictly observe and perform, or cause to be observed and performed, all covenants, agreements, terms, conditions and limitations contained in the Loan Papers applicable to it or, with respect to Borrower, any Consolidated Subsidiary and shall do all things necessary to prevent the occurrence of any default thereunder.

        (b) Maintenance of Existence; Qualification and Assets. Borrower and each Operating Subsidiary shall at all times maintain, and, with respect to Borrower, cause each Consolidated Subsidiary to maintain, (i) its legal existence (except as otherwise required or permitted by Section 6.2(m) with respect to Consolidated Subsidiaries other than Operating Subsidiaries), (ii) its qualification to transact business and good standing in all jurisdictions where the nature of its Assets or the conduct of its business requires such qualification and where the failure to so qualify could reasonably be expected to cause a Material Adverse Effect, and (iii) its material Assets (and exclusive of obsolete Assets) in proper repair, working order and condition, ordinary wear and tear excepted.

        (c) Maintenance of Insurance and Indemnification Rights. Borrower and each Operating Subsidiary shall at all times maintain, and, with respect to Borrower, cause each Consolidated Subsidiary to maintain, insurance covering such risks and in such amounts as is customarily maintained by businesses similarly situated, including, without limitation, insurance covering the following in such amounts as Administrative Agent may reasonably determine to be appropriate: (i) workmen's compensation insurance (subject, to the extent applicable to Section 6.1(j), provided appropriate stop loss or excess coverage insurance is maintained); (ii) employer's liability insurance; (iii) comprehensive general public liability and property damage insurance; (iv) insurance against loss or damage by fire, lightning, hail, tornado, explosion and other similar risk; and (v) comprehensive automobile liability insurance. Borrower and each Operating Subsidiary shall at all times maintain, and, with respect to Borrower, cause each Consolidated Subsidiary to maintain, valid and enforceable indemnification rights pursuant to such agreements and in such amounts as is customarily maintained by businesses similarly situated, including, without limitation, indemnification rights against drug manufacturers relating to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Borrower, any Operating Subsidiary or any other Consolidated Subsidiary in any way relating to or arising out of the use of drugs or pharmaceuticals manufactured by such manufacturers and sold by Borrower, any Operating Subsidiary or any other Consolidated Subsidiary.

        (d) Payment of Taxes and Claims. Borrower and each Operating Subsidiary shall pay and, with respect to Borrower, shall cause each Consolidated Subsidiary to pay, in all material respects, any taxes imposed upon it or any of its Assets or with respect to any of its franchises, businesses, income or profits before any penalty or interest accrues thereon and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a vendor's Lien or landlords', mechanics', laborers', materialmen's, operator's, statutory or other similar Lien affecting any of its Assets; provided, however, that neither Borrower nor any Consolidated Subsidiary shall be required to pay any such taxes or claims if and to the extent that (i) the amount, applicability or validity thereof is currently (at the time in question) being contested in good faith by appropriate action promptly initiated and diligently conducted, and (ii) such Person shall have set aside on its books reserves (to the extent required by GAAP) that are adequate for the payment of such taxes or claims; and provided, further, however, that all such taxes and claims shall in any event be paid forthwith upon the commencement of any proceedings to foreclose any Lien which may have attached as security therefor. Borrower shall promptly notify Administrative Agent of any taxes or claims contested by Fox Health, Borrower or any Consolidated Subsidiary and the circumstances relating thereto, in detail reasonably satisfactory to Administrative Agent; provided, however, that this sentence shall apply to taxes contested by Fox Health only to the extent that the same (including any applicable interest, penalties or additions to tax) are in excess of $5,000,000 and only during such time as Fox Health and Borrower are members of an "affiliated group" as such term is defined in Section 1504(a) of the Code or if such taxes arose during such period of time. Borrower shall cause Fox Health to pay, before any penalty or interest accrues thereon, all taxes of whatever form (including, without limitation, all "Taxes" as such term is defined in the Tax Sharing Agreement) imposed upon Fox Health by any applicable law, rule or regulation to the extent that Borrower could become liable for the payment of such taxes; provided, however, that Borrower shall not be required to cause Fox Health to pay any such taxes if and to the extent that (A) the amount, applicability or validity thereof is currently (at the time in question) being contested in good faith by appropriate action promptly initiated and diligently conducted and (B) Fox Health shall have set aside on its books reasonable reserves (to the extent required by GAAP) that are adequate for the payment of such taxes; and provided, further, however, that all such taxes shall in any event be paid by Fox Health forthwith upon the commencement of any proceedings to foreclose any Lien which may have attached as security therefor. Notwithstanding anything to the contrary contained in the immediately preceding sentence, the failure of Fox Health to pay taxes when due shall not constitute a violation of this Section 6.1(d) unless the amount of such taxes (including any applicable interest, penalties or additions to tax) not paid when due exceeds in the aggregate $5,000,000.

        (e) Compliance with Laws and Documents. Borrower and each Operating Subsidiary shall comply, and, with respect to Borrower, shall cause each Subsidiary of Borrower to comply, in all material respects, with the provisions of any and all applicable laws, rules, regulations, orders, Governmental Requirements and agreements material to its businesses and operations, including, without limitation, Environmental Laws, and shall maintain or cause to be maintained its ability to fully perform its obligations thereunder. With respect to each Plan or Fox Health Plan which is subject to the minimum funding standards of ERISA, Borrower shall ensure that the Person responsible therefor at all times makes (and Borrower shall cause such Person to make) prompt payments of both contributions required to be made to meet such minimum funding standards (without regard to any waivers thereof or extensions of time therefor) and contributions required under (i) the terms of such Plan or Fox Health Plan,
(ii) any contractual obligations (including, without limitation, collective bargaining agreements) relating to such Plan or Fox Health Plan, and (iii) any law pertaining thereto. In addition, for each Multiemployer Plan with respect to which Borrower or any ERISA Affiliate of Borrower has any Withdrawal Liability, Borrower shall ensure that the Group Member or Fox Health Member responsible therefor at all times makes (and Borrower shall cause such Person to make) prompt payment thereof.

        (f) Inspections. Borrower and each Operating Subsidiary shall, at any reasonable time and from time to time during business hours after Administrative Agent shall have given Borrower at least one Business Day's prior notice, permit, and, with respect to Borrower, shall cause each Subsidiary of Borrower to permit, any agents or representatives of Administrative Agent or any Lender to inspect any of Borrower's, each Operating Subsidiary's and each other Subsidiary's Assets and to examine and make copies of and abstracts from its records and books of account and to discuss its affairs, finances and accounts with any of its officers, employees or, subject to reasonable notice, independent public accountants (and by this provision Borrower and Operating Subsidiaries authorize said accountants to discuss with Administrative Agent and Lenders and their agents and representatives, the affairs, finances and accounts of Borrower, Operating Subsidiaries and the other Subsidiaries of Borrower). In furtherance of the foregoing, but not by way of limitation thereof, Borrower and the Operating Subsidiaries shall permit Administrative Agent to conduct during normal business hours after reasonable notice to Borrower, from time to time at Borrower's expense, a review and examination of the Inventory and Receivables, and related systems, of Borrower and the Consolidated Subsidiaries, which review and examination may include a verification of the amounts of Inventory and Receivables in the financial statement of Borrower and the Consolidated Subsidiaries; provided, however, that if the Administrative Agent shall conduct more than one such review and examination in any calendar year, the Borrower shall only be required to reimburse Administrative Agent for the expenses related to the first of such reviews and Administrative Agent and Lenders shall be responsible for the expenses relating to each subsequent review in such calendar year.

        (g) Records. Borrower and each Operating Subsidiary shall keep, and, with respect to Borrower, shall cause each Consolidated Subsidiary to keep, adequate books and records reflecting all financial transactions of such Person, in which complete entries shall be made in accordance with GAAP.

        (h) Expenses. Borrower shall promptly pay, from time to time upon request made by Administrative Agent, any and all reasonable costs, fees and expenses paid or incurred by Administrative Agent incident to this Agreement or any other Loan Paper or any amendment thereto or the filing or recordation, if appropriate, thereof (including, without limitation, the reasonable fees and expenses of Administrative Agent and counsel to Administrative Agent incurred in connection with the negotiation, preparation, execution and administration of the Loan Papers and any amendment thereto and the filing or recordation, if appropriate, of any Loan Papers). In addition, Borrower shall promptly pay, from time to time upon request made by Administrative Agent or any Lender after the occurrence of an Event of Default, any and all reasonable costs, fees and expenses incurred by Administrative Agent or any Lender incident to (A) the collection and enforcement of the Loans, the Obligations and the Loan Papers,
(B) the exercise of any right or remedy under or with respect to the Loans, the Obligations and the Loan Papers and (C) the defense or prosecution of any action, suit or proceeding under or with respect to the Loans, the Obligations and the Loan Papers. Without limiting the obligations of Borrower under the preceding sentence, each Lender shall use reasonable efforts to mitigate the costs, fees and expenses for which Borrower is liable under the preceding sentence, by engaging the services of one common counsel on behalf of all Lenders in each applicable jurisdiction, but only if and to the extent that, and for such period of time as, such Lender reasonably determines that the use of such common counsel is consistent with its best interests under the applicable circumstances.

        (i) Maintenance of Assets. Borrower and each Operating Subsidiary shall maintain, and, with respect to Borrower, shall cause each Consolidated Subsidiary to maintain, all Proprietary Rights and other Assets material to the conduct of its business as heretofore or to be conducted by it.

        (j) Workers' Compensation. If and to the extent that Borrower or any Consolidated Subsidiary is or becomes a non-subscriber under any applicable State workers' compensation statute, Borrower and each Operating Subsidiary shall, and, with respect to Borrower, shall cause each such Consolidated Subsidiary to, consistently take all reasonable precautions as may be necessary or appropriate to minimize the risk of loss to Borrower and such Consolidated Subsidiary associated with, or arising from, claims that would otherwise be covered by such State workers' compensation statute if Borrower or such Consolidated Subsidiary had continued to subscribe under such statute.

        (k) Further Assurances. Borrower and each Operating Subsidiary shall execute and deliver, or shall cause to be executed and delivered, any and all other and further agreements, documents, instruments and certificates as, in the judgment of Administrative Agent, may be necessary or appropriate to more effectively evidence or secure the Obligations and the performance of the terms and provisions of the Loan Papers.

        (l) Ownership of Consolidated Subsidiaries. Borrower shall ensure that each Operating Subsidiary remains a wholly-owned Consolidated Subsidiary, and Borrower shall ensure that each other currently existing Consolidated Subsidiary (other than FoxMeyer Software, Inc.) remains a wholly-owned Consolidated Subsidiary except as may result from sales, mergers or dissolutions expressly permitted in Sections 6.2(m) or 6.2(n).

        (m) Rank of Obligations. Borrower and each Operating Subsidiary shall, and shall cause each Consolidated Subsidiary to, do all acts necessary to ensure that their respective Obligations under this Agreement and the other Loan Papers rank, and at all times shall rank at least pari passu in right of payment with all other (if any) senior, unsubordinated Indebtedness of Borrower, Operating Subsidiaries and Consolidated Subsidiaries, respectively, including without limitation the 7.09% Notes, the 7.09% Note Guaranties and the Indebtedness under the Existing Credit Facility.

6.2     NEGATIVE COVENANTS.

        So long as any portion of the Obligations remains unpaid or any Lender is committed to make any Advance hereunder:

        (a) Limitation on Indebtedness. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, create, incur, assume, have outstanding, act as surety with respect to, guarantee or otherwise be or become directly or indirectly absolutely or contingently, liable or obligated with respect to any Indebtedness, except Permitted Indebtedness. Nothing contained in this Section 6.2(a) is intended to, or shall, prohibit the obligations of Borrower or any Operating Subsidiary in respect of Receivables sold under the Revolving Receivables Purchase Program.

        (b) Ownership and Creation of Subsidiaries. Neither Borrower nor any Operating Subsidiary shall permit any change in the ownership of any Consolidated Subsidiary except as permitted pursuant to Sections 6.2(m) or (n). Neither Borrower nor any Operating Subsidiary shall create any Consolidated Subsidiary after the date hereof, except for the sole purpose of effecting a merger, consolidation or acquisition permitted by Sections 6.2(k), 6.2(l)(vii), 6.2(m) and 6.2(n).

        (c) No Amendment. Neither Borrower nor any Operating Subsidiary shall cause or permit any amendment or modification of the Certificate or Articles of Incorporation or Bylaws of Borrower or any Consolidated Subsidiary that could reasonably be expected to affect adversely the rights or interests of Administrative Agent or Lenders under the Loan Papers or authorize the issuance of Redeemable Capital Stock or Preferred Stock; provided that Borrower may authorize the issuance of Preferred Stock (which may or may not be Redeemable Capital

Stock) which does not provide for mandatory repurchase or redemption prior to the fifth (5th) anniversary of the date of issuance thereof.

        (d) Working Capital Borrowing Base. Borrower shall not permit, as of the last day of any calendar month (commencing with September 1995), (i) the product of 1.85 times the sum of (A) all consolidated Indebtedness of Borrower and the Consolidated Subsidiaries (other than obligations under any Interest Rate Protection Agreements and Permitted Indebtedness referred to in clause (e) of the definition thereof) as of such day plus (B) the aggregate amount paid by purchasers of Receivables (and property of account debtors securing such Receivables) or interests therein under the Revolving Receivables Purchase Program to be recovered from Receivables (and such property) outstanding as of such day, to exceed (ii) the sum of the Receivables Amount and the Inventory Amount as of such day.

        (e) Minimum Net Worth. Borrower shall not permit Net Worth, as of June 30, 1995, to be less than $417,510,000. Borrower shall not permit Net Worth, as of the last day of each fiscal quarter ending after June 30, 1995 (the "fiscal quarter"), to be less than an amount equal to the sum of (i) the minimum Net Worth required pursuant to this Section 6.2(e) as of June 30, 1995, or if later, the last day of the immediately preceding fiscal quarter, plus
(ii) subject to the qualification below, 75% of the positive amount (if any) of net income (after taxes) of Borrower and its Consolidated Subsidiaries during the subject fiscal quarter, plus (iii) 100% of the proceeds to Borrower of issuances of its capital stock (other than Redeemable Capital Stock) during the subject fiscal quarter, minus (iv) any increase during such fiscal quarter in the Phar-Mor Net Worth Adjustment Amount and minus (v) the amount of Push Down Accounting Adjustment made (or plus the amount thereof reversed) during such fiscal quarter. For purposes of calculating the amounts referred to in clause
(ii) above, net income shall be determined by excluding the reduction, if any, to net income attributable to either any reserves or write-offs for doubtful accounts or related collection expenses with respect to the Phar-Mor Receivables or any reduction to net income (including without limitation any reduction for expenses, other than interest expense associated with related borrowing) incurred in connection with the Tender Offer. Borrower and FoxMeyer Drug Company shall not permit the Net Worth of any Operating Subsidiary at any time to be equal to or less than zero.

        (f) Interest Coverage Ratio. Borrower shall not, on the last day of any fiscal quarter of Borrower (commencing with September 30, 1995), permit the ratio of (i)(A) EBIT plus (B) the Phar-Mor Interest Coverage Ratio Adjustment Amount plus (C) the Development Cost Interest Coverage Ratio Adjustment Amount, less (D) the Service Fee Adjustment Amount, plus (E) the CareStream EBT Adjustment Amount to (ii)(A) Interest Expense, plus (B) Preferred Dividends, less (C) the Service Fee Adjustment

Amount, less (D) the CareStream Interest Expense Adjustment Amount, in each case for the 12 month period ending on such day to be less than the ratio set forth below for the applicable period:


           Last Day of
        Applicable Period                Ratio
        -----------------             ------------
             9/30/95                  2.50 to 1.00
            12/31/95                  2.00 to 1.00
             3/31/96                  2.50 to 1.00



        (g) Debt Service Coverage Ratio. Borrower shall not, on the last day of any fiscal quarter of Borrower (commencing with September 30, 1995), permit the ratio of (i)(A) Operating Cash Flow, plus (B) the Phar-Mor Debt Service Coverage Ratio Adjustment Amount, plus (C) the Development Cost Debt Service Coverage Ratio Adjustment Amount, plus (D) the CareStream Net Income Adjustment Amount, less (E) the CareStream D&A Adjustment Amount, less (F) the CareStream Interest Expense Adjustment Amount to (ii)(A) Funded Debt Service, less (B) the CareStream Debt Service Adjustment Amount for the 12 month period ending on such day to be less than 2.00 to 1.00.

        (h) Capital Expenditures. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, cause or permit the aggregate amount of all Capital Expenditures made by Borrower and the Consolidated Subsidiaries, during any fiscal year ending after the date hereof, to exceed $45,000,000.

        (i) Total Indebtedness and Purchase Program Outstandings to Capitalization Ratio. Borrower shall not, on the last day of any fiscal quarter of Borrower (commencing with September 30, 1995), permit the ratio of
(i) the sum of (A) all consolidated Indebtedness of Borrower and the Consolidated Subsidiaries (other than obligations under any Interest Rate Protection Agreements and Permitted Indebtedness referred to in clause (e) of the definition thereof or, for the fiscal quarter ending December 31, 1995, the Indebtedness under this Agreement) as of such date plus (B) the aggregate amount paid by purchasers of Receivables (and property of account debtors securing such Receivables) or interests therein under the Revolving Receivables Purchase

Program to be recovered from Receivables (and such property) outstanding as of such date to (ii) the sum of (A) all consolidated Indebtedness of Borrower and the Consolidated Subsidiaries (other than obligations under any Interest Rate Protection Agreements and Permitted Indebtedness referred to in clause (e) of the definition thereof or, for the fiscal quarter ending December 31, 1995, the Indebtedness under this Agreement) plus (B) the aggregate amount paid by purchasers of Receivables (and property of account debtors securing such Receivables) or interests therein under the Revolving Receivables Purchase Program to be recovered from Receivables (and such property) outstanding as of such date plus (C) consolidated Net Worth of Borrower and the Consolidated Subsidiaries as of such date plus (D) the amount of the Push Down Accounting Adjustment as of such date to be more than (i) 0.63 to 1.00 for the fiscal quarter ending December 31, 1995 and (ii) 0.60 to 1.00 for the fiscal quarters ended September 30, 1995 and ending March 31, 1996.

        (j) Restricted Payments, etc. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, make any Restricted Payments, except Restricted Payments payable (i) to Borrower or (ii) to any Operating Subsidiary by a Subsidiary of such Operating Subsidiary; provided, however, that Borrower, and its Consolidated Subsidiaries with respect to clause (B) below, may (A) make and maintain the Fox Health Loan, (B) make payments in compliance with the Tax Sharing Agreement, (C) repurchase or redeem Redeemable Capital Stock on (but not earlier than) the fifth (5th) anniversary of the date of issuance thereof, (D) repurchase employee stock options or common stock held by employees in accordance with the requirements of any applicable employee stock option or purchase plans or as otherwise may be required to ensure that Fox Health and Borrower may file consolidated income tax returns and (E) pay dividends in the ordinary course of its business and consistent with prudent business practices, in all events (i.e., as to each of clauses (A), (B), (C), (D) and (E) preceding) if (but only if), at the time of any such loan, payment, repurchase, redemption or dividend and after giving effect thereto and considering facts and circumstances then existing, the conditions set forth in clauses (a), (b) and (c) of Section 6.2(j) of the Existing Credit Facility as in effect on the date hereof have been satisfied and, in the cases of clauses (A), (C), (D) and (E) preceeding, no Potential Default or Event of Default exists or will occur or may reasonably be expected to occur. Notwithstanding the foregoing, however (i.e., whether or not the conditions set forth in clauses (a), (b) and (c) of Section 6.2(j) of the Existing Credit Facility as in effect on the date hereof are satisfied and whether or not a Potential Default or Event of Default exists or will occur), Borrower, any Consolidated Subsidiary or any other member of the FoxMeyer Group (as applicable) may pay to Fox Health so much of the FoxMeyer Group Tentative Tax Liability or the FoxMeyer Group Interim Tax Liability (as the case may be) as does not exceed the aggregate amount of the tax liability to which such payment relates that is both payable to the applicable taxing authority by the Consolidated Group and is actually paid to the applicable taxing authority in a reasonably prompt fashion. Subject to the rights of Borrower under the Tax Sharing Agreement, the portion of the FoxMeyer Group Tentative Tax Liability or the FoxMeyer Group Interim Tax Liability (as the case may be) which remains unpaid as a result of the application of clause (a), (b) or (c) of Section 6.2(j) of the Existing Credit Facility as in effect on the date hereof shall be retained by and remain the property of the FoxMeyer Group and shall be paid to Fox Health pursuant to the Tax Sharing Agreement only at such time, if any, and to the extent that, each of the conditions set forth in clause (a), (b) and (c) of Section 6.2(j) of the Existing Credit Facility as in effect on the date hereof would be satisfied immediately following such payment. For purposes of this Section 6.2(j), the terms "FoxMeyer Group", "FoxMeyer Group Tentative Tax Liability", "FoxMeyer Group Interim Tax Liability" and "Consolidated Group" shall have the meanings given to such terms in the Tax Sharing Agreement.

        (k)      Acquisitions.   Except as may result from the mergers
permitted pursuant to Section 6.2(m), neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, acquire all or substantially all of the Assets of any other Person or of a division or other business unit thereof or Securities representing more than fifty percent (50%) of the Securities of any class of any other Person; provided, however, that (i) any Operating Subsidiary may purchase Inventory in bulk and purchase or lease the warehouses where such Inventory is located upon terms that are fair and reasonable to such purchaser, (ii) Borrower or any Operating Subsidiary may acquire all or substantially all of the Assets of any other Consolidated Subsidiary other than FoxMeyer Drug Company, (iii) Borrower, any Operating Subsidiary or any Healthcare Connect Subsidiary may acquire all or substantially all of the Assets of any other Person or of a division or other business units thereof (a "Business") or Securities representing more than fifty percent (50%) of the equity Securities of any Person, provided that
(A) such Business or Person becomes a Consolidated Subsidiary or such Person is FoxMeyer Canada, (B) such Business or Person is Solvent before giving effect to such acquisition, (C) neither Borrower nor any Consolidated Subsidiary becomes, and (except in the case of FoxMeyer Canada) neither such Person is nor the Assets or operations of such Person are, or could reasonably be expected to be subject to any material loss contingency required by GAAP to be disclosed in the financial statements of such Person and (D) the aggregate purchase price for all such acquisitions of Businesses or equity Securities (other than Securities of FoxMeyer Canada) pursuant to this clause (iii) during any fiscal year of Borrower may not exceed $25,000,000 (exclusive, in the case of the acquisition of a Business or all of the equity Securities of any other Person, of amounts properly allocable to working capital in accordance with GAAP), and provided further that this clause (iii) shall not permit the acquisition of any Securities of (A) Fox Health, (B) Centaur Partners IV, (C) any Affiliate of any of the foregoing (other than Borrower, a Consolidated Subsidiary or FoxMeyer Canada) or (D) FoxMeyer Canada if such acquisition would cause the limit provided in clause (b) of the proviso in the definition of Consolidated Subsidiary to be exceeded, and (iv) Borrower may acquire Receivables from any Consolidated Subsidiary for sale under the terms of the Revolving Receivables Purchase Program. For the purposes of clause (iii) above, payments made pursuant to an earn-out or similar contingent payment arrangement shall be deemed included in the purchase price for an acquisition for the fiscal year as to which such payments have accrued and are payable.

        (l) Loans, Advances and Investments. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, directly or indirectly make any loan, advance, extension of credit or capital contribution to, make any investment in, or purchase or commit to purchase any Securities or evidences of financial obligations of, or interests in, any Person except (i) Permitted Investments, (ii) acquisition of equity Securities permitted by Section 6.2(k)(iii), (iii) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, (iv) (A) existing loans, advances and capital contributions to and from Subsidiaries, (B) loans, advances and capital contributions to Borrower or any Operating Subsidiary consistent with prudent business practices, (C) capital contributions to any Operating Subsidiary to the extent necessary to ensure that such Operating Subsidiary remains Solvent, (D) loans, advances and capital contributions to Consolidated Subsidiaries other than Operating Subsidiaries consistent with prudent business practices and not to exceed $15,000,000 in aggregate amount (as to all such Consolidated Subsidiaries collectively) at any time outstanding, provided that in calculating the outstanding amount of such loans, advances and capital contributions, there shall not be counted (1) amounts loaned, advanced or contributed to a Consolidated Subsidiary from amounts received by Borrower or any Operating Subsidiary from any other Consolidated Subsidiary (excluding an Operating Subsidiary), (2) amounts of loans, advances or contributions permitted by clauses (iv)(A) through (C) above or (E) below or (3) amounts of loans, advances or contributions to a Consolidated Subsidiary to fund Minority Equity Investments permitted by clause
(vii) below, and (E) amounts loaned, advanced or contributed to Healthcare Connect Subsidiaries to fund acquisitions pursuant to Section 6.2(k)(iii) in the aggregate amount (as to all Healthcare Connect Subsidiaries collectively) not to exceed $25,000,000 during any fiscal year of Borrower, (v) advances to employees in the ordinary course of business not exceeding $1,000,000 in the aggregate at any time outstanding, (vi) Permitted Customer Advances, (vii) (A) expenditures for Minority Equity Investments other than in FoxMeyer Canada not to exceed $25,000,000 in the aggregate at any time outstanding and (B) expenditures for equity investments in, or loans or advances to, FoxMeyer Canada of $5,181,102 as of March 31, 1995 and up to an additional amount that would not cause the limit provided in clause (b) of the proviso in the definition of Consolidated Subsidiary to be exceeded, (viii) the making and maintenance of the Fox Health Loan, subject to Section 6.2(j); provided, however, that neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, make any loan, advance, extension of credit or capital contribution to, make any investment in, or purchase or commit to purchase any Securities or evidences of financial obligations of, or interests in, (A) Fox Health (other than the making and maintenance of the Fox Health Loan, subject to Section 6.2(j)), (B) Centaur Partners IV, (C) any director, executive officer or partner of Fox Health, Centaur Partners IV or Borrower, or (D) any Affiliate of any of the foregoing (other than Borrower or a Consolidated Subsidiary to the extent permitted in any of clauses (i) through (v) of this Section 6.2(l)); provided, further, however, that accounting adjustments and operating expense reimbursements (including, without limitation, expenses for taxes and insurance and attorneys' fees and expenses) may be made between Borrower and Fox Health in the ordinary course of Borrower's business and, subject to Section 6.2(j), payments required to be made under the Tax Sharing Agreement may be made between Borrower and Fox Health. For the purposes of clause (vii) above, the amount of any Minority Equity Investment in Phar-Mor, Inc. received in satisfaction of the Phar-Mor Receivables pursuant to the plan of reorganization in the Phar-Mor Bankruptcy shall, to the extent of such satisfaction, be deemed to be zero, but any payment of cash or other consideration (whether in respect of the exercise or subscription price for options, subscription rights or other securities or otherwise) shall reduce, to the extent of such payment, the amount available under such clause (vii).

        (m) Mergers and Dissolutions. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to
(i) merge or consolidate with any Person or (ii) be dissolved or liquidated; provided, however, that Healthcare Connect Subsidiaries may be merged into other Healthcare Connect Subsidiaries, other Consolidated Subsidiaries other than Operating Subsidiaries may be dissolved or may be merged with and into Borrower or other Consolidated Subsidiaries and Harris Wholesale may be merged with and into FoxMeyer Drug Company so long as, with respect to any such merger as to which Borrower or any Operating Subsidiary is a party, (1) Borrower or such Operating Subsidiary, as the case may be, and FoxMeyer Drug Company in the case of a merger of Harris Wholesale with and into FoxMeyer Drug Company, shall be the entity surviving such merger and (2) the Consolidated Subsidiary to be merged is Solvent at the time of such merger or such merger will not cause the surviving entity to cease to be Solvent[; and provided also that Health Care Pharmacy Providers, Inc. may form a wholly owned Subsidiary for the purpose of holding its existing systems technology (and no other material assets) and merge such Subsidiary into FoxMeyer Canada, if (A) immediately after the merger, Borrower and Health Care Pharmacy Providers, Inc. shall own at least 40% of the outstanding share capital of the amalgamated company resulting from the merger and (B) as of the date of the merger and after giving effect thereto, no Potential Default or Event of Default exists or would exist]. The word "consolidate" in clause (i) of the immediately preceding sentence shall not be construed to refer to a consolidation for tax reporting purposes.

        (n) No Sales of Certain Assets; Negative Pledge; No Negative Pledge in Favor of Other Lenders. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, directly or indirectly, (i) sell, transfer, assign, encumber or otherwise dispose of, or create, or allow to be created or to otherwise exist, any Lien upon, any of the Inventory, Receivables, Intercompany Notes or capital stock of any Operating Subsidiary except for (A) Permitted Liens described in clause (e) of the definition of such term, (B) sales of Inventory made in the ordinary course of business, (C) transfers of Assets between Borrower and the Consolidated Subsidiaries to the extent the same would be permitted to be transferred by merger in accordance with Section 6.2(m), and (D) sales of Receivables pursuant to the Revolving Receivables Purchase Program and transfers of Receivables from the Consolidated Subsidiaries to Borrower for such sale or other disposition, or (ii) sell, transfer, assign, encumber or otherwise dispose of, or create, or allow to be created or to otherwise exist, any Lien upon, any of its Assets other than described in clause (i) above except for Permitted Liens, sales of such other Assets for full and fair consideration made in the ordinary course of business or otherwise consistent with prudent business practices and, subject to the consent of Administrative Agent, which consent shall not be unreasonably withheld, sales of capital stock of Consolidated Subsidiaries (other than Operating Subsidiaries or the Healthcare Connect Subsidiaries or the Subsidiaries of the Healthcare Connect Subsidiaries) for full and fair consideration; provided, however, that neither Borrower nor any Operating Subsidiary shall sell, transfer, assign, encumber or otherwise dispose of any capital stock of any Operating Subsidiary, provided also, that Borrower shall cause the Fox Health Loan to be secured at all times by collateral equal or greater in value, on the date of delivery of such
collateral, to the then outstanding balance of the Fox Health Loan.   Except as
set forth in this Section 6.2(n) or the other Loan Papers in favor of Administrative Agent and Lenders, in the 7.09% Note Purchase Agreements, under the terms of the Revolving Receivables Purchase Program or under the Existing Credit Facility, neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, (1) covenant or agree, with any other lender(s) or other Person(s), not to create, or not to allow to be created or otherwise exist, any Lien upon any Asset of Borrower or any Consolidated Subsidiary, or (2) covenant or agree, with any other lender(s) or other Person(s), to any other arrangement that is functionally equivalent or similar to a negative pledge (provided, however, that such a negative pledge or the functional equivalent thereof may be created or otherwise exist in favor of other lender(s) or other Person(s) with respect to Assets of Borrower or any Consolidated Subsidiary other than Inventory and Receivables to the same extent that Permitted Liens, other than Permitted Liens in favor of Administrative Agent and Lenders, are permitted to be created or otherwise exist (pursuant to this Agreement) in favor of such other lender(s) or other Person(s) with respect to the same Assets). Without the prior written consent of Required Lenders, which consent shall not be unreasonably withheld except in the case of any issuance prohibited by Section 6.2(c) or any issuance by any Healthcare Connect Subsidiary or its Subsidiaries, neither Borrower nor any Operating Subsidiary shall cause, permit or consent to the issuance of any Securities of any Consolidated Subsidiary to any Person other than Borrower or a Consolidated Subsidiary; provided that equity Securities of any Person whose equity Securities are acquired pursuant to Section 6.2(k)(iii) may be issued by such Person at the time of or as consideration for such acquisition if after the issuance thereof Borrower, the Operating Subsidiaries or the Healthcare Connect Subsidiaries own more than fifty percent (50%) of the equity Securities of such Person. Notwithstanding the foregoing, (x) any factoring or sale of Receivables in bulk and (y) any sale involving a net disposition (after taking into account any contemporaneous purchases) of 25% or more of the consolidated property, plant and equipment of Borrower and its Consolidated Subsidiaries shall each be deemed not to be a sale in the ordinary course of business and, except for sales of Receivables pursuant to the Revolving Receivables Purchase Program, shall be prohibited by this Section 6.2(n).

        (o) Fiscal Year. Borrower shall not change its fiscal year from that in effect on the date hereof.

        (p) Plans. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Subsidiary, Fox Health, or any Fox Health Member to, take any action (or, if applicable, fail to take any action) that will cause any representation or warranty contained in Section 5.l2, if made on and again as of any date on or after the date hereof, to not be true.

        (q) Transactions with Affiliates. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Subsidiary to, enter into any transactions with any Affiliate except in the ordinary course and pursuant to the reasonable requirements of such Person's business and upon fair and reasonable terms no less favorable to such Person than would result in a comparable arms' length transaction with a Person who is not an Affiliate; provided, however, that Borrower may make and maintain the Fox Health Loan(subject to Section 6.2(j)) and maintain the Tax Sharing Agreement and the
Fox Health Management Agreement.   Except as permitted pursuant to Sections
6.2(j), 6.2(k), 6.2(l) or 6.2(m), neither Borrower nor any Operating Subsidiary shall, directly or indirectly, make any payments to any Affiliate or Affiliates exceeding $250,000 in aggregate amount (as to Borrower and Operating Subsidiaries collectively) during any fiscal year.

        (r) Intercompany Notes, etc. Borrower and Operating Subsidiaries shall not amend or modify any Intercompany Note in any manner that could adversely affect the rights or interests of Administrative Agent or Lenders under the Loan Papers. Without limiting the generality of the foregoing, the Intercompany Notes shall at all times remain expressly subordinate to the payment of the Obligations pursuant to the subordination terms and provisions currently contained therein. Any and all Indebtedness (if any, whether now in existence or hereafter incurred) of any Operating Subsidiary to Borrower of the same type as or a similar type to (in terms of function or purpose) the Indebtedness evidenced by the Intercompany Notes shall be evidenced by a promissory note(s) containing terms and provisions similar to the terms and provisions contained in the Intercompany Notes and shall at all times remain expressly subordinate to the payment of the Obligations pursuant to subordination terms and provisions essentially identical to those currently contained in the Intercompany Notes. Neither Borrower nor any Operating Subsidiary shall sell, transfer, assign, encumber or otherwise dispose of, or create, or allow to be created or to otherwise exist, any Lien upon, any Intercompany Note or any other Indebtedness (if any, whether now in existence or hereafter incurred) of any Operating Subsidiary to Borrower of the same type as or a similar type to (in terms of function or purpose) the Indebtedness evidenced by the Intercompany Notes.

        (s) Exceptions to Covenants. Neither Borrower nor any Operating Subsidiary shall take or fail to take, and Borrower shall ensure that no Consolidated Subsidiary takes or fails to take, any action which is permitted by any of the covenants contained in this Agreement if such action or omission would result in the breach of any other covenant contained in this Agreement or another Loan Paper.

        (t) Sales of Goods to Phar-Mor. Borrower shall not, and Borrower shall not permit any Consolidated Subsidiary to, sell goods to Phar-Mor, Inc. during the pendency of any bankruptcy or insolvency proceedings involving Phar-Mor, Inc. unless either (a) payment in full is received prior to or concurrently with the delivery of such goods, (b) at the time of delivery of such goods the Final Order, dated October 23, 1992, of the Court in the Phar-Mor Bankruptcy, among other things, granting Liens and providing priority administrative expense status to Borrower and its Subsidiaries in respect of the sales of such goods is in effect (or an equivalent order of the Court in the Phar-Mor Bankruptcy shall be in effect granting the same Liens and providing the same priority status) and such Liens and status secure and assure the payment of the full purchase price of such goods, (c) Borrower or its Subsidiary, as the case may be, is legally obligated to deliver (and has no then effective right not to deliver) such goods to Phar-Mor, Inc. pursuant to the terms and conditions described in Schedule 2 or (d) Borrower has received the prior written consent thereto of Administrative Agent and Documentation Agent.

        (u) Customer Receivables. Neither Borrower nor any Operating Subsidiary shall permit, and Borrower shall not permit any Consolidated Subsidiary to, have outstanding and unpaid at any time to any one customer and all Affiliates of such customer Receivables in an aggregate amount exceeding ten percent (10%) of the sum of (i) the Net Worth of Borrower and its Consolidated Subsidiaries as of the end of the fiscal quarter of Borrower then most recently ended and (ii) the amount of the Push Down Accounting Adjustment as of such quarter end; provided that such Receivables may be increased to fifteen percent (15%) of such Net Worth and Push Down Accounting Adjustment if Administrative Agent and the Documentation Agent, in their sole discretion for such times and on such conditions as they may require, consent to such increase in writing and so confirm to Lenders in the particular case of any customer. For the purpose of the foregoing, the Phar-Mor Receivables shall be deemed not to be Receivables subject to the limitations imposed by this Section 6.2(u).

        (v) Tax Sharing Agreement. Borrower shall not make any payment to Fox Health with respect to any tax liability of Borrower unless such payment (including the amount thereof) is required under and is in compliance with the Tax Sharing Agreement. Borrower shall not amend, renew, extend or otherwise modify the Tax Sharing Agreement without the prior written consent of Administrative Agent and Majority Lenders.

        (w) Fox Health Loan Documents; Other Documents. Borrower shall not allow to occur any of the following without the prior written consent of Administrative Agent and Majority Lenders: (i) a reduction in the interest rate applicable to the Fox Health Loan except as may be expressly required or permitted pursuant to the Fox Health Loan Documents as in effect on the date hereof, (ii) a delay in a date for the payment of accrued interest with respect to the Fox Health Loan, (iii) an extension of the final maturity date of the Fox Health Loan as provided in Section 1.4(a) of the Fox Health Loan Agreement to a date later than December 31, 1999, or (iv) an increase in the maximum aggregate principal amount of loans at any time outstanding under the Fox Health Loan Agreement in excess of $30,000,000. Borrower shall not allow to occur any amendment or other modification of Sections 5.2, 5.3, 5.4, 5.5 or 6.2 of the Fox Health Loan Agreement without the prior written consent of the Administrative Agent. Borrower shall not allow to occur any of the following without the prior written consent of Administrative Agent and Majority Lenders:
(A) modify the terms of payment of principal (whether at maturity, on mandatory prepayment or otherwise) or interest in respect of the CareStream Note, (B) release any collateral securing the CareStream Note and the CareStream Indemnity, except as permitted by the CareStream Pledge Agreement, or (C) modify or release any assumption or indemnification obligations benefiting Borrower and the Consolidated Subsidiaries under the CareStream Indemnity.

        (x) Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, permit, create or otherwise cause or suffer to exist or become effective any restriction of any kind on the ability of any Operating Subsidiary or Consolidated Subsidiary to (i) pay dividends or make any other distribution on its capital stock to Borrower or any other Subsidiary of Borrower, (ii) pay any Indebtedness owed to Borrower or any other Subsidiary of Borrower, (iii) make any loan, advance, extension of credit or capital contribution to, or make any investment in, or purchase or commit to purchase any Securities or evidences of financial obligations of, or interests in Borrower or any other Subsidiary of Borrower or (iv) transfer any of its property or Assets to Borrower or any other Subsidiary of Borrower, except for any restriction pursuant to the Loan Papers.

        (y) Maintenance of Separate Existence. Neither Borrower nor any Operating Subsidiary shall, and Borrower shall not permit any Consolidated Subsidiary to, (i) fail to do all things necessary to maintain their corporate existence separate and apart from Fox Health and any other Affiliate of Fox Health, including, without limitation, holding regular meetings of their stockholders and boards of directors and maintaining appropriate corporate books and records (including current minute books); (ii) suffer any limitation by Fox Health or any other Affiliate of Fox Health on the authority of their own directors and officers to conduct their business and affairs in accordance with their independent business judgment, or authorize or suffer any Person other than their own officers and directors to act on their behalf with respect to matters (other than matters customarily delegated to others under powers of attorney) for which a corporation's own officers and directors would customarily be responsible; (iii) fail to (A) maintain or cause to be maintained under their control physical possession of all their books and records (unless, in the case of a Consolidated Subsidiary, its Assets and operations are immaterial), (B) maintain capitalization adequate for the conduct of their business (unless, in the case of a Consolidated Subsidiary, its Assets and operations are immaterial), (C) account for and manage all of their liabilities separately from those of Fox Health and any other Affiliate of Fox Health, including, without limitation, payment by them of all payroll and other administrative expenses and taxes from their own assets, (D) segregate and identify separately all of their Assets from those of Fox Health and any other Affiliate of Fox Health, or (E) maintain offices through which their business is conducted separate from those of Fox Health and any other Affiliate of Fox Health unless there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses; (iv) commingle their funds with those of Fox Health and any other Affiliate of Fox Health, or use their funds for other than the uses of Borrower, the Operating Subsidiaries and the other Consolidated Subsidiaries except for payments made under the Tax Sharing Agreement; or (v) hold themselves out to the public or to any of their creditors as being a unified entity with assets and liabilities in common with any other Person, it being understood that their financial statements will be consolidated with those of Fox Health. Borrower shall use its best efforts to assure that at all times it shall have at least three independent directors who are not, and who have not been within the preceding 12 month period, an officer, director, employee or holder of 5% or more of the outstanding voting securities of Fox Health or any Affiliate of Fox Health (other than an independent director of Ben Franklin Retail Stores, Inc.).

        (z) Amendments to or Waivers of Subordinated Debt; Payment of Subordinated Debt. Borrower shall not: (i) amend, supplement or otherwise modify the subordination or other provisions of any indenture, agreement, instrument or other document evidencing Subordinated Debt that requires the approval of Administrative Agent in connection with the incurrence of such Indebtedness pursuant to the definition of "Subordinated Debt", (ii) waive or otherwise relinquish any of its rights or causes of action arising under any indenture, agreement, instrument or other document governing or evidencing Subordinated Debt; or (iii) prepay, redeem, defease (whether actually or in substance) or purchase in any manner (or deposit or set aside funds for the purpose of any of the foregoing), make any payment in respect of principal of or premium on, or make any payment in respect of interest (other than regularly scheduled payments of principal or interest required in accordance with the terms governing or evidencing the respective Indebtedness) on, or permit any of the Operating Subsidiaries or other Consolidated Subsidiaries to prepay, redeem, defease or purchase in any manner, make any payment in respect of principal of, or make any payment in respect of interest (other than regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing or evidencing the respective Indebtedness) on, any Subordinated Debt, whether in connection with a change in control, sale of assets, or otherwise.

6.3     REPORTING REQUIREMENTS.

        So long as any portion of the Obligations remains unpaid or any Lender is committed to make any Advance hereunder, Borrower shall furnish to Administrative Agent and each Lender the following:

        (a) Monthly and Other Certificates. As soon as available and in any event on or before the third Business Day prior to the end of each calendar month commencing with the first calendar month after the date hereof, a Certificate substantially in the form of Exhibit D hereto, setting forth the calculation of the ratio set forth in Section 6.2(d) as of the last day of the preceding month, in reasonable detail and certified as to accuracy by a Financial Officer of Borrower.

        (b) Quarterly Financial Reports. As soon as available and in any event within 50 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year)





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
commencing with the fiscal quarter ended September 30, 1995, a consolidated statement of operations, statement of stockholder's equity and statement of cash flows of Borrower and its Consolidated Subsidiaries, in each case for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and a consolidated balance sheet of Borrower and its Consolidated Subsidiaries, in each case as at the end of such fiscal quarter, setting forth
(i) in each case (other than the balance sheet) in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of Borrower's preceding fiscal year and (ii) in the case of the balance sheet in comparative form the figures as at the preceding fiscal year end, all in reasonable detail and certified as to fairness of presentation, GAAP and consistency by a Financial Officer of Borrower, subject to changes resulting from year-end adjustments.

        (c) Compliance Certificates. Concurrently with the financial reports required pursuant to Section 6.3(b), a Compliance Certificate substantially in the form of Exhibit J hereto, appropriately completed.

        (d) Notice of Default under this Agreement. Promptly upon becoming aware of the occurrence thereof, notification of any Potential Default or Event of Default, specifying in connection with such notification all actions taken or proposed to be taken in order to remedy such circumstance.

        (e) Notice of Defaults under other Documents. Within three Business Days after Borrower or any Operating Subsidiary becomes aware of the occurrence thereof, notification of Borrower's or any Consolidated Subsidiary's default or potential default under any material agreement, document, instrument or certificate to which such Person is a party or by which such Person or its Assets is bound or affected.

        (f) Proxies and Reports. Promptly and as soon as available, one copy of each (i) financial statement, report, notice or proxy statement sent by Fox Health or Borrower to its stockholders generally, (ii) regular, periodic or special report, registration statement or prospectus filed by Fox Health or Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency, (iii) press release or other statement made available generally by Fox Health or Borrower to the public generally concerning material developments in Fox Health's or Borrower's businesses, (iv) order issued by any Tribunal materially affecting Borrower or any Consolidated Subsidiary or its material Assets and (v) material report, notice or financial statement required to be prepared by or on behalf of Borrower, any Consolidated Subsidiary or any Plan, including without limitation those required by the 7.09% Note Purchase Agreements, the Existing Credit Facility or any indenture, agreement, instrument or other document governing or evidencing Subordinated Debt.

        (g) Notice of Legal Proceedings. Promptly upon becoming aware of the existence thereof, notification of the institution of any investigation, action, suit, proceeding, order, injunction or dispute with any Person or Tribunal and involving Borrower or any Consolidated Subsidiary or any of its Assets (including, without limitation, any of the Inventory or Receivables) which could reasonably be expected to have a Material Adverse Effect.

        (h) ERISA. Promptly after such failure or minimum funding waiver or extension of time application, written notification of any failure of any Group Member, Fox Health or any Fox Health Member to make a required installment or any other required payment under Sections 302 or 515 of ERISA on or before the due date for such installment or payment, or upon any application for a waiver of a required payment or contribution or an extension of time for the same; and promptly after becoming aware of the occurrence of any event or condition which has the result that any representation or warranty contained in
Section 5.12, if made on and again as of any date on or after the date of this Agreement, ceases to be true, a written notification specifying the nature of such event or condition; provided, further, that, where such event or condition would be reasonably expected to have a Material Adverse Effect, such notification shall include a description of what action Borrower, any Group Member, Fox Health or any Fox Health Member is taking or proposes to take with respect thereto and, when known, any action taken by the IRS, PBGC, Plan, Fox Health Plan, or the Department of Labor with respect thereto.

        (i) Burdensome Contracts; Certain Contracts with Account Debtors. Within 30 days after any agreement or contract of any type described in Section
5.21 comes into existence, notification of the existence of such agreement or contract and such other information relating thereto as Administrative Agent may reasonably request.

        (j) Reports and Information. Such information (not otherwise required to be furnished under the Loan Papers) respecting Borrower's or any Consolidated Subsidiary's businesses, affairs, books, material Assets, or liabilities, and such opinions, agreements, documents, instruments, certificates and outside audits in addition to those mentioned in this Agreement, as Administrative Agent (or any Lender through Administrative Agent) may reasonably request from time to time, including, without limitation, information regarding the subject matter of the information disclosed on
Schedule 2 hereto.

        (k) Certain Defaults and Other Events. Promptly after the occurrence thereof, notification of the occurrence of any default by Borrower, Fox Health or any of their respective Affiliates with respect to or under (i) the 7.09% Notes or the 7.09% Note Purchase Agreements, (ii) the Tax Sharing Agreement, (iii) the Fox Health Loan or the Fox Health Loan Documents,





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
(iv) any Subordinated Debt, (v) the Existing Credit Facility or (vi) the CareStream Note, the CareStream Pledge Agreement or the CareStream Indemnity, the actions that Borrower intends to take with respect to such default and any other information with respect thereto as Administrative Agent may reasonably request from time to time; and promptly after the occurrence thereof, notification of any amendment, waiver or other modification of the provisions of the 7.09% Note Purchase Agreements, the 7.09% Notes or the 7.09% Note Guaranties, the Tax Sharing Agreement, any of the Fox Health Loan Documents, the Revolving Receivables Purchase Program, the Overline Facility, the CareStream Note, the CareStream Pledge Agreement, the CareStream Indemnity or any indenture, agreement, instrument or other document governing or evidencing any Subordinated Debt, together with copies thereof.

                                  ARTICLE VII

                               EVENTS OF DEFAULT

7.1     NATURE OF EVENTS.

        An "Event of Default" shall exist if any one or more of the following shall occur:

        (a) Payments. Borrower shall fail to make any payment of principal, interest, fees, costs, expenses or other amounts with respect to the Obligations on or before the date such payment is due and, except with respect to principal or interest for which there shall be no notice requirement or cure period, such failure shall continue for a period of ten days following Borrower's receipt of notice thereof from Administrative Agent;

        (b) Covenant Defaults. Borrower, any Operating Subsidiary or any other Consolidated Subsidiary shall fail to observe or perform any covenant or agreement contained in Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e) (except the covenant contained in the first sentence thereof), 6.1(g), 6.1(l) or 6.1(m),
Section 6.2 or Sections 6.3(d), 6.3(e) or 6.3(k)(i) or (iv); or Borrower, any Operating Subsidiary or any other Consolidated Subsidiary shall fail to observe or perform any other covenant or agreement contained in the Loan Papers (other than covenants and agreements pertaining to payment obligations of Borrower which shall be governed by Section 7.1(a)) and such failure shall continue for a period of 30 days following Borrower's receipt of notice thereof from Administrative Agent; any such failure shall constitute an Event of Default whether or not Borrower, any Operating Subsidiary or any Consolidated Subsidiary shall have the power or authority to prevent such failure (e.g., an Event of Default may result from matters relating to Fox Health or an Fox Health Member under Sections 6.1(d), 6.1(e) and 6.2(p) whether or not Borrower or any Operating Subsidiary or Consolidated Subsidiary has the power or authority to affect such matters);

        (c) Representations or Warranties. Any representation, warranty or other statement made or deemed made by or on behalf of Borrower, any Operating Subsidiary or any other Consolidated Subsidiary and contained in the Loan Papers or in any agreement, document, instrument or certificate furnished in compliance or connection with the Loan Papers is false, misleading or incorrect in any material respect as of the date made or deemed made;

        (d) 7.09% Notes, Existing Credit Facility and Subordinated Debt. Any Event of Default (as defined in the 7.09% Note Purchase Agreements) shall occur; or any Event of Default (as defined in the Existing Credit Facility) shall occur; or any one or more Events of Default (as defined in the CareStream Note, the CareStream Pledge Agreement or the CareStream Indemnity) shall occur; or any Event of Default (as defined in any indenture, agreement, instrument or other document governing or evidencing any Subordinated Debt) shall occur;

        (e) Other Debt. Any event or condition occurs with respect to Indebtedness aggregating in excess of $5,000,000 (at any time outstanding) of Borrower, any Operating Subsidiary or any other Consolidated Subsidiary, the effect of which is (i) to cause or to permit any holder of such Indebtedness to cause the same, or a material portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date(s) of payment and such right of acceleration is not waived by the holder (whether or not such acceleration occurs), (ii) that all or any portion of any Indebtedness is declared to be due and payable, or required to be prepaid (other than by regularly scheduled payment) prior to the scheduled maturity thereof, or (iii) that all or any portion of any such Indebtedness is not paid, renewed or rearranged when due;

        (f) Involuntary Proceedings. A case is commenced or petition or complaint is filed against Borrower, any Operating Subsidiary or any other Consolidated Subsidiary (except any such other Consolidated Subsidiary which has total Assets of not in excess of $5,000,000) under any Debtor Relief Law and such case, petition or complaint remains in effect for more than 30 days; a receiver, liquidator or trustee of Borrower, any Operating Subsidiary or any such other Consolidated Subsidiary, or of any material Asset of Borrower, any Operating Subsidiary or any such other Consolidated Subsidiary, is appointed by court order and such order remains in effect for more than 45 days; or any material Asset of Borrower, any Operating Subsidiary or any such other Consolidated Subsidiary is sequestered by court order and such order remains in effect for more than 45 days;

        (g) Voluntary Proceedings. Borrower, any Operating Subsidiary or any other Consolidated Subsidiary (except any such other Consolidated Subsidiary which has total Assets of not in excess of $5,000,000) voluntarily seeks, consents to, or acquiesces in the benefit of any provision of any Debtor Relief

Law; consents to the filing of any petition against it under any such law; makes an assignment for the benefit of its creditors; admits in writing its inability to pay its debts generally as they become due; or consents to the appointment of a receiver, trustee, liquidator or conservator for it or any part of its Assets;

        (h) Undischarged Judgments. Any judgment(s), decree(s) or order(s) for the payment of money aggregating in excess of $5,000,000 (at any time outstanding) shall be rendered against Borrower, any Operating Subsidiary or any other Consolidated Subsidiary and such judgment(s), decree(s) or order(s) shall not be satisfied and shall be in effect for any period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

        (i) Attachment. The failure to have discharged, within a period of 30 days after the commencement thereof, any attachment, sequestration or similar proceeding against any material portion of the Assets of Borrower or any Operating Subsidiary;

        (j) Termination Event. The occurrence of one or more Termination Events, provided that the aggregate liability which is incurred by Borrower or any Consolidated Subsidiary as a result of such event or events, individually or collectively, shall exceed $5,000,000;

        (k) Change of Control. The occurrence of any Change of Control; provided, however, that the occurrence of a Change of Control which has been consented to by Majority Lenders shall not constitute an Event of Default; and provided further that, if no Subordinated Debt is then outstanding, Lenders shall not unreasonably withhold such consent based upon such considerations (including, without limitation, considerations regarding character and reputation of management and conflicts of interest) as they shall reasonably deem relevant;

        (l) Guaranty Agreements. Any of the Guaranty Agreements executed by the Operating Subsidiaries shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, or Borrower or any Operating Subsidiary takes any action for the purpose of repudiating or rescinding any Guaranty Agreement or the obligations of any Operating Subsidiary thereunder, or Borrower or any Operating Subsidiary declares the obligations of any Operating Subsidiary under its Guaranty Agreement are unenforceable; or

        (m) Material Adverse Effect. The occurrence of any event or events or the existence of any circumstance or circumstances which, individually or collectively, has or have a Material Adverse Effect.





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
7.2     CONCURRENT ACCELERATION.

        In the event of the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), the aggregate unpaid amount of the Obligations shall immediately, and concurrently with the occurrence of such Event of Default, become due and payable in full without any action or notification of any kind required by Administrative Agent or any Lender, including, without limitation, presentment, demand, protest or notice of protest, dishonor, notice of intention to acceleration and notice of acceleration, all of which are expressly hereby waived by Borrower.

7.3     CERTAIN RIGHTS OF LENDERS.

        (a) Remedies Upon Default. Should an Event of Default occur, Administrative Agent may, at its discretion, and, at the request of Required Lenders, Administrative Agent shall, take any one or more of the following actions:

                 (i) Acceleration. Without demand or notice of any nature whatsoever, declare the unpaid balance of the Obligations, or any part thereof, immediately due and payable, whereupon the same shall be due and payable (unless accelerated automatically pursuant to Section 7.2);

                 (ii) Termination. Terminate the Aggregate Commitment in its entirety or as to any portion thereof, to the extent Administrative Agent or Required Lenders shall deem appropriate;

                 (iii)   Judgment.  Reduce any claim to judgment;

                 (iv)    Setoff.   Exercise the rights of setoff or banker's
        Lien against the interests of Borrower or any Consolidated Subsidiary in and to every account and other Assets of Borrower or any Consolidated Subsidiary which are in the possession of Administrative Agent or any Lender, or any Affiliate of any thereof, to the extent of the full amount of the Obligations; and

                 (v)      Exercise of Rights.   Exercise any and all other
        rights or remedies afforded by any applicable laws as Administrative Agent or Required Lenders shall deem appropriate, or by the Loan Papers, at law, in equity, or otherwise, including, but not limited to, the right to bring suit or other proceeding before any Tribunal, either for specific performance of any covenant or condition contained in the Loan Papers or in aid of the exercise of any right or remedy granted to Administrative Agent or any Lender in the Loan Papers.





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
        (b) Performance by Administrative Agent. Should any covenant, duty or agreement of Borrower or any Operating Subsidiary fail to be performed in accordance with the terms of the Loan Papers, Administrative Agent may, at its discretion, perform or attempt to perform, such covenant, duty or agreement on behalf of Borrower or such Operating Subsidiary. In such event, Borrower shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in such performance or attempted performance, together with interest accrued thereon at the Default Rate until Administrative Agent is reimbursed therefor. Notwithstanding the foregoing, it is expressly understood that Administrative Agent does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of Borrower, any Operating Subsidiary or any other Consolidated Subsidiary under the Loan Papers.

        (c) Duties and Rights. Administrative Agent and Lenders may execute any of their duties or exercise any of their rights or remedies by or in the name of Administrative Agent or any Lender and by or through any of their officers, directors, employees, attorneys, agents or other representatives.

        (d) Lenders Not in Control. Borrower and Operating Subsidiaries acknowledge that none of the covenants or other provisions contained in this Agreement shall give Administrative Agent or any Lender the right or power to exercise control over the affairs or management of Borrower, any Operating Subsidiary or any other Subsidiary of Borrower.

        (e) Waivers. The acceptance by Administrative Agent or any Lender at any time and from time to time of partial payment of the Obligations shall not be deemed to be a waiver of any Event of Default or Potential Default then existing. No waiver by Administrative Agent or any Lender of any Event of Default or Potential Default shall be deemed to be a waiver of any other or subsequent Event of Default or Potential Default. No delay or omission by Administrative Agent or any Lender in exercising any right or remedy shall impair such right or remedy or be construed as a waiver thereof or an acquiescence therein, and no single or partial exercise of any such right or remedy shall preclude other or further exercise thereof, or the exercise of any
other right or remedy under the Loan Papers or otherwise.   Except as otherwise
provided in this Agreement or by applicable law, Borrower, each Operating Subsidiary and each surety, endorser, guarantor and other party liable for the payment or performance of all or any portion of the Obligations severally waive presentment and demand for payment, protest, and notice of protest, notice of intention to accelerate, acceleration and nonpayment, and agree that their liability shall not be affected by any renewal or extension in the time of payment of any Obligation, or by any release or change in any security for the





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
payment or performance of the Obligations, regardless of the number of such renewals, extensions, releases or changes.

        (f) Cumulative Rights. All rights and remedies available to Administrative Agent or any Lender under the Loan Papers shall be cumulative of and in addition to all other rights and remedies granted to Administrative Agent or any Lender at law or in equity, whether or not the Obligations are due and payable and whether or not Administrative Agent or any Lender shall have instituted any suit for collection or other action in connection with the Loan Papers.

        (g) Expenditures by Lenders. Any sums expended by or on behalf of Administrative Agent or any Lender pursuant to the exercise of any right or remedy shall, to the extent the same are required to be paid or reimbursed by Borrower pursuant to Section 6.1(h), become part of the Obligations of Borrower and shall bear interest at the Default Rate, from the date of such expenditure until the date repaid.

        (h) Indemnification of Administrative Agent and Lenders. Borrower and each Operating Subsidiary hereby jointly and severally indemnifies Administrative Agent, Documentation Agent, each Lender and Administrative Agent's, Documentation Agent's and each Lender's directors, officers, employees, attorneys and agents (Administrative Agent, Documentation Agent, each Lender and each such other Person is hereinafter called an "Indemnitee") and holds them and each of them harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements (collectively "Claims") of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of the Loan Papers or any of the transactions contemplated therein (including, without limitation, any Claims relating to or arising out of the execution or delivery of this Agreement or any other Loan Paper, the performance of the terms and provisions hereof and thereof and the obligations thereunder, and the use of the proceeds of the Loans) or the Environmental Laws, no matter how such Claims arise or result, and including, without limitation, those Claims that may arise or result from any Indemnitee's negligence or inadvertence; provided, however, that no Indemnitee shall have the right to be indemnified hereunder (i) to the extent that such Claims directly relate to or arise out of any breach by such Indemnitee of its obligations under the Loan Papers, (ii) to the extent that such Claims directly relate to or arise out of the relationship between (A) an assignor Lender and an assignee Lender under this Agreement or (B) a Lender and a participant of such Lender under this Agreement, or (iii) to the extent that the Claims as to which such Indemnitee is seeking indemnification are determined by a court of competent jurisdiction by final and nonappealable order or judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Such indemnification shall not give Borrower or any





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
Operating Subsidiary any right to participate in the selection of counsel for any Indemnitee or the conduct or settlement of any dispute or proceeding for which indemnification may be claimed.

        (i) Right of Setoff. If an Event of Default shall have occurred and be continuing, and either (i) such Event of Default shall consist of a failure of Borrower to make any payment of principal or interest with respect to any Loan, (ii) Administrative Agent shall have declared the Loans immediately due and payable or (iii) Required Lenders shall have requested Administrative Agent to declare the Loans immediately due and payable, then each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or account of Borrower or any Guarantor against any or all of the Obligations now or hereafter existing and held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Paper and whether or not such Obligations shall be matured or unmatured.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

8.1     APPOINTMENT AND AUTHORIZATION; ADMINISTRATION; DUTIES.

        (a) Administrative Agent. The general administration of the Loan Papers and any other documents contemplated by this Agreement shall be by Administrative Agent or its designees. Administrative Agent shall not be required to exercise any right or remedy with respect to any Event of Default except as may be expressly directed by Required Lenders. In the event Required Lenders direct Administrative Agent to exercise any right or remedy available hereunder, Administrative Agent agrees to commence taking action with respect to such right or remedy within a reasonable period of time and to diligently pursue such action or to submit its resignation pursuant to Section 8.10. Except as otherwise provided herein or otherwise agreed to by Administrative Agent and Lenders in writing, each Lender hereby irrevocably authorizes Administrative Agent, at Administrative Agent's discretion, to take or refrain from taking such actions as Administrative Agent on such Lender's behalf and to exercise or refrain from exercising such powers, rights and remedies under the Loan Papers and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriate, together with all powers, rights and remedies reasonably incidental thereto. Notwithstanding the foregoing or any term or provision of this Agreement, Administrative Agent shall have no duties or responsibilities except as expressly set forth in this Agreement or the other Loan Papers. Unless





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
otherwise expressly stated in this Agreement or in the other Loan Papers to the contrary, all references in this Agreement and the other Loan Papers to Administrative Agent shall be deemed to be references to Administrative Agent in its capacity as agent for and on behalf of Lenders pursuant to this Agreement and the other Loan Papers.

        (b) Powers. Each Lender irrevocably appoints and authorizes Administrative Agent to exercise such powers, rights and remedies under this Agreement and the other Loan Papers or otherwise as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers, rights and remedies as are reasonably incidental thereto, provided, however, that, as between and among Lenders, Administrative Agent will not prosecute, settle or compromise any claim against Borrower or any Consolidated Subsidiary or release or institute enforcement proceedings against any guaranty securing the Obligations, except with the consent of Required Lenders. Any action for enforcement of the interests of Lenders under the Loan Papers shall be taken either as Administrative Agent for Lenders or directly in the respective names of Lenders, as counsel to Administrative Agent may at the time advise. Subject to Section 9.7, Lenders consent and agree that any action taken by Administrative Agent with the consent or at the direction of Required Lenders as provided herein shall be taken for and on behalf of all Lenders, including those who may not have so consented or directed; provided that any Lender may direct Administrative Agent not to act for or on its behalf in any such proceeding if such Lender executes in favor of Administrative Agent a release of its rights to share in the benefits of any such action. Lenders, Borrower and Operating Subsidiaries agree that Administrative Agent is not a fiduciary for Lenders, Borrower, any Operating Subsidiary or any other Person but simply is acting in the capacity described herein to alleviate administrative burdens for all parties hereto and that Administrative Agent has no duties or responsibilities to Lenders, Borrower, any Operating Subsidiary or any other Person except those (if any) expressly set forth herein.

8.2     ADVANCES AND PAYMENTS.

        On the date of each Advance, Administrative Agent shall be authorized, but not obligated, to advance, for the account of each Lender making such Advance, the amount of the Advance to be made by it in accordance with Article II if and to the extent that such Lender does not make such amount timely available to Administrative Agent for advance to Borrower pursuant to this Agreement. Each Lender agrees to immediately reimburse Administrative Agent in immediately available funds for any amount so advanced on its behalf by Administrative Agent. If any such reimbursement is not made in immediately available funds on the same day on which Administrative Agent shall have made any such amount available on behalf of any Lender, such Lender shall pay interest to Administrative Agent at the Federal Funds Rate until such reimbursement is made. All amounts to be paid to





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Lenders by Administrative Agent shall be credited to Lenders, forthwith after collection by Administrative Agent, in immediately available funds, in such manner as Lenders and Administrative Agent shall from time to time agree.

8.3     SHARING OF PAYMENTS.

        Each Lender agrees that if it or any of its Affiliates shall obtain any payment (whether voluntarily, involuntarily through the exercise of a right of banker's Lien, setoff or counterclaim, including, without limitation, a secured claim under the Bankruptcy Code or other security interest arising with respect to or in lieu of such secured claim and received by such Lender under any Debtor Relief Law, or otherwise) in respect of any Obligation owing to such Lender as a result of which the unpaid portion of its Advances is proportionately less than the unpaid portion of the Advances of other Lenders (based upon the respective Pro Rata Shares of the Aggregate Commitment) (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in such Advances of such other Lenders, so that the aggregate unpaid principal amount of such Advances of each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Advances then outstanding as the principal of such Advances of such Lender prior to the obtaining of such payment was to the principal amount of all such Advances outstanding prior to the obtaining of such payment, (b) it shall pay interest calculated at the Federal Funds Rate to such other Lenders on the amount purchased from the date it received such payment until the date of the purchase of such participation, and (c) such other adjustments shall be made from time to time as shall be equitable to ensure that Lenders share such payment pro rata based upon their respective Pro Rata Shares of the Aggregate Commitment. Notwithstanding anything to the contrary contained herein, if a Lender shall obtain payment in respect of Advances under any circumstances contemplated herein while any Advances shall remain outstanding, such Lender shall promptly turn over such payment to Administrative Agent for distribution, as appropriate, to Lenders on account of the Advances as provided herein. Borrower expressly consents to the foregoing arrangements and agrees that any Lender or Lenders holding (or deemed to be holding) a participation in any of the Loans or other Obligations may exercise any and all rights of payment (including, without limitation, rights of banker's lien, setoff or counterclaim) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

8.4     DISTRIBUTION OF INFORMATION.

        Administrative Agent shall forward to all Lenders copies of all financial statements and reports of a material nature furnished to it hereunder by Borrower other than those which are by the terms hereof to be distributed by Borrower directly to Lenders, provided, however, that any failure by Administrative





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Agent to do so shall not result in any liability to Administrative Agent.

8.5     NOTICE TO LENDERS.

         Except as otherwise provided in this Agreement or except with respect to communications or notices to be provided directly to Lenders by Borrower or any Consolidated Subsidiary pursuant to this Agreement or the other Loan Papers, upon receipt by Administrative Agent from Borrower of any communication calling for an action on the part of Lenders, or upon notice to Administrative Agent of any Event of Default, Administrative Agent shall, in a prompt fashion, give to Lenders notice of the nature of such communication or Event of Default, as the case may be; provided, however, that any failure by Administrative Agent to give any such notice shall not result in any liability to Administrative Agent except if such failure constitutes gross negligence or willful misconduct.

8.6     LIABILITY OF ADMINISTRATIVE AGENT.

        (a) Other Agents. Administrative Agent, when acting on behalf of Lenders, may execute any of its responsibilities or duties under this Agreement by or through its, or any Lender's, officers, directors, employees, attorneys or agents. All such officers, directors, employees, attorneys and agents, when exercising the rights or performing the duties of Administrative Agent, shall be deemed to be included in the term Administrative Agent. Neither Administrative Agent nor its officers, directors, employees, attorneys or agents shall be liable to Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. Administrative Agent and its officers, directors, employees, attorneys and agents shall in no event be liable to Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from Required Lenders or, to the extent contemplated hereby, any of Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither Administrative Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to any of Lenders for the due execution, validity, genuineness, effectiveness, sufficiency or enforceability of, or for any statement, warranty or representation in, or for the perfection of any Lien contemplated by, this Agreement or any other Loan Paper, or shall be required to ascertain or to make any inquiry concerning the performance or observance by Borrower, any Operating Subsidiary or any other Consolidated Subsidiary of any of the terms, conditions, covenants or agreements of this Agreement or any other Loan Paper.





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        (b)      No Responsibility for Failure of Performance.  Neither
Administrative Agent nor any of its officers, directors, employees, attorneys or agents (when acting in its or their capacities as or on behalf of Administrative Agent hereunder) shall have any responsibility to Borrower, any Operating Subsidiary or any other Consolidated Subsidiary on account of the failure or delay in performance or breach by any of Borrower, any Operating Subsidiary, any other Consolidated Subsidiary or Lenders of any of their respective obligations under this Agreement or any other Loan Paper.

        (c) Communications. Administrative Agent, as agent hereunder, shall be entitled to rely on any communication, instrument or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants and other professional advisers and experts selected by it.

8.7     REIMBURSEMENT AND INDEMNIFICATION.

        Each Lender agrees (a) if and to the extent not promptly reimbursed by Borrower, to reimburse Administrative Agent, in accordance with such Lender's Pro Rata Share of the Advances to which the same relate (except as provided below in this Section 8.7), on demand, for reasonable fees, costs and expenses incurred for the benefit of Lenders under the Loan Papers, including, without limitation, reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of Lenders, and any other reasonable expense incurred in connection with the preparation, execution, administration, monitoring or enforcement thereof, (b) if and to the extent not promptly indemnified by Borrower, to indemnify and hold harmless Administrative Agent and any of its officers, directors, employees, attorneys or agents, in accordance with such Lender's Pro Rata Share of the Advances to which the same relate (except as provided below in this Section 8.7), on demand, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any other Loan Paper or any action taken or omitted by it or any of them under this Agreement or any other Loan Paper (except such as shall result from their gross negligence or willful misconduct), and (c) that Administrative Agent may offset distributions of principal, interest and fees due to a Lender by the amount of unreimbursed amounts due and owing in accordance with the provisions of this
Section 8.7 if such Lender has not reimbursed or indemnified Administrative Agent upon a written request by Administrative Agent for reimbursement or indemnification. If and to the extent that Administrative Agent, in its
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pursuant to this Section 8.7 does not relate to any particular Loan or Letter of Credit, such reimbursement or indemnification, as the case may be, shall be made in accordance with such Lender's Pro Rata Share of the Aggregate Commitment.

8.8     RIGHTS OF ADMINISTRATIVE AGENT AND DOCUMENTATION AGENT.

        It is understood and agreed that Citicorp and NationsBank shall have the same powers, rights, remedies and obligations hereunder (including the right to give such instructions) as the other Lenders and may exercise such powers, rights and remedies, as well as its powers, rights and remedies under other agreements, documents, instruments and certificates to which it is or may be party, and engage in other transactions with Borrower, any Operating Subsidiary, any other Consolidated Subsidiary, or any other Affiliate of Borrower, as though it were not the Administrative Agent or Documentation Agent, as the case may be, under this Agreement.

8.9     INDEPENDENT INVESTIGATION AND CREDIT DECISION BY LENDERS.

        Each Lender acknowledges and agrees that it has decided to enter into this Agreement and to make Loans hereunder based on its own analysis of (a) the transactions contemplated hereby, (b) the creditworthiness of Borrower and Consolidated Subsidiaries, (c) this Agreement and the other Loan Papers and (d) the business, legal and other issues relating thereto, and further acknowledges and agrees that neither Administrative Agent nor Documentation Agent shall bear any responsibility therefor. Each Lender acknowledges and agrees that it will, independently and without reliance upon Administrative Agent, Documentation Agent or any other Lender, continue to make its own credit decisions and other decisions regarding the taking or not taking of any action under this Agreement or the other Loan Papers.

8.10    SUCCESSOR ADMINISTRATIVE AGENT.

        Administrative Agent may resign at any time by giving at least five Business Days' prior notice thereof to Lenders and Borrower. Within 30 days after the retiring Administrative Agent's giving of notice of resignation, Majority Lenders shall have the right to appoint a successor Administrative Agent from among Lenders and, if such right is exercised, such Lender appointed by Majority Lenders as such shall thereupon become successor Administrative Agent (unless such Lender shall decline to accept such appointment). If no successor Administrative Agent shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent which shall either be a Lender or a commercial bank reasonably acceptable to Borrower





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constituting an Eligible Assignee and having capital and surplus of at least
$750,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers, rights, remedies, privileges, responsibilities and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its responsibilities, duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                   ARTICLE IX


                                 MISCELLANEOUS

9.1     NOTICES.

        Unless otherwise expressly provided in this Agreement, all notices or other communications required or permitted to be given under this Agreement shall be in writing and may be personally served, telecopied, telefaxed, telexed or sent by courier or first class prepaid mail (airmail if to an address in a foreign country from the party writing) and shall be deemed to have been given and received when delivered in person or by courier service, upon transmission of a telecopy, telefax or telex or otherwise upon actual receipt. For purposes of this Agreement, the addresses of the parties to this Agreement (until 15 days' prior notice of a change thereof is delivered as provided in this Section 9.1) shall be as set forth below each party's name on the signature pages hereof.

9.2     SURVIVAL.

        All representations, warranties, covenants and agreements made by Borrower, any Operating Subsidiary or any other Consolidated Subsidiary herein or in the other Loan Papers shall be considered to have been relied upon by Administrative Agent and Lenders and shall survive the delivery of the Loan Papers, the making of Loans and the creation and extension of the Obligations, regardless of any investigation made by or on behalf of Administrative Agent or any Lender. All covenants and agreements made by Borrower, any Operating Subsidiary or any other Consolidated Subsidiary herein or in the other Loan Papers regarding the payment of principal, interest, fees, taxes, costs or expenses, and all covenants and agreements made (a) by Borrower, any Operating Subsidiary or any other Consolidated Subsidiary or (b) by Lenders herein, (i) to or in favor of any one or more of Administrative Agent and Lenders or (ii) to or in favor of Administrative Agent, respectively, regarding any indemnification or reimbursement or disclaimer of liability (including, without limitation, the provisions of Sections 2.8,





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2.11, 7.3(h), 7.3(i) and 8.7), shall survive the termination of this Agreement and the other Loan Papers.

9.3     GOVERNING LAW.

        THIS AGREEMENT AND THE OTHER LOAN PAPERS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLICABLE U.S. FEDERAL LAWS.

9.4     LIMITATION ON INTEREST.

        Notwithstanding anything to the contrary contained in this Agreement or the other Loan Papers, none of the terms and provisions of this Agreement or the other Loan Papers shall ever be construed to create a contract or obligation to pay interest at a rate in excess of the Maximum Lawful Rate; and neither Administrative Agent, Documentation Agent nor any Lender shall ever charge, receive, take, collect, reserve or apply, as interest on the Obligations, any amount in excess of the Maximum Lawful Rate. In furtherance of the foregoing, the parties hereto agree that any interest, charge, fee, expense or other obligation provided for in this Agreement or in the other Loan Papers which constitutes interest under applicable law shall be limited to an amount equal to the lesser of (a) the amount of such interest, charge, fee, expense or other obligation that would be payable in the absence of this
Section 9.4, or (b) an amount, which when added to all other interest payable under this Agreement or the other Loan Papers, equals the Maximum Lawful Rate. If, notwithstanding the foregoing, Administrative Agent or any Lender ever contracts for, charges, receives, takes, collects, reserves or applies as interest any amount in excess of the Maximum Lawful Rate, such amount which would be deemed excessive interest shall be deemed a partial payment or prepayment of principal of the Obligations and treated hereunder as such; and if the Obligations, or applicable portions thereof, are paid in full, any remaining excess shall promptly be paid to Borrower (or to such other Person who may be entitled thereto by law). In determining whether the interest paid or payable, under any specific contingency, exceeds the Maximum Lawful Rate, Borrower, Operating Subsidiaries, Administrative Agent and Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest,
(ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread, as appropriate to reflect variation in the Maximum Lawful Rate, the total amount of interest throughout the entire contemplated term of the Obligations, or applicable portions thereof, so that the interest rate does not exceed the Maximum Lawful Rate at any time during the term of the Obligations; provided that, if the unpaid principal balance is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Administrative Agent or Lenders, as appropriate, shall





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refund to Borrower (or to such other Person who may be entitled thereto by law)
the amount of such excess and, in such event, Administrative Agent and Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, receiving, taking, collecting, reserving or applying interest in excess of the Maximum Lawful Rate.

9.5     INVALID PROVISIONS.

        If any provision of this Agreement or any of the other Loan Papers is held to be illegal, invalid or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, this Agreement and the Loan Papers shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof or thereof, and the remaining provisions hereof or thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Papers (as the case may be) a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.6     SUCCESSORS AND ASSIGNS.

        (a) Interested Parties; Prohibition Regarding Assignment by Borrower. This Agreement and the other Loan Papers shall be binding upon and inure to the benefit of Borrower, Operating Subsidiaries, Lenders, Administrative Agent and Documentation Agent and their respective successors and assigns; provided, however, that neither Borrower nor any Operating Subsidiary may assign, transfer or delegate any of its rights, duties or obligations under this Agreement or the other Loan Papers without the prior written consent of Administrative Agent and Lenders. Lenders may assign, sell and transfer their interests, rights and obligations under this Agreement and the other Loan Papers only in accordance with this Section 9.6.

        (b) Assignment by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its interests, rights and obligations under this Agreement and the other Loan Papers; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's interests, rights and obligations under this Agreement, (ii) the amount of each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than the lesser of (A) the entire amount of such Lender's Advances or (B) the principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. In addition, if any Lender shall not consent to any amendment or waiver requested by Borrower hereunder, at any time following 45 days thereafter,





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Borrower may require such Lender to assign all its rights and obligations to another financial institution chosen by Borrower and acceptable to Administrative Agent, for a purchase price equal to the sum of all amounts owing to such Lender under the Loan Papers, calculated as if the Advances of such Lender were being repaid). The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and a processing and recordation fee of $2,500 payable to Administrative Agent; provided, however, that such fee shall not apply in the circumstances contemplated by the immediately preceding sentence. Upon such execution, delivery, acceptance and recording, from and after the "Effective Date" specified in the Assignment and Acceptance, which "Effective Date", unless Administrative Agent agrees otherwise, shall not be earlier than five Business Days after the date of acceptance and recording by Administrative Agent on behalf of Borrower (provided, however, that, as between the assigning Lender and the assignee thereunder only, the effective date shall be the effective date of execution and delivery as between such Persons as specified in the Assignment and Acceptance), (A) the assignee thereunder shall be a Lender under this Agreement and, to the extent provided in such Assignment and Acceptance, have the interests, rights and obligations of a Lender hereunder and (B) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender's interests, rights and obligations under this Agreement, such assigning Lender shall cease to be a Lender under this Agreement). Each Lender shall, in a reasonably prompt fashion after it has engaged in any material discussions with an Eligible Assignee that apparently will lead to an assignment referred to in this Section 9.6(b), notify Borrower of the identity of such Eligible Assignee unless such Eligible Assignee has expressly requested that its identity remain confidential; provided, however, that the failure to give any such notification shall not result in any liability to such Lender and shall not affect the rights of Lenders or the obligations of Borrower hereunder.

        (c) Assignment to Affiliates. Notwithstanding the other provisions of this Section 9.6, each Lender may at any time make an assignment, sale or transfer of all or any portion of its interests, rights and obligations under this Agreement and the other Loan Papers, and may make an assignment, sale or transfer of any participation therein, to any Affiliate of such Lender
whether or not such Affiliate is an Eligible Assignee.   Except as stated in
this Section 9.6(c), any such assignment shall be made pursuant to, and upon the execution and delivery to Administrative Agent for its acceptance and recording of, an Assignment and Acceptance and pursuant to the terms and provisions of Sections 9.6(b) and 9.6(d) (including payment to





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Administrative Agent of a processing and recordation fee of $2,500).

        (d) Effect of Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Eligible Assignee (or an Affiliate of the assigning Lender if the assignment is made pursuant to Section 9.6(c)) thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assignee is an Eligible Assignee (or an Affiliate of the assigning Lender if the assignment is made pursuant to Section 9.6(c)); (ii) other than as provided in the Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any representations, warranties or other statements made in or in connection with this Agreement or any other Loan Paper or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Paper; (iii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Consolidated Subsidiary or the performance or observance by Borrower or any Consolidated Subsidiary of any of its obligations under this Agreement or any other Loan Paper; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Financial Statements delivered pursuant to Sections 6.3(b) (or if none of such Financial Statements shall have been delivered, then copies of the Base Financial Statements) and such other agreements, documents, instruments, certificates and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender and based on such agreements, documents, instruments, certificates and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers; (vi) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Papers are required to be performed by it as a Lender; and (viii) such assignee makes loans in the ordinary course of its business.

        (e) Register. Administrative Agent shall maintain at its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Advances owing to each Lender pursuant to the terms hereof from time to time (the "Register").





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The entries in the Register shall be conclusive in the absence of manifest error and Borrower, Consolidated Subsidiaries, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, Consolidated Subsidiaries and Lenders at any reasonable time and from time to time upon reasonable prior notice.

        (f) Acceptance and Recording. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee (or the Affiliate of an assigning Lender if the assignment is made pursuant to Section 9.6(c)) and the required processing and recordation fee, Administrative Agent shall, if such Assignment and Acceptance is duly completed and is in the required form, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Lenders and Borrower. Within five Business Days after its receipt of any such notice from Administrative Agent, Borrower, at its own expense, shall execute and deliver to Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes payable to the order of such assignee in the appropriate principal amount(s) evidencing such assignee's assigned Loans and Commitments, and, if the assignor Lender has retained a portion of its Loans and Commitments, a new Note or Notes payable to the order of such assignor in the appropriate principal amount(s) evidencing such assignor's Loans and Commitments retained by it. Such new Note(s) shall be dated the date of the surrendered Note(s) which they replace and shall otherwise be in substantially the form of the surrendered Notes, as appropriate.

        (g) Participations. Each Lender may, without the consent of Borrower, any Consolidated Subsidiary or Administrative Agent, sell participations to one or more Lenders in all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Loans or Commitment) held by it; provided, however, that (i) such Lender shall remain a Lender for all purposes of this Agreement and the transferee of such participation shall not constitute a Lender under this Agreement, (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the provisions contained in Sections 2.8 and 2.11 to the same extent as if they were Lenders, except that no such participant shall be entitled to receive any greater benefit pursuant to
Section 2.8 than its assignor Lender would have been entitled to receive with respect to the rights participated, and (v) Borrower, Consolidated Subsidiaries, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's interests, rights and obligations under this Agreement, and such Lender shall retain the sole right





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to enforce the obligations of Borrower, Operating Subsidiaries and other
Consolidated Subsidiaries relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such participation agreement may provide that such Lender will not agree to any amendment, modification or waiver of this Agreement or the other Loan Papers, without the consent of such participant, that would (A) reduce the principal or the rate of interest payable by Borrower on any Loan or reduce any fees payable to it by Borrower, (B) postpone any date fixed for the payment of principal of or interest on the Loans or any fees payable to it by Borrower, (C) increase any Commitment of any Lender or subject any Lender to any obligation to make Loans, (D) release any Guaranty guaranteeing any of the Obligations, or (E) amend Section 9.7 or any other provision of this Agreement requiring the consent or other action of all Lenders.

        (h) Disclosure. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.6, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower, any Operating Subsidiary or any other Subsidiary of Borrower, the Loan Papers furnished to such Lender by or on behalf of the Borrower, any Operating Subsidiary or any other Subsidiary of Borrower; provided, however, that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any non-public information received from such Lender on the same terms and conditions as contained in Section 9.13.

        (i) Substitution of Lenders. If (i) any Lender has demanded compensation under Section 2.8(a) in an aggregate amount exceeding $15,000 during any calendar year, (ii) any Lender has claimed any additional amounts payable under Section 2.11(c) for Other Taxes not applicable to Citicorp in an aggregate amount exceeding $15,000 during any calendar year, (iii) any Lender is or becomes insolvent or a receiver, conservator or similar authority is appointed for any Lender, then Administrative Agent or Borrower shall have the right, but not the obligation, upon notice to such Lender and Borrower or Administrative Agent, as applicable, to designate, with the consent of such assignee, an assignee for any such Lender, which assignee shall be an Eligible Assignee mutually satisfactory to Administrative Agent and Borrower, to purchase such Lender's Loans and Commitments and assume such Lender's obligations; provided, however, that Borrower shall not have the right to designate any assignee for Citicorp. Within ten Business Days after any such notice to such Lender and Borrower or Administrative Agent, as applicable, such Lender shall be obligated to sell its Loans and Commitment, and such assignee shall be obligated to purchase such Loans and assume such Lender's obligations, pursuant to an Assignment and Acceptance. The purchase price therefor shall be an amount equal to the sum of (A) the outstanding principal amount of the Loans payable to such Lender, plus (B) all accrued and unpaid interest on such Loans, plus (C) all accrued and unpaid fees and other amounts due to such Lender pursuant to this Agreement.

        (j) Assignment to Federal Reserve Bank. Notwithstanding anything to the contrary contained in this Section 9.6, any Lender may at any time or from time to time assign as collateral all or any portion of its rights under this Agreement with respect to its Loans, Commitment and Note to a Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations under this Agreement.

9.7     ENTIRETY AND AMENDMENTS.

        Except as provided in Section 2.6 regarding fees, this Agreement and the other Loan Papers embody the entire agreement between or among the parties hereto relating to the subject matter hereof, supersede all prior commitment letters, term sheets, discussions, agreements and understandings, if any, relating to the subject matter hereof, and, except as provided below, neither this Agreement nor any provision hereof or of any of the Loan Papers may be waived, amended or modified except by an agreement in writing executed jointly by Borrower, Operating Subsidiaries and Required Lenders, and the same may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof, provided however, that, without the prior written consent of all Lenders, no such agreement shall (a) change or amend the principal amount of, or extend the maturity of or any date for the payment of any principal of or interest on, any Advance, or waive or excuse any such payment or any part thereof, or change or amend the rate of interest on any Loan (other than any such change in the rate of interest resulting from a change in the Base Rate in accordance with the definition of such term), (b) change or amend the Commitment or obligations of any Lender, the provisions of this Section 9.7 or the definitions of "Majority Lenders" or "Required Lenders", (c) release any Guaranty guaranteeing any of the Obligations other than the release of any Guaranty of any Consolidated Subsidiary which has total Assets of not in excess of $5,000,000 (which other release shall only require the consent of the Majority Lenders), (d) change any fee payable to Administrative Agent or any Lender other than the agency fees referred to in the Fee Letter, or (e) increase the amount of the Aggregate Commitment; provided, further, that no such agreement shall change or amend or otherwise affect the powers, rights, remedies or duties of Administrative Agent or Documentation Agent hereunder without the prior written consent of Administrative Agent or Documentation Agent, respectively. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 9.7 regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this

Section 9.7 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

9.8     COUNTERPARTS; EFFECTIVENESS.

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

9.9     NO DUTY.

        All attorneys, accountants, appraisers, consultants and other professional Persons retained by Administrative Agent or any Lender shall have the right to act exclusively in the interests of Administrative Agent or such Lender, respectively, and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to Borrower, any Operating Subsidiary or any other Consolidated Subsidiary or its stockholders or any other Person.

9.10    LENDERS NOT FIDUCIARIES.

        The relationship between (a) Borrower and Operating Subsidiaries and
(b) Administrative Agent, Documentation Agent and Lenders, is solely that of debtor and creditor, and neither Administrative Agent, Documentation Agent nor any Lender has or shall have any fiduciary or other special relationship with Borrower, any Operating Subsidiary or any other Consolidated Subsidiary, and no term or provision of any of the Loan Papers shall be construed so as to deem such relationship to be other than that of debtor and creditor.

9.11    NO ORAL AGREEMENTS.

        THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN PAPERS AS WRITTEN, CONSTITUTE A "LOAN AGREEMENT" FOR THE PURPOSES OF SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENTS BETWEEN AND AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN (A) BORROWER OR ANY OPERATING SUBSIDIARY AND
(B) ADMINISTRATIVE AGENT, DOCUMENTATION AGENT OR ANY LENDER.

9.12    CONFIDENTIALITY.

        Administrative Agent, Documentation Agent and each Lender agree (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with customary procedures for handling, destroying and returning confidential information of the nature involved and in accordance with safe and sound banking practices, any non-public information supplied to it by Borrower or any Operating Subsidiary pursuant to this Agreement, provided that Administrative Agent, Documentation Agent and each Lender may disclose (and shall not be required to keep confidential) such non-public information (a) to the extent authorized by Borrower or any Operating Subsidiary, (b) to the extent required by law, rule, regulation or judicial process of any Tribunal, (c) to its counsel or agents, (d) to bank examiners, regulators, auditors or accountants, (e) to Administrative Agent, Documentation Agent or any other Lender, (f) in connection with any action, suit or proceeding to which it or any one or more of Lenders is a party, (g) to any assignee or participant (or prospective assignee or participant) or Affiliate of a Lender so long as such assignee or participant (or prospective assignee or participant) or Affiliate agrees to preserve the confidentiality of any non-public information to the extent required of Lenders pursuant to this
Section 9.12, (h) which has become public knowledge through no violation of this Agreement, (i) to the extent such information becomes available through a Person other than Borrower or an Operating Subsidiary without knowledge by Administrative Agent, Documentation Agent or such Lender (as the case may be) of any requirements of confidentiality, (j) to the extent such information was already known by, or in the possession of, Administrative Agent, Documentation Agent or such Lender, as the case may be, without restriction on disclosure thereof at the time such information was supplied by Borrower or any Operating Subsidiary, or (k) to the extent such information is also furnished to Administrative Agent, Documentation Agent or any Lender by a third party not
having any similar duty of confidentiality to Borrower.   Except as otherwise
provided in the immediately preceding sentence, all such non-public information supplied to Administrative Agent, Documentation Agent or any Lender shall not be copied or distributed to any Person other than Administrative Agent, Documentation Agent and Lenders without the prior written consent of Borrower. The obligations of confidentiality under this Section 9.12 shall supersede and replace the obligations of Administrative Agent, Documentation Agent and each Lender under any confidentiality letter or other confidentiality agreement in respect of this financing initially signed and delivered to Borrower prior to the date hereof.

9.13    CONSTRUCTION OF INDEMNITY AND REIMBURSEMENT OBLIGATIONS.

        IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT ALL COVENANTS AND AGREEMENTS MADE BY (A) BORROWER OR ANY OPERATING SUBSIDIARY OR (B) LENDERS HEREIN (I) TO OR IN FAVOR OF ADMINISTRATIVE AGENT AND LENDERS OR (II) TO OR IN FAVOR OF ADMINISTRATIVE AGENT, RESPECTIVELY, REGARDING ANY INDEMNIFICATION OR REIMBURSEMENT OR DISCLAIMER OF LIABILITY, TO THE EXTENT THAT SUCH COVENANTS AND AGREEMENTS PROVIDE (EXPRESSLY OR BY CLEAR IMPLICATION) THAT THE BENEFICIARY OF SUCH PROVISIONS SHALL BE RESPONSIBLE ONLY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE LIKE, ARE INTENDED TO AND SHALL INDEMNIFY,

REIMBURSE AND PROTECT SUCH BENEFICIARY PURSUANT TO THE TERMS THEREOF NOTWITHSTANDING SUCH BENEFICIARY'S OWN NEGLIGENCE (AS OPPOSED TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE OR CONCURRING CAUSE OF ANY AMOUNT TO BE INDEMNIFIED, REIMBURSED OR PROTECTED AGAINST.

9.14    JURISDICTION, ETC.

        (a) Jurisdiction. Borrower and each Operating Subsidiary hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Texas State court or Federal court sitting in Dallas, Texas, and any appellate court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Papers, or for recognition or enforcement of any order or judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such court located in Texas, or to the extent permitted by law, in such Federal court in Dallas County, Texas. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Administrative Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or the other Loan Papers against Borrower or any Operating Subsidiary or its property in the courts of any jurisdiction.

        (b) Venue. Borrower and each Operating Subsidiary hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Papers in any Texas State court or Federal court sitting in Dallas, Texas. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE THE COURTS REFERRED TO IN THIS SECTION 9.14 ON THE BASIS OF FORUM NON CONVENIENS.

        (c) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section
9.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        (d) NO JURY TRIAL. IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR THE LOAN PAPERS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, BORROWER HEREBY

AGREES, TO THE EXTENT PERMITTED BY LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.15    CHANGES IN ACCOUNTING PRINCIPLES.

        If any changes in the accounting principles from those in effect on the date hereof are hereafter adopted which result in a change in the method of calculation of any of the financial covenants, standards or terms in this Agreement, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrower and its Consolidated Subsidiaries shall be the same after such changes as if such changes had not been made.

9.16    REFERENCES TO SCHEDULE 2.

        Any reference in this Agreement to Schedule 2 shall be deemed to be a reference only to that portion of Schedule 2 which specifically relates to the Section of this Agreement in which such reference is made.

9.17    ARTICLE 15.10(B).

        The parties hereto agree that, except for Section 15.16(b) thereof, the provisions of Article 5069-15.01 et seq. of The Revised Civil Statutes of Texas, 1925, as amended (regulating certain revolving credit loans and revolving triparty accounts) shall not apply to the Loans or the Loan Papers.

        IN WITNESS WHEREOF, Borrower, Operating Subsidiaries, Administrative Agent, Documentation Agent and Lenders have caused this Agreement to be executed and delivered by their duly authorized officers effective as of the date first above written.

                                       BORROWER:

                                       FOXMEYER CORPORATION


                                       By: _______________________________
                                       Name:   Michael C. Kearney
                                       Title:  Vice President and
                                               Treasurer

                                       Address and Telecopy No. for Notice
                                       Purposes:

                                       1220 Senlac Drive
                                       Carrollton, Texas 75006
                                       Telecopy No.: (214) 446-4898

                                       OPERATING SUBSIDIARIES:

                                       FOXMEYER DRUG COMPANY

                                       By: _______________________________
                                       Name:   Michael C. Kearney
                                       Title:  Vice President and
                                               Treasurer

                                       Address and Telecopy No. for Notice
                                       Purposes:

                                       1220 Senlac Drive
                                       Carrollton, Texas 75006
                                       Telecopy No.: (214) 446-4898

                                       MERCHANDISE COORDINATOR SERVICES
                                       CORPORATION:

                                       By: _______________________________
                                       Name:   Michael C. Kearney
                                       Title:  Vice President and Treasurer

                                             Address and Telecopy No. for Notice
                                             Purposes:

                                             1220 Senlac Drive
                                             Carrollton, Texas 75006
                                             Telecopy No.: (214) 446-4898

                                             HARRIS WHOLESALE COMPANY:

                                             By:______________________________
                                             Name:____________________________
                                             Title:___________________________

                                             Address and Telecopy No. for Notice
                                             Purposes:

                                             1220 Senlac Drive
                                             Carrollton, Texas 75006
                                             Telecopy No.: (214) 446-4898

                                             ADMINISTRATIVE AGENT:

                                             CITICORP USA, INC., as
                                             Administrative Agent for Lenders

                                             By:______________________________
                                             Name:____________________________
                                             Title:___________________________

                                             Address and Telecopy No. for Notice
                                             Purposes:

                                             1 Court Square
                                             7th Floor
                                             Long Island City, New York  11020
                                             Attn:   Kathy Martin
                                             Telecopy No.:    (718) 248-4844

                                             with a copy to:

                                             400 Perimeter Center Terrace
                                             Suite 600
                                             Atlanta, GA  30346
                                             Attn:   Kirk P. Lakeman
                                             Telecopy No.:    (404) 668-8137

                                           DOCUMENTATION AGENT:

                                           NATIONSBANK OF TEXAS, N.A.
                                           as Documentation Agent for Lenders

                                           By:________________________________
                                           Name:______________________________
                                           Title:_____________________________

                                           Address and Telecopy No. for Notice
                                           Purposes:

                                           901 Main Street
                                           67th Floor
                                           P.O. Box 831000
                                           Dallas, Texas 75202
                                           (Street Address)
                                           75283-1000
                                           (Post Office Box Address)
                                           Telecopy No.:    (214) 508-0980


                                           LENDERS:

                                           CITICORP USA, INC.

                                           By:________________________________
                                           Name:______________________________
                                           Title:_____________________________

                                           Address and Telecopy No. for Notice
                                           Purposes:

                                           400 Perimeter Center Terrace
                                           Suite 600
                                           Atlanta, GA  30346
                                           Attn:   Kirk P. Lakeman
                                           Telecopy No.:    (404) 668-8137

                                           with a copy to:

                                           1 Court Square
                                           7th Floor
                                           Long Island City, New York  11020
                                           Attn:   Kathy Martin
                                           Telecopy No.:    (718) 248-4844

                                         NATIONSBANK OF TEXAS, N.A.

                                         By:________________________________
                                         Name:______________________________
                                         Title:_____________________________

                                         Address and Telecopy No. for Notice
                                         Purposes:

                                         901 Main Street
                                         67th Floor
                                         P.O. Box 8310001
                                         Dallas, Texas 75202
                                         (Street Address)
                                         75283-1000
                                         (Post Office Box Address)
                                         Telecopy No.: (214) 508-0980


                                         BANK OF AMERICA ILLINOIS

                                         By:________________________________
                                         Name:______________________________
                                         Title:_____________________________

                                         Address and Telecopy No. for Notice
                                         Purposes:

                                         333 Clay Street, Suite 4550
                                         Houston, Texas 77002
                                         Telecopy No.:  (713) 651-4841

                                         with a copy to:

                                         2200 Ross Avenue
                                         Suite 3000, LB 140
                                         Dallas, Texas  75201-2831
                                         Telecopy No.:  (214) 969-0998

                                      BANQUE PARIBAS

                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________


                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________

                                      Address and Telecopy No. for Notice
                                      Purposes:

                                      1200 Smith Street, Suite 3100
                                      Houston, Texas 77002
                                      Telecopy No.: (713) 659-4811

                                      with a copy to:

                                      2121 San Jacinto, Suite 930
                                      Dallas, Texas 75201
                                      Telecopy No.: (214) 969-0260


                                      FIRST BANK NATIONAL ASSOCIATION


                                      By:________________________________
                                      Name:______________________________
                                      Title:_____________________________

                                      Address and Telecopy No. for Notice
                                      Purposes:

                                      601 Second Avenue South
                                      Minneapolis, Minnesota  55402-4302
                                      Telecopy No.:  (612) 973-0825

                                         FIRST INTERSTATE BANK OF TEXAS,
                                         N.A.



                                         By:________________________________
                                         Name:______________________________
                                         Title:_____________________________

                                         Address and Telecopy No. for Notice
                                         Purposes:

                                         1445 Ross Avenue, Suite 300
                                         Dallas, Texas  75202
                                         Telecopy No.:  (214) 740-1543


                                         CREDIT SUISSE


                                         By:________________________________
                                         Name:______________________________
                                         Title:_____________________________



                                         By:________________________________
                                         Name:______________________________
                                         Title:_____________________________

                                         Address and Telecopy No. for Notice
                                         Purposes:

                                         633 West Fifth Street
                                         64th Floor
                                         Los Angeles, CA  90071
                                         Attention:  Rita Asa
                                         Telecopy No.: (213) 955-8245

                                         with a copy to:

                                         1100 Louisiana, Suite 4750
                                         Houston, Texas  77002
                                         Telecopy No.:  (713) 751-0702

                                          THE FUJI BANK, LTD.


                                          By:________________________________
                                          Name:______________________________
                                          Title:_____________________________

                                          Address and Telecopy No. for Notice
                                          Purposes:

                                          1 Houston Center, Suite 4100
                                          1221 McKinney Street
                                          Houston, Texas 77010
                                          Telecopy No.: (713) 759-0048

                                          THE BANK OF TOKYO, LTD., DALLAS
                                          AGENCY

                                          By:________________________________
                                          Name:______________________________
                                          Title:_____________________________

                                          Address and Telecopy No. for Notice
                                          Purposes:

                                          2001 Ross Avenue, #3150
                                          Dallas, Texas 75201
                                          Telecopy No.: (214) 954-1007

                                          THE BANK OF NOVA SCOTIA

                                          By:________________________________
                                          Name:______________________________
                                          Title:_____________________________

                                          Address and Telecopy No. for Notice
                                          Purposes:

                                          600 Peachtree Street, N.E.
                                          Suite 2700
                                          Atlanta, Georgia 30308
                                          Telecopy No.: (404) 888-8998

                                           Telecopy No.:    (214) 508-0980

                                           THE BOATMEN'S NATIONAL BANK OF
                                             ST. LOUIS

                                           By:_______________________________
                                           Name:_____________________________
                                           Title:____________________________

                                           Address and Telecopy No. for Notice
                                             Purposes:

                                           800 Market Street
                                           St. Louis, Missouri 63101
                                           Telecopy No.: (314) 466-6499